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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on April 6, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Kite Realty Group Trust
(Exact Name of Registrant as Specified in Governing Instruments)

30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John A. Kite
Chief Executive Officer and President
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq. David W. Bonser, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Robert E. King, Jr., Esq. CLIFFORD CHANCE US LLP 200 Park Avenue New York, NY 10166-0153 (212) 878-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Shares, $.01 par value per share	$300,000,000	$38,010

(1)
Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion, dated April 6, 2004

PROSPECTUS

                           Shares

Kite Realty Group Trust

Common Shares

We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of neighborhood and community shopping centers. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2004.

This is our initial public offering. No public market currently exists for our common shares. We are selling all of the common shares offered by this prospectus. We currently expect the public offering price to be between $            and $            per share. We intend to apply to have our common shares listed on the New York Stock Exchange under the symbol "KRG."

Investing in our common shares involves risks. See "Risk Factors" beginning on page 16 of this prospectus for some risks regarding an investment in our common shares, including:

  •
  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense;

  •
  We expect to have approximately $135 million of consolidated indebtedness outstanding on a pro forma basis as of December 31, 2003, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth;

  •
  Our future developments, acquisitions and investment opportunities may not yield the returns we expect;

  •
  Cash generated from our operations may not be sufficient to make distributions to shareholders at expected levels;

  •
  A portion of the gross proceeds of this offering will be used to repay loans made to us by affiliates of two of the underwriters in this offering, which creates a potential conflict of interest because these underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive;

  •
  Our charter documents contain provisions that generally would prohibit any person from beneficially owning more than    % of our outstanding common shares (other than certain members of our management and their affiliated entities who have a special ownership limit of        %), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders; and

  •
  Failure of our company to qualify as a REIT would have serious adverse consequences for us and our shareholders.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional            common shares to cover over-allotments, if any.

At our request, the underwriters have reserved up to 5% of the common shares in this offering for sale at the public offering price to persons who are trustees, officers or employees or who are otherwise associated with our company through a directed share program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about            , 2004.

Joint Lead Managers
LEHMAN BROTHERS	WACHOVIA SECURITIES
Sole Book-Running Manager

                         , 2004.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

TABLE OF CONTENTS

SUMMARY
Overview
Our Competitive Advantages
Our Business and Growth Strategy
Summary Risk Factors
Our Properties
Structure and Formation of Our Company and Benefits to Related Parties
Restrictions on Ownership of Our Common Shares
Our Distribution Policy
Our Principal Office
Tax Status
The Offering
Summary Financial Data
RISK FACTORS
Risks Related to Our Operations
Risks Related to Our Organization and Structure
Risks Related to This Offering
Tax Risks
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Summary of Critical Accounting Policies and Estimates
Results of Operations
Liquidity and Capital Resources
Funds from Operations
Quantitative and Qualitative Disclosures About Market Risk
OUR BUSINESS AND PROPERTIES
Overview
Our Competitive Advantages
Company History and Our Operating Units
Our Business and Growth Strategy
Investment and Market Selection Process
Financing Strategy
Property Management and Leasing Strategy
Industry Background
Our Retail Properties

Our Commercial Properties
Tenant Diversification
Geographic Diversification
Lease Expiration
Individual Property Information
Pending Retail Transactions
Option Properties
Excluded Assets
Outstanding Indebtedness
Debt Obtained and Refinanced Since December 31, 2003
Competition
Offices
Legal Proceedings
Employees
MANAGEMENT
Executive Officers and Trustees
Corporate Governance Profile
Committees of the Board of Trustees
Compensation of Trustees
Compensation Committee Interlocks and Insider Participation
Executive Compensation
Employment Agreements
Equity and Benefit Plans
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Formation Transactions
Contribution Agreements and Tax Protection Agreement
Partnership Agreement
Employment Agreements
Option Agreements
Other Contracts with Affiliates
Other Benefits to Related Parties
STRUCTURE AND FORMATION OF OUR COMPANY
Our Operating Entities
Formation Transactions
Benefits to Related Parties
Determination of Offering Price
STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP
Management
Management Liability and Indemnification
Fiduciary Responsibilities
Transfers
Distributions
Allocation of Net Income and Net Loss
Redemption
Issuance of Additional Partnership Interests
Preemptive Rights
Amendment of Partnership Agreement
Tax Matters
Term
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
Investments in Real Estate or Interests in Real Estate
Investments in Mortgages
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Dispositions
Financing Policies
Lending Policies
Equity Capital Policies
Conflict of Interest Policy
Reporting Policies
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SHARES
General
Voting Rights of Common Shares
Dividends, Liquidation and Other Rights
Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares
Restrictions on Ownership and Transfer
Transfer Agent and Registrar
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
SHARES ELIGIBLE FOR FUTURE SALE
Rule 144
Rule 701
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Taxation and Qualification of Our Company as a REIT
Failure to Qualify as a REIT
Tax Aspects of Our Ownership of Interests in the Operating Partnership, Other Partnerships and Limited Liability Companies
Federal Income Tax Considerations for Holders of Our Common Shares
U.S. Taxation of Taxable U.S. Shareholders Generally
U.S. Taxation of Tax Exempt Shareholders
U.S. Taxation of Non-U.S. Shareholder's
Information Reporting and Backup Withholding Tax Applicable to Shareholders
Other Tax Consequences
Sunset of Reduced Tax Rate Provisions
Tax Shelter Reporting
Proposed Legislation
UNDERWRITING
Commissions and Expenses
Over-Allotment Option
Lock-up Agreements
Offering Price Determination
Indemnification
Discretionary Shares
Stabilization, Short Positions and Penalty Bids
Stamp Taxes
Directed Share Program
Electronic Distribution
Relationships
Notice to Canadian Residents
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

        Until                    , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

v

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business and Properties," "Investment Policies and Policies With Respect to Certain Activities" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include without limitation:

  •
  National and local economic conditions;

  •
  The ability of tenants to pay rent;

  •
  The competitive environment in which we operate;

  •
  Financing risks;

  •
  Acquisition, disposition, development and joint venture risks;

  •
  Potential environmental and other liabilities; and

  •
  Other factors affecting the real estate industry generally.

        For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see "Risk Factors" beginning on page 16. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

DEMOGRAPHIC DATA

        The demographic data included in this prospectus were derived from data published by Claritas, Inc.

SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us," and "our" mean Kite Realty Group Trust, Kite Realty Group, L.P. and their subsidiaries, including their predecessor companies. References to Kite Companies mean our predecessor businesses. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional            common shares, that the common shares to be sold in this offering are sold at $            per share, which is the midpoint of the range indicated on the front cover of this prospectus, and that the initial value of an operating partnership unit is equal to the public offering price of the common shares as set forth on the front cover of this prospectus.

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 18 operating retail properties totaling approximately 3.2 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties. Our initial portfolio consists of properties in Indiana, Florida, Texas, Washington, Oregon, New Jersey, Illinois and Georgia.

        We were formed in March 2004 to succeed to certain businesses of Kite Companies, a nationally recognized real estate owner and developer. Kite Companies was founded in 1960 by our Chairman, Al Kite, and since that time has grown from an interior construction company to a full-service, vertically integrated real estate development, construction and management company. Our subsidiary, KMI Realty Advisors, is a registered real estate investment advisor that provides investment advisory and program management services to pension funds and other institutional and corporate clients.

        Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and identify additional growth opportunities in the form of new developments and acquisitions. We believe that we will continue to source a significant volume of growth opportunities through the extensive network of tenant, corporate and institutional relationships that we have established over the last four decades. We plan to focus our new investments in the shopping center sector, but also may selectively pursue commercial development opportunities in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive risk adjusted returns.

        Our operating portfolio was approximately 93% leased as of December 31, 2003 to a diversified tenant base, with no single tenant accounting for more than 6% of our annualized base rent. Our neighborhood and community shopping centers built before 2002 were approximately 99% leased as of December 31, 2003. Our seven development properties that are expected to open during the remainder of 2004 were, in the aggregate, approximately 67% pre-leased as of March 31, 2004. We also have begun development of six additional retail properties that are expected to be completed in 2005. We believe that our development pipeline will be a significant source of our future growth.

        We are organized as a Maryland real estate investment trust. We will conduct substantially all of our business through Kite Realty Group, L.P., our operating partnership, which we will control as general partner. Upon completion of this offering and our other formation transactions, we will own an approximate    % interest in our operating partnership.

Our Competitive Advantages

        We believe that we distinguish ourselves as a developer and owner of neighborhood and community shopping centers on the basis of the following:

  •
  Vertically Integrated Development and Operating Platform. We are a vertically integrated real estate company with in-house capabilities and expertise in project design, development, leasing, construction and property management. We control all aspects of the development process, which improves our ability to deliver a quality product to our tenants on budget and on time. In addition, our construction expertise enables us to better identify and complete redevelopment and value-enhancing acquisition opportunities.

  •
  Proven Development Track Record. Since 1999, we have developed or redeveloped 29 properties in nine states totaling approximately 3.1 million square feet of space. Eleven of those properties are in our initial portfolio and 18 have been sold for gross proceeds of approximately $280 million.

  •
  Strong Development Pipeline. We are currently developing 12 retail properties in areas with favorable demographics that are projected to total approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). The estimated total project cost for these properties is approximately $114 million, of which approximately $37 million had been incurred as of December 31, 2003. In addition, we own interests in nine parcels of land at or near our properties that represent future retail and commercial development opportunities. The successful completion and lease-up of these properties is expected to be a significant source of growth for us over the next several years.

  •
  Strong Retailer Relationships. Our business is driven by retailer relationships. We have established relationships with nationally recognized retailers such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Publix, Staples, Michael's, Kohl's, Target and Wal-Mart. We have partnered with some of these retailers to identify attractive investments in new and existing markets. It is our experience that strong retailer relationships improve tenant retention and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

  •
  High Quality Operating Portfolio. Our retail operating portfolio is concentrated in areas with favorable demographics. The areas within a three-mile radius of our operating retail properties had a 2003 estimated average household income of approximately $73,000 and population growth of approximately 8.3% from 2000 through 2003. We have developed or redeveloped 15 of the 23 operating properties that will be in our initial portfolio. Our early stage involvement with these projects provides us with an in-depth knowledge of these properties that we believe enables us to maximize both the cash flow and value of these assets over the long term.

  •
  Seasoned and Committed Management Team. Our senior management team is comprised of Al Kite, our Chairman, John Kite, our Chief Executive Officer and President, Tom McGowan, our Executive Vice President of Development and Chief Operating Officer, and Dan Sink, our Senior Vice President and Chief Financial Officer. Each member of our senior management team has at least 15 years of experience in the real estate business. Al Kite, John Kite and Tom McGowan have worked together for ten years, and the entire senior management team has worked together for five years. In the past five years, Kite Companies, through its affiliates, has acquired or developed approximately 4.3 million square feet and managed more than 12 million square feet. Our senior management team is expected to collectively own a    % aggregate

    equity interest in our company on a fully diluted basis, which strongly aligns management's interests with those of our shareholders.

Our Business and Growth Strategy

        Our primary business objectives are to generate increasing cash flow, achieve sustainable long-term growth and maximize shareholder value primarily through the development, acquisition and operation of well-located community and neighborhood shopping centers. Our business strategy to achieve these objectives consists of several elements:

  •
  Capitalize on our development pipeline. We believe our extensive development pipeline creates substantial opportunities to increase cash flow and create long-term shareholder value. We believe that our vertically integrated platform allows us to achieve attractive risk-adjusted returns on our development projects while substantially mitigating the risks associated with ground-up development.

  •
  Acquire well-located, high-quality retail properties. We will continue to pursue acquisitions of well-located, high-quality community and neighborhood shopping centers. Through our relationships with retailers such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Publix, Staples, Michael's, Kohl's, Target and Wal-Mart and our extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria. We believe our recent and pending acquisition transactions demonstrate our ability to leverage our proprietary relationships to locate and acquire high-quality retail centers at attractive initial yields. We believe that when effectively marketed, actively managed and aggressively leased, our newly acquired properties will demonstrate improved operating performance and cash flow growth.

  •
  Maximize cash flow from our properties. We believe that our disciplined expense control, hands-on property management and targeted leasing program will enable us to maximize the operating performance at each of our properties. We perform regular property reviews to ensure optimal levels of occupancy and tenant retention. Currently, our near-term lease expiration exposure is minimal, with only 1.6% of our portfolio's square feet expiring in 2004 and no more than 7.3% of our portfolio's square feet expiring in any year through 2010.

  •
  Sell assets and recycle capital. Kite Companies has a demonstrated history of selling assets and reinvesting the proceeds in higher return acquisition, development and redevelopment opportunities. We review each of our assets on a regular basis, weighing its future potential growth against its current market value to determine the appropriate capital strategy for the asset. We believe this discipline maximizes investment returns over time and will lead to higher shareholder returns. Since 1999, Kite Companies has sold 43 properties (including 20 outlots and land parcels) for an aggregate price of approximately $355 million.

Summary Risk Factors

        You should carefully consider the matters discussed in the section entitled "Risk Factors" beginning on page 16 prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense;

  •
  The consideration given by us in exchange for the contribution of properties and other assets in our formation transactions may exceed their fair market value;

  •
  Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution;

  •
  Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally;

  •
  We expect to have approximately $135 million of consolidated indebtedness outstanding on a pro forma basis as of December 31, 2003, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth;

  •
  Failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance;

  •
  We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth;

  •
  Cash generated from our operations may not be sufficient to make distributions to shareholders at expected levels;

  •
  A portion of the gross proceeds of this offering will be used to repay loans made to us by affiliates of two of the underwriters in this offering, which creates a potential conflict of interest because these underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive;

  •
  Our charter documents contain provisions that generally would prohibit any person from beneficially owning more than    % of our outstanding common shares (other than the Kite family, as defined in our declaration of trust to include certain entities affiliated with one or more members of the Kite family, who have a special ownership limit of        %), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders;

  •
  Failure of our company to qualify as a REIT would have serious adverse consequences to us and our shareholders; and

  •
  We may be unable to sell properties when market conditions are most favorable because of limitations under the Internal Revenue Code on sales applicable to REITs, and because in connection with the formation transactions we have agreed to reimburse certain property contributors for all or a portion of the tax they would be required to pay if we dispose of certain properties in taxable transactions prior to December 31, 2016.

Our Properties

        The table below sets forth relevant information with respect to our retail operating portfolio as of December 31, 2003.

Operating Retail Properties

Property	Year Built/Renovated	Total GLA (1)	Owned GLA(1)	% Leased (2)	Major Tenants (3)
Florida:
International Speedway Square Daytona Beach, FL (4)	1999	233,901	220,901	98.3%	Stein Mart Bed Bath & Beyond Circuit City
Kings Lake Square Naples, FL	1986	85,497	85,497	97.5%	Publix Walgreens
Shops at Eagle Creek Naples, FL	1998	72,271	72,271	100%	Winn Dixie
Georgia:
Publix at Acworth (5) Acworth, GA (Atlanta MSA)	1996	69,628	69,628	100%	Publix CVS
Illinois:
Silver Glen Crossings (5) South Elgin, IL (Chicago MSA)	2002	138,212	132,663	83.9%	Dominick's (Safeway Inc.) MC Sports
Indiana:
Glendale Mall Indianapolis, IN	1958/2000	730,066	585,229	83.6%	L.S. Ayres Lowe's (6) Kerasotes Theatres
Stoney Creek Commons Phase I (7) Noblesville, IN (Indianapolis MSA)	2000	149,282	(7)	(7)	Lowe's (6)
Whitehall Pike Bloomington, IN	1999	128,997	128,997	100%	Lowe's
The Centre (4)(8) Carmel, IN (Indianapolis MSA)	1986	80,689	80,689	97.5%	Osco
The Corner Carmel, IN (Indianapolis MSA)	1984/2003	42,545	42,545	90.5%	Hancock Fabrics
50 S. Morton Franklin, IN (Indianapolis MSA)	1999	2,000	2,000	100%
New Jersey:
Ridge Plaza Shopping Center Oak Ridge, NJ	2002	115,112	115,112	85.8%	A&P CVS
Texas:
Plaza at Cedar Hill (5) Cedar Hill, TX (Dallas MSA)	2000	299,783	299,783	100%	Hobby Lobby Linens N' Things Marshall's
Preston Commons Frisco, TX (Dallas MSA)	2002	142,564	27,564	85.5%	Lowe's (6)
Cedar Hill Village (5) Cedar Hill, TX (Dallas MSA)	2002	139,144	44,314	93.4%	Ultimate Electronics JC Penney (6)
Burlington Coat (9) San Antonio, TX	1992/2000	107,400	107,400	100%	Burlington Coat Factory

Total/Weighted Average		2,537,091	2,014,593	92.4%

(1)
Owned GLA represents gross leasable area at the property that is owned by us. Total GLA includes Owned GLA, plus square footage attributable to non-owned outlot structures and non-owned anchor space.

(2)
Percent of Owned GLA (including square footage of non-owned structures on outlots that we ground lease to tenants) leased as of December 31, 2003.

(3)
Represents the three largest tenants that occupy at least 10,000 square feet of GLA at the property, including non-owned anchors.

(4)
This property is managed by a third party pursuant to a management contract. In the case of International Speedway Square, we perform all leasing services at this property.

(5)
We have entered into binding agreements to acquire these properties. We acquired Silver Glen Crossings on April 1, 2004. We expect to acquire the other three properties either before, concurrently with or shortly after completion of this offering. We cannot assure you that any of these transactions will be completed.

(6)
Non-owned anchor space.

(7)
We own four outlots on this property, three of which were ground leased to tenants as of December 31, 2003.

(8)
We own a 60% interest in this property through a joint venture with a third party that manages the property.

(9)
We do not own the land at this property. We have leased the land pursuant to a ground lease that expires in 2012. We have six five-year options to renew this lease and a right of first refusal to purchase the property.

        In addition to our retail properties, we also have developed, redeveloped and acquired selected commercial properties in the greater Indianapolis area. The table below sets forth relevant information with respect to our commercial operating portfolio as of December 31, 2003.

Operating Commercial Properties

Property	Type	Year Built/ Renovated	Net Rentable Area	% Leased (1)	Major Tenants (2)
Thirty South Indianapolis, IN	Office	1905-1929/2002	298,346	92.4%	Eli Lilly City Securities
Mid-America Clinical Labs Indianapolis, IN	Laboratory	1995/2002	100,000	100%	Mid-America Clinical Laboratories
PEN Products (3) Plainfield, IN (Indianapolis MSA)	Industrial	2003	85,875	100%	Indiana Dept. of Administration
Spring Mill Medical (4) Carmel, IN (Indianapolis MSA)	Office	1998/2002	61,452	100%	University Medical Diagnostic Associates Indiana Univ. Health Care Associates
Union Station Parking Garage Indianapolis, IN (5)	Garage	1986	(5)	(5)	(5)

Total/Weighted Average			545,673	95.8%

(1)
Percent of net rentable area, or NRA, leased as of December 31, 2003.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the NRA at the property.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements on the land at the end of the term at a previously negotiated purchase price.

(4)
We own a 50% interest in this property through a joint venture with one of the tenants at the property.

(5)
Union Station Parking Garage is a detached parking garage supporting Thirty South that includes 851 parking spaces.

        The table below sets forth relevant information with respect to our retail properties under development as of December 31, 2003, other than percent pre-leased, which is as of March 31, 2004.

Retail Properties Under Development

Property	Projected Total GLA (1)	Projected Owned GLA (1)	Projected Opening Date (2)	Total Estimated Project Cost	Cost Incurred	% Pre- Leased (3)	Major Tenants (4)
				($ in thousands)
Boulevard Crossing (5) Kokomo, IN	208,000	113,000	Feb-04	$12,680	$9,610	71.8%	Kohl's (6) TJ Maxx Petco
Circuit City Plaza (7) Coral Springs, FL (Ft. Lauderdale MSA)	436,000	46,000	Mar-04	7,090	3,155	87.8%	Wal-Mart (6) Lowe's (6) Circuit City
82nd & Otty (8) Clackamas, OR (Portland MSA)	155,000	10,000	Aug-04	1,991	164	73.6%	Wal-Mart (6)
50th & 12th Seattle, WA	14,500	14,500	Aug-04	5,275	3,837	100%	Walgreens
176th & Meridian Puyallup, WA (Seattle MSA)	14,560	14,560	Aug-04	4,675	—	100%	Walgreens
Cool Creek Commons (9) Westfield, IN (Indianapolis MSA)	138,200	126,000	Nov-04	20,013	6,265	55.3%	Stein Mart Fresh Market
Traders Point Indianapolis, IN	368,000	285,000	Nov-04	43,227	12,028	54.1%	Galyan's Marsh Bed Bath & Beyond
Weston Park Phase I (10) Carmel, IN (Indianapolis MSA)	12,200	(10)	Nov-04	1,962	897	(10)	(10)
Eagle Creek Phase II (11) Naples, FL	165,000	(11)	Jan-05	9,080	8,366	(11)	(11)
Greyhound Commons (12) Carmel, IN (Indianapolis MSA)	196,000	(12)	Feb-05	4,397	1,833	(12)
Red Bank Commons Evansville, IN	246,500	34,500	Apr-05	6,400	1,108	0%	Home Depot (6) Wal-Mart (6)
Martinsville Shops Martinsville, IN	11,000	11,000	May-05	1,197	800	0%
Traders Point II Indianapolis, IN	48,600	41,000	May-05	8,288	—	0%
Geist Pavilion Fishers, IN (Indianapolis MSA)	38,000	38,000	Aug-05	7,747	1,463	3.2%

Total	2,051,560	733,560		$134,022	$49,526

(1)
Projected Owned GLA represents gross leasable area at the property that is expected to be owned by us. Projected Total GLA includes Projected Owned GLA, plus square footage attributable to projected non-owned outlot structures, and non-owned anchor space that is existing or under construction.

(2)
Represents date that first tenant is projected to open for business.

(3)
Percent of Projected Owned GLA pre-leased as of March 31, 2004.

(4)
Represents the three largest retail tenants that will occupy at least 10,000 square feet of GLA at the property, including non-owned anchors.

(5)
This property became an operating property in February 2004.

(6)
Non-owned anchor space.

(7)
This property became an operating property in March 2004.

(8)
We do not own the land at this property. We have leased the land pursuant to two ground leases that expire in 2017. We have six five-year options to renew this lease. We have ground leased an outlot to Krispy Kreme, which will contain a non-owned structure of approximately 5,000 square feet.

(9)
We also have ground leased an outlot to National City Bank, which will contain a non-owned structure of approximately 3,500 square feet.

(10)
Weston Park Phase I consists of three outlots. As of March 31, 2004, one outlot was leased to Bank of Indianapolis and one outlot was leased to National City Bank.

(11)
We anticipate leasing the ground at this property, which is adjacent to our Shops at Eagle Creek property, to a big box retailer.

(12)
Greyhound Commons consists of four outlots, none of which was leased as of March 31, 2004. We are negotiating leases for these outlots with several prospective tenants and currently have entered into letters of intent for two of these outlots.

        The table below sets forth relevant information with respect to our commercial property under development as of December 31, 2003, other than percent pre-leased, which is as of March 31, 2004.

Commercial Property Under Development

Property	Type	Projected Owned NRA	Projected Opening Date	Total Est. Project Cost	Cost Incurred	% Pre- Leased (1)	Major Tenants (2)
				($ in thousands)
Indiana State Motor Pool (3) Indianapolis, IN	Industrial	115,000	Nov-04	$4,941	$80	100%	Indiana Dept. of Administration

(1)
Percent NRA pre-leased as of March 31, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the property's NRA.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements on the land at the end of the term at a previously negotiated purchase price.

Structure and Formation of Our Company and Benefits to Related Parties

  Our Operating Partnership

        Following the completion of this offering and our other formation transactions, substantially all of our assets will be held by, and our operations conducted by, our operating partnership. We will contribute the proceeds of this offering to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in this offering. We will acquire additional units in our operating partnership in exchange for the contribution of the interests in the service companies as described below that we acquire as part of the formation transactions. Messrs. Al Kite, John Kite, Paul Kite and Tom McGowan (whom we refer to herein as the Principals) and certain of our executive officers and other individuals and entities that will contribute interests in the properties or the property entities will own the remaining units and be limited partners of our operating partnership. We will control the operating partnership as general partner and as the owner of approximately    % of the interests in the operating partnership.

  Our Service Companies

        Each of Kite Development Corporation, Kite Construction and KMI Realty Advisors, which we refer to as the Service Companies, will merge with and into newly formed companies that are wholly owned by us immediately prior to the completion of this offering, with certain of the Principals receiving our common shares in exchange for their interests in the Service Companies. We will contribute the interests in the successor Service Companies to our operating partnership in exchange for a number of units in our operating partnership equal to the number of common shares issued to the Principals in these merger transactions.

  Formation Transactions

        Each asset that we will acquire at the completion of this offering currently is or will be owned by a corporation, partnership or limited liability company. The current direct or indirect investors in these entities include the Principals, certain of our executive officers and private investors who are not affiliated with Kite Companies.

        As part of our formation transactions:

  •
  We will sell            common shares in this offering and an additional            common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a like number of units in the operating partnership.

  •
  Pursuant to separate contribution agreements, the Principals, certain of our executive officers and other individuals will contribute their direct or indirect interests in certain of the property entities to our operating partnership in exchange for an aggregate of            operating partnership units (with an initial aggregate value of approximately $            million).

  •
  In connection with the foregoing contributions, we will enter into an agreement with the Principals and Ken Kite (brother of Al Kite and uncle of John Kite and Paul Kite) that indemnifies them with respect to certain tax liabilities under certain circumstances as a result of a sale by us of certain properties or a paydown of mortgage debt secured by certain properties.

  •
  Pursuant to separate merger agreements, the Service Companies will merge with and into our newly formed limited liability company subsidiaries and the shareholders of the Service Companies (each of whom is a Principal) will receive an aggregate of            common shares in the mergers; we will contribute all of our interests in the successor Service Companies to our operating partnership in exchange for a like number of operating partnership units.

  •
  In connection with the foregoing transactions, we will assume approximately $197 million of consolidated mortgage and other indebtedness, including approximately $9 million of debt owed to an affiliate controlled by the Principals.

  •
  Pursuant to purchase agreements with third parties, we will acquire additional interests in nine of the property entities for an aggregate of approximately $12 million in cash, and as a result we will assume mortgage and other indebtedness of these entities of approximately $54 million.

  •
  Our operating partnership intends to enter into a revolving credit facility concurrently with or shortly after the completion of this offering, which facility will be used primarily to finance future property development and acquisition activities.

  •
  We expect that our operating partnership will use a portion of the net proceeds of this offering to repay approximately $121 million of existing indebtedness, including prepayment penalties, exit fees and defeasance costs, consisting of the following:

  •
  $60.8 million to third party lenders (other than Lehman Brothers and Wachovia Securities and their affiliates);

  •
  $21.1 million to affiliates of Lehman Brothers;

  •
  $30.6 million to affiliates of Wachovia Securities; and

  •
  $9.0 million to an affiliate controlled by the Principals.

  •
  Many of the current employees of Kite Companies will become employees of our operating partnership and/or our Service Companies.

  •
  We will enter into option agreements with certain of the Principals under which we will have the right to acquire their interests in three additional properties, subject to certain conditions. We also will enter into development, construction, management and/or leasing agreements with respect to these properties.

  Benefits to Related Parties

        The Principals and certain of our executive officers and other individuals will contribute their direct or indirect interests in the property entities and other specified assets to our operating partnership in exchange for operating partnership units and the assumption of certain liabilities. Certain of the Principals also will receive common shares in exchange for their interests in the Service Companies, which we will acquire through merger transactions.

        Under their respective contribution agreements and the Service Company merger agreements, as applicable:

  •
  Al Kite and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  John Kite and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Paul Kite (son of Al Kite and brother of John Kite) and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Tom McGowan and related entities will receive            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our senior management team and related entities will receive            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis); and

  •
  Ken Kite will receive            operating partnership units (with a value of approximately $2.0 million, representing a            % beneficial interest in our company on a fully diluted basis).

        In addition, we will assume and repay approximately $9.0 million of existing indebtedness due to an affiliate controlled by the Principals.

        We expect to cause any personal guaranties previously made by the Principals with respect to the properties and other assets being contributed to us (including any loans relating thereto) to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the Principal(s) with respect to any loss incurred pursuant to such guaranty.

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 42% of our annualized base rent in the aggregate on a pro forma basis as of December 31, 2003.

        We also have agreed with the Principals and Ken Kite to limit the aggregate gain that they would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that were deferred in connection with the formation transactions.

        We intend to enter into employment agreements with our executive officers and certain other members of our senior management team providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances.

        The following diagram depicts our expected ownership structure upon completion of this offering and our other formation transactions:

Public Shareholders
Principals and Related Parties
_%
_%
Kite Realty Group Trust (REIT)
_%
Principals and Other Limited Partners
_%
Kite Realty Group, L.P. (Operating Partnership)
Real Estate Assets
Service Companies

        Upon completion of this offering and our other formation transactions, we expect to own an approximate            % ownership interest in our operating partnership and the Principals and other limited partners will own an approximate            % ownership interest in our operating partnership. The Principals also will own an approximate            % ownership interest in us. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate            % ownership interest in our operating partnership, the Principals and other limited partners will own an approximate

% ownership interest in our operating partnership, and the Principals will own an approximate            % ownership interest in us.

Restrictions on Ownership of Our Common Shares

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and for strategic reasons, our declaration of trust generally prohibits any shareholder from actually or constructively owning more than    % of our outstanding common shares. We have established a special ownership limit of    % for the Kite family. Any acquisition of our common shares in violation of this ownership restriction or certain other ownership restrictions contained in our declaration of trust will be void ab initio, will result in automatic transfers of our common shares to a charitable trust and the prohibited transferee will not acquire any right of our interest in the common shares transferred. Our board may, in its sole discretion, waive the ownership limits and restrictions with respect to certain shareholders if, among other things, our board is presented with evidence satisfactory to it that the ownership in excess of the ownership limit will not then or in the future jeopardize our status as a REIT or subject us to tax.

Our Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including capital gains) to our shareholders. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. See "Distribution Policy." Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors" beginning on page 16.

Our Principal Office

        Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204. Our telephone number is (317) 577-5600. Our web address is www.            .com. The information on our web site does not constitute a part of this prospectus.

Tax Status

        We intend to elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates even if we distribute our income. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property, and certain of our subsidiaries that will be "taxable REIT subsidiaries" will be subject to federal, state and local income taxes.

The Offering

Common shares offered
Common shares outstanding after this offering	(1)
Common shares and operating partnership units outstanding after this offering	(1)(2)
Use of proceeds	We intend to use the net proceeds of this offering of approximately $ million (after taking into account approximately $ million of estimated expenses) to:
	•	prepay outstanding indebtedness secured by 13 of our properties;
	•	repay our credit facility;
	•	repay existing indebtedness due to an affiliate controlled by the Principals that we will assume;
	•	acquire interests in nine properties from our joint venture partners;
	•	acquire three properties that are under contract; and
	•	for general working capital purposes, including the acquisition and development of additional properties.
Risk Factors	See "Risk Factors" beginning on page 16 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.
Proposed New York Stock Exchange symbol	KRG

(1)
Includes        restricted shares to be granted by us concurrently with this offering to our newly appointed non-employee trustees with an aggregate value of $            . Excludes            shares issuable upon exercise of the underwriters' over-allotment option and            shares issuable upon exercise of options granted under our equity incentive plan concurrently with this offering. Also excludes            additional shares that may be issued in the future under our equity incentive plan.

(2)
Includes            operating partnership units expected to be issued in connection with our formation transactions that may, subject to certain limitations, be exchanged for cash or, at our option, our common shares on a one-for-one basis.

Summary Financial Data

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the year ended December 31, 2003 as if this offering and our other formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if this offering and our other formation transactions had occurred on December 31, 2003. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

        Per share data is reflected only for the pro forma information. Per share data is not relevant for the historical combined financial statements of our predecessor since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following summary historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from our audited financial statements contained elsewhere in this prospectus, which have been audited by Ernst & Young, LLP.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

	Year ended December 31,
	Pro forma 2003	2003	2002	2001
	($ in thousands, except per share data)
Operating Data
Revenues
Rental related revenue	$34,009	$12,756	$6,152	$2,179
Construction, service fees and other	15,002	15,002	22,445	8,585

Total revenue	49,011	27,758	28,597	10,764
Expenses
Property operating	8,632	3,497	2,052	190
Real estate taxes	3,393	1,207	623	57
General and administrative	5,520	3,020	1,987	1,081
Cost of construction and services	11,537	11,537	19,509	6,437
Depreciation and amortization	10,383	2,893	1,306	360
Interest expense	6,269	4,207	2,285	1,249

Total expenses	45,734	26,361	27,762	9,374
Income in unconsolidated entities and other	1,906	348	1,547	210

Income of the operating partnership	5,183	1,745	2,382	1,600
Limited partners interest in the operating partnership	1,721	—	—	—

Net income	$3,462	$1,745	$2,382	$1,600

Net income per share	$.20	—	—	—

Weighted average shares outstanding		—	—	—

	As of December 31,
	Pro forma 2003	2003	2002	2001
Balance Sheet Data
Investment property, net	$291,276	$149,346	$54,022	$36,673
Cash and cash equivalents	71,598	2,189	3,493	1,200
Total assets	398,988	171,469	71,368	49,163
Mortgage and other indebtedness	135,166	141,498	58,711	40,540
Total liabilities	164,964	164,640	70,954	49,581
Limited partners interest in the operating partnership	77,696	—	—	—
Shareholders' equity (deficit)	156,328	6,829	414	(418)
Total liabilities and shareholders' equity (deficit)	$398,988	$171,469	$71,368	$49,163

Other Data
Number of operating properties	21	17	13	8
Total owned gross leasable area/net rentable area	2,560,266	2,013,878	1,655,123	1,167,761
Number of development properties	13	13	3	7
Total owned gross leasable area/net rentable area	793,000	793,000	140,500	527,862

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our shareholders.

Risks Related to Our Operations

We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense.

        We are currently in a period of rapid growth. Since 1999, we have acquired 14 properties containing approximately 2.2 million square feet of gross leasable area for an aggregate purchase price of approximately $100 million, including over 1.0 million square feet that we have substantially redeveloped. We have entered into agreements to purchase three additional operating properties containing approximately 415,000 square feet that we expect to acquire shortly before or after the completion of this offering for an anticipated aggregate cost of approximately $55 million, as described under the heading "Our Business and Properties—Pending Retail Transactions" on page 65 of this prospectus. Since 1999, we have developed from the ground up properties containing approximately 2.0 million square feet of gross leasable area and are currently developing 13 additional properties projected to contain approximately 1.5 million square feet (including non-owned anchor space) that are scheduled to be completed within the next 18 months.

        As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. As we develop or acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, acquisitions or developments may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

The consideration given by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these assets.

        We did not obtain third-party appraisals of the properties or other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in the formation transactions, or any independent third-party valuations or fairness opinions in connection with the formation transactions. The value of the units or shares that we will issue in exchange for contributed property interests and other assets will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares was determined in consultation with the underwriters. Among the factors that were considered are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. As a result, the consideration to be given by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of these properties and other assets.

Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution.

        We expect to develop and/or acquire a number of real estate properties in the near future. Although we generally have described our investment and market selection process in the "Our Business and Properties—Investment and Market Selection Process" section beginning on page 50, you ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies we may develop or acquire in the future. New developments are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. In addition, if a project is delayed, certain tenants may have the right to terminate their leases. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular property, we made certain assumptions regarding the expected future performance of that property. If a number of these new properties do not perform as expected, our financial performance will be adversely affected. In addition, the issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders.

Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally.

        We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased Internet shopping, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. In addition, 56% of our initial retail operating and development square footage and 100% of our initial commercial operating and development square footage are located in Indiana, which exposes us to greater economic risks than if we owned properties in numerous geographic regions. Any adverse economic or real estate developments in Indiana and the surrounding region or any of the markets in which we operate, or any decrease in demand for retail space resulting from the local regulatory environment, business climate or fiscal problems, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to you.

        Moreover, because our portfolio of properties consists primarily of community and neighborhood shopping centers, a decrease in the demand for retail space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been and could be adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing consumer purchases through catalogues or the Internet. To the extent that any of these conditions occur, they are likely to affect market rents for retail space and could harm our business.

We expect to have approximately $135 million of consolidated indebtedness outstanding on a pro forma basis as of December 31, 2003, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth.

        Required repayments of debt and related interest can adversely affect our operating performance. We expect to have approximately $135 million of consolidated outstanding indebtedness on a pro forma basis as of December 31, 2003. Approximately $34 million of this debt will bear interest at a variable rate. Interest rates are currently at historic lows and may increase significantly. Failure to hedge effectively against interest rate changes may adversely affect results of operations. If our interest expense increased significantly, it would adversely affect our results of operations.

        We also intend to incur additional debt in connection with future developments and acquisitions of properties. We may borrow new funds to develop or acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we develop or acquire. We also may borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

        Our substantial debt may harm our business and operating results by:

  •
  requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

  •
  making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

  •
  limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

        In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity) or obtain permanent financing on development projects we financed with construction loans or mezzanine debt, and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations.

Failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance.

        Our performance depends on our ability to collect rent from tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew a number of leases upon expiration, fail to make rental payments when due under a number of leases, close a number of stores or declare bankruptcy. Any of these actions could result in the termination of the tenant's leases and the loss of rental income attributable to the terminated leases. In addition, lease terminations by a major tenant or non-owned anchor or a failure by that major tenant or non-owned anchor to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. The occurrence of any of the situations described above, particularly if it involves a substantial tenant or non-owned anchor with leases in multiple locations, could seriously harm our performance. As of December 31, 2003, our largest tenants were

Mid-America Clinical Labs, Eli Lilly and Lowe's, the scheduled annualized base rents for which represented 5.9%, 5.6% and 3.5%, respectively, of our total annualized base rents.

We may be unable to collect balances due from any tenants in bankruptcy.

        We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners' financial condition and any disputes that may arise between us and our joint venture partners.

        After this offering we will own two of our properties through joint ventures and in the future we may co-invest with third parties through joint ventures. We are not in a position to exercise sole decision-making authority regarding the properties owned through joint ventures. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their share of required capital contributions. Joint venture partners may have business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments also may have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Any disputes that may arise between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party joint venture partners.

Adverse market conditions may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our business.

        The economic performance and value of our real estate assets is subject to all of the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our properties currently are located in eight states, with over half located in Indiana. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may affect the ability of our tenants to make lease payments. If our properties do not generate sufficient income to meet our operating expenses, our income and results of operations would be significantly harmed.

We face significant competition, which may impede our ability to renew leases or re-let space as leases expire, require us to undertake unbudgeted capital improvements, or impede our ability to make future developments or acquisitions or increase the cost of these developments or acquisitions.

        We compete with numerous developers, owners and operators for development and acquisitions of retail shopping centers, including institutional investors, other REITs and other owner-operators of community and neighborhood shopping centers, some of which own or may in the future own properties similar to ours in the same submarkets in which our properties are located, but which have greater capital resources. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected. In addition, increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements we undertake may reduce cash available for distributions to shareholders.

        We also face significant competition for development and acquisitions opportunities. Many other competitors have greater financial resources than us and a greater ability to borrow funds to acquire properties. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing acquisition costs and/or reducing the rents we can charge and, as a result, adversely affecting our operating results. The current market for acquisitions is extremely competitive.

We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth.

        A central part of our business strategy is expansion through development projects and acquisitions, which requires us to identify suitable development or acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our development or acquisition criteria or in completing developments, acquisitions or investments on satisfactory terms. Failure to identify or complete developments or acquisitions could slow our growth, which could in turn adversely affect our operations.

Redevelopment activities may be delayed or otherwise may not perform as expected.

        We expect to redevelop certain of our properties in the future. In connection with any redevelopment of our properties, we will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and make a project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable us to pay operating expenses or earn the targeted rate of return on investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In addition, consents may be required from various tenants in order to redevelop a center. In case of an unsuccessful redevelopment project, our loss could exceed our investment in the project.

We may not be able to sell properties when appropriate.

        Real estate property investments generally cannot be sold quickly. In connection with the contribution by the Principals of properties to our operating partnership, we have entered into an agreement that restricts our ability, prior to December 31, 2016, to dispose of six of our properties in taxable transactions following the closing of this offering and limits the amount of gain we can trigger with respect to certain other properties without incurring reimbursement obligations owed to certain limited partners. Also, the tax laws applicable to REITs require that we hold our properties for investment, rather than sale in the ordinary course of business, which may restrict our ability to dispose of properties that we otherwise would sell. Therefore, we may be unable to vary our portfolio promptly in response to market conditions, which may adversely affect our financial position. In addition, we will be subject to income taxes on gains from the sale of any properties owned by any taxable REIT subsidiary.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

        Our ability to make expected distributions to our shareholders depends on our ability to generate substantial revenues from our properties. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

  •
  local oversupply, increased competition or reduction in demand for space;

  •
  inability to collect rent from tenants;

  •
  vacancies or our inability to rent space on favorable terms;

  •
  inability to finance property development, tenant improvements and acquisitions on favorable terms;

  •
  increased operating costs, including insurance premiums, utilities and real estate taxes;

  •
  costs of complying with changes in governmental regulations;

  •
  the relative illiquidity of real estate investments;

  •
  changing demographics; and

  •
  changing traffic patterns.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

Potential losses may not be covered by insurance.

        We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the properties in our portfolio. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God, and, in some cases, flooding. Some of our policies, such as those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

        Our existing properties and any properties we develop or acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

We could incur significant costs related to government regulation and environmental matters.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, we are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

Risks Related to Our Organization and Structure

Our charter documents contain provisions that generally would prohibit any person from beneficially owning more than    % of our outstanding common shares (other than the Kite family, as defined in our declaration of trust to include certain entities affiliated with one or more members of the Kite family, who have a special ownership limit of        %), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.

        Upon completion of this offering, our organizational documents will contain provisions that may have an anti-takeover effect and inhibit a change in our management.

  (1)
  There are ownership limits and restrictions on transferability in our declaration of trust. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to satisfy this requirement and for anti-takeover reasons, subject to some exceptions, our declaration of trust prohibits any shareholder (other than an exempted holder, as defined in our declaration of trust) from owning actually or constructively more than    % of the value or number of our outstanding shares. We have established an exempted holder limit of     % for the Kite family, defined in the declaration of trust to include certain entities owned in whole or in part by one or more members of the Kite family. Our board of trustees may exempt a person who is not an individual for tax purposes from the    % ownership limit if the board determines, in its sole discretion, that exceeding the    % ownership limit as to any proposed transferee would not jeopardize our qualification as a REIT. In addition, our declaration of trust contains certain other ownership restrictions intended to prevent us from earning income from related parties if such income would cause us to fail to comply with the REIT gross income requirements. These restrictions may:

    •
    discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

      •
      compel a shareholder who had acquired more than    % of our shares to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common shares in violation of these ownership restrictions will be void ab initio and will result in automatic transfers of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

  (2)
  Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us. Upon completion of this offering, our declaration of trust will permit our board of trustees to issue up to 20,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

  (3)
  Our declaration of trust and bylaws contain other possible anti-takeover provisions. Upon completion of this offering, our declaration of trust and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals and our board of trustee's power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

  •
  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations; and

  •
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        We have opted out of these provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Business Combinations," beginning on page 102 and "—Control Share Acquisitions," on page 103.

Our management has no experience operating a REIT or a public company.

        We have no operating history as a REIT or a public company. Our board of trustees and executive officers will have overall responsibility for our management and, while certain of our officers and trustees have extensive experience in real estate marketing, development, management, finance and law, none of our executive officers have prior experience in operating a business in accordance with the Internal Revenue Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to shareholders.

Certain officers and trustees may have interests that conflict with the interests of shareholders.

        Certain of our officers and members of our board of trustees own limited partnership units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our operating partnership, such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unitholders may influence our decisions affecting these properties.

The Principals have outside business interests that could require time and attention.

        The Principals will continue to own interests in properties that are not being contributed to our company. These properties include various outlots and interests in buildings that are held for sale, a 243-room Indianapolis luxury hotel and condominium development, that is 64% owned by the Principals and is planned for 2006 delivery, and Kite, Inc., a full service self-performing interior construction company, that is 100% owned by the Principals. In some cases, one or more of the Principals or their affiliates will have certain management and fiduciary obligations that may conflict with such person's responsibilities as an officer or trustee of our company and may adversely affect our operations.

We depend on external capital.

        To qualify as a REIT, we will be required to distribute to our shareholders each year at least 90% of our net taxable income excluding net capital gains. In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for property development and acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, our declaration of trust and bylaws will require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, your ability to recover damages from such trustee or officer will be limited.

You have limited control as a shareholder to prevent us from making any changes to our policies that you believe could harm our business, prospects, operating results or share price.

        Our board of trustees has adopted policies with respect to certain activities. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

Risks Related to This Offering

There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Prior to this offering, there has not been a public market for any class of our common shares. An active trading market for our common shares may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

        The stock markets, including The New York Stock Exchange, on which we intend to apply to list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our operating performance and the performance of other similar companies;

  •
  actual or anticipated differences in our quarterly operating results;

  •
  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or our industry by securities analysts;

  •
  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments that adversely affect us or our industry;

  •
  speculation in the press or investment community;

  •
  actions by institutional shareholders;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market conditions, including factors unrelated to our performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

        If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding approximately            common shares. Of these shares, the            shares sold in this offering will be freely tradable, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act,            additional common shares will be available for sale in the public market            days after the date of this prospectus and            additional common shares will be available for sale in the public market 270 days after the date of this prospectus following the expiration of lock-up agreements between our executive officers and trustees, on the one hand, and the underwriters, on the other hand. The representatives of the underwriters may release these shareholders from their 270-day lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

If you invest in this offering, you will experience immediate and substantial dilution.

        We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $            in the book value per common share. This means that investors who purchase shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities.

        Moreover, to the extent that outstanding options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution.

Affiliates of our underwriters will receive benefits in connection with this offering.

        In connection with this offering and the formation transactions, affiliates of Lehman Brothers Inc. and Wachovia Securities, two of the underwriters in this offering, will receive benefits from this offering and the formation transactions in addition to customary underwriting discounts, financial advisory fees and commissions, reimbursement of certain expenses and indemnification for certain liabilities. These benefits consist of the repayment of loans made to us prior to this offering aggregating approximately $52 million. Additionally, several of our underwriters are also expected to be lenders under a senior secured revolving credit facility that we expect to enter into upon the completion of this offering. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive.

Cash generated from our operations may not be sufficient to make distributions to shareholders at expected levels.

        Our estimated initial annual distributions for the 12 months ending            , 2005 represent approximately    % of our estimated initial cash available for distribution for the same period as

calculated in "Distribution Policy," beginning on page 30. We expect    % of these distributions will represent a return of capital during the tax period ending December 31, 2004. We expect that the percentage of our distributions representing a return of capital will decrease substantially thereafter. Accordingly, we may be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution as calculated in "Distribution Policy." If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distribution, or reduce the amount of such distribution. In the event the underwriters' over-allotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distribution out of cash from our operations may be further adversely affected.

Tax Risks

Failure of our company to qualify as a REIT would have serious adverse consequences to us and our shareholders.

        We intend to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004, and we plan to operate so that we can meet the requirements for taxation as a REIT. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our shareholders with respect to each year at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold substantially all of our assets through the operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

        If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. As a taxable corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the IRS were to grant us relief under certain statutory provisions. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This likely would have a significant adverse effect on our earnings and the value of our securities. In addition, we would no longer be required to pay any distributions to shareholders.

We will pay some taxes even if we qualify as a REIT.

        Even if we qualify as a REIT for federal income tax purposes, we will be required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income (including capital gains). Moreover, if we have net income from "prohibited transactions," that income will be subject to a 100%

tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we will undertake sales of assets that become inconsistent with our long-term strategic or return objectives, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. The need to avoid prohibited transactions could cause us to forego or defer sales of properties that our predecessors otherwise would have sold or that it might otherwise be in our best interest to sell. In addition, any net taxable income earned directly by our taxable REIT subsidiaries will be subject to federal and state corporate income tax. We will elect to treat KMI Realty Advisors as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders.

The lower tax rate on certain dividends from non-REIT "C" corporations may cause investors to prefer to hold stock in non-REIT "C" corporations.

        While corporate dividends have traditionally been taxed at ordinary income rates, the maximum tax rate on certain corporate dividends received by individuals through December 31, 2008, has been reduced from 35% to 15%. This change has reduced substantially the so-called "double taxation" (that is, taxation at both the corporate and shareholder levels) that had generally applied to non-REIT "C" corporations but not to REITs. Generally, dividends from REITs do not qualify for the dividend tax reduction because REITs generally do not pay corporate level tax on income that they distribute currently to shareholders. REIT dividends are not eligible for the lower capital gains rates, except in limited circumstances where the dividends are attributable to income that has been subject to corporate-level tax. The application of capital gains rates to non-REIT "C" corporation dividends could cause individual investors to view stock in non-REIT "C" corporations as more attractive than shares in REITs, which may negatively affect the value of our shares. It is not possible to predict what effect, if any, the reduction in the tax rate on certain non-REIT dividends may have on the value of our shares, either in terms of price or relative to other potential investments.

USE OF PROCEEDS

        The net cash proceeds to us from this offering, after payment of all estimated expenses of this offering, are estimated to be approximately $             million (including $         million of offering expenses). We will contribute the proceeds of this offering to our operating partnership in exchange for units of limited partnership interest.

  •
  We will use approximately $91 million of the net proceeds to prepay outstanding indebtedness, including prepayment penalties, secured by 13 of our properties:

  •
  Glendale Mall ($29.4 million);

  •
  Ridge Plaza ($17.5 million);

  •
  Mid-America Clinical Labs ($13.3 million);

  •
  Kings Lake Square ($9.0 million);

  •
  Shops at Eagle Creek ($5.6 million);

  •
  PEN Products ($5.4 million); and

  •
  Weston Park Phase I ($3.4 million);

  •
  Union Station Parking Garage ($2.3 million);

  •
  Stoney Creek Commons Phase I ($2.2 million);

  •
  Frisco Bridges ($1.2 million);

  •
  Burlington Coat ($1.1 million);

  •
  50 S. Morton ($0.5 million); and

  •
  Greyhound Commons ($0.1 million).

  •
  We will use approximately $27 million of the net proceeds to acquire three properties net of debt assumed that are under contract for a total purchase price of $54.7 million.

  •
  We will use approximately $21 million of the net proceeds to repay our credit facility provided by Lehman Brothers.

  •
  We will use approximately $12 million of the net proceeds to acquire interests in nine properties from our joint venture partners.

  •
  We will use approximately $9 million of the net proceeds to repay existing indebtedness due to an affiliate controlled by the Principals that we will assume in connection with the formation transactions.

  •
  We will use approximately $250,000 of the net proceeds to repay a subordinated loan secured by our partnership interests in Spring Mill Medical.

  •
  We will use approximately $            million of the net proceeds for general working capital purposes, including the acquisition and development of additional properties.

        If the underwriters' over-allotment option to purchase            shares is exercised in full, we will receive additional net proceeds of approximately $     million. We will contribute the proceeds from the exercise of the over-allotment to our operating partnership in exchange for units of limited partnership interest. We will use these additional proceeds to fund future acquisitions and development.

DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of our common shares. We intend to pay a pro rata initial distribution on our common shares with respect to the period commencing on the completion of this offering and ending            , 2004, based on a distribution of $            per share for a full quarter. On an annualized basis, this would be $            per share, or an annual distribution rate of approximately    % based on the initial public offering price of $            per share, which is the midpoint of the range indicated on the cover page of this prospectus. We estimate that this initial annual rate of distribution will represent approximately            % of our estimated cash available for distribution to our common shareholders for the 12 months ending                       , 2005. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which we believe will increase our cash available for distribution, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution, we expect to borrow to fund such shortfall. In estimating our cash available for distribution to common shareholders, we have made certain assumptions as reflected in the table and footnotes below, including no net increases in rent for existing leases in our portfolio after 2005, as well as assumptions as to the amount of our recurring capital expenditures. You should read this discussion and the information set forth in the table and footnotes below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," beginning on page 41, and the financial statements and related notes beginning on page F-1 of this prospectus.

        We do not intend our estimate of cash available for distribution to our common shareholders for the 12 months ending                       , 2005 to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting our estimated initial annual distribution amount. Our estimate of cash available for distribution to our common shareholders should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity. We cannot assure you that our estimate of cash available for distribution to our common shareholders will prove accurate, and actual distributions may be different from the estimated distributions.

        We intend to maintain our initial distribution rate for the twelve-month period following completion of this offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend to reduce the estimated initial distribution per share if the underwriters' over-allotment option with respect to this offering is exercised; however, this could require us to pay a larger portion of this distribution from the net proceeds of this offering or borrow additional funds. We have estimated our initial annual distribution rate only for the twelve-month period following completion of this offering, and we have not estimated the distribution to be paid beyond this period. If we use working capital or borrowings to fund these distributions, this will reduce our cash available for distribution and the availability of debt for other purposes, which could negatively affect our financial condition, our results of operations and our ability to expand our business and fund our growth initiatives.

        We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or, if made, that any such distributions will be sustained. Any distributions made by us will be authorized and determined by our board of trustees out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law, our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see "Risk Factors." If our properties do not generate sufficient cash flow to allow cash to be distributed to us, we will be required either to fund distributions from working capital or borrowings, or to reduce such distributions.

        The Internal Revenue Code requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see "Material United States Federal Income Tax Considerations," beginning on page 107. To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our shareholders will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our shareholders in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

        The following table describes our pro forma net income available for distribution to our shareholders for the 12 months ended                       , 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to our common shareholders for the 12 months ending                       , 2005.

Pro forma income available to our common shareholders for the 12 months ended , 2004		$
Add:	Limited partners' interest
Pro forma income before minority interest for the 12 months ended , 2004
Add:	Pro forma depreciation and amortization
Add:	Pro forma depreciation related to unconsolidated entities
Add:	Net increases in contractual rent income (1)
Less:	Net decreases in contractual rent income due to lease expirations, assuming no renewals (2)
Less: Net effect of straightlining rents (3)
Add:	Amortization of deferred debt financing costs
Add:	Seller lease payment guarantees
Estimated cash flow from operating activities for the 12 months ended , 2004
Estimated cash flows used in investing activities:
Less:	Estimated annual recurring tenant improvements and leasing commissions
Less:	Estimated annual recurring capital expenditures
Estimated cash flows used in financing activities:
Less:	Estimated cash flows in investing activities—scheduled principal payments
Estimated cash available for distribution for the 12 months ending , 2005
Minority interest's share of estimated cash available for distributions
Our share of estimated cash available for distributions
Estimated initial annual distribution
	Payout ratio based on estimated cash available for distribution to shareholders		%

(1)
Represents the net increases in contractual rental income net of expenses from new leases and renewals that were not in effect for the entire 12-month period ended                        , 2004 or that will go into effect during the 12 months ending                       , 2005 based upon leases entered into between                       , 2004 and                       , 2004.

(2)
Assumes no lease renewals or new leases (other than month-to-month leases) for leases expiring after                       , 2004 unless a new or renewal lease had been entered into by                       , 2004.

(3)
Represents the conversion of estimated rental revenue for the 12-month period ending                       , 2005 from straight line accrual basis, which includes amortization of acquired lease obligations, to a cash basis of recognition.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003, on a historical and as adjusted basis to reflect our formation transactions, this offering and the use of the net proceeds from this offering as described in "Use of Proceeds," beginning on page 29. You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma financial statements and related notes appearing elsewhere in this prospectus.

	December 31, 2003
	Historical	As Adjusted
	($ in thousands)
Debt	$141,498	$
Limited Partners' Interest	—
Shareholders' Equity
Common shares, $0.01 par value, 100,000,000 shares authorized, shares issued and outstanding
Preferred shares, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding
Additional paid in capital
Accumulated earnings
Owners' equity	6,829

Total Shareholders' Equity	6,829

Total Capitalization	$148,327	$

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and units. After giving effect to our sale of the common shares offered hereby and the application of aggregate net proceeds described under "Use of Proceeds," on page 29, and completion of our formation transactions, our pro forma net tangible book value as of December 31, 2003 would have been approximately $            , or $    per common share. This amount represents an immediate increase in net tangible book value of $    per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $    per common share to new investors. The following table illustrates this dilution.

Initial public offering price (1)	$
Net tangible book value per share prior to the offering (2)
Increase in net tangible book value per share to continuing shareholders attributable to new investors
Pro forma net tangible book value per share after this offering (3)
Dilution per share to new investors (4)	$

(1)
Before deduction of the estimated underwriting discounts and expenses of the offering.

(2)
Net tangible book value before the offering is determined by subtracting net intangible assets of $            from owners' equity as of December 31, 2003, divided by pro forma shares and units held by continuing investors.

(3)
Based on total net tangible pro forma equity including limited partners' interest in our operating partnership of $            , which excludes net intangible assets of $            , divided by pro forma shares and units outstanding.

(4)
The dilution per share to new investors assuming that the units are not exchanged for common shares is the same as the amount disclosed above.

Differences Between New and Existing Shareholders in Number of Shares and Amount Paid

        The table below summarizes, as of December 31, 2003 on the pro forma basis discussed above, the differences between the number of common shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing shares in this offering. We used the initial public offering price of $    per share, and we have not deducted the underwriting discount and estimated offering expenses payable by us in our calculations.

Shares Purchased Assuming No Exercise of Underwriters' Over-Allotment Option
Total Consideration
Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders
New investors
Total

If the underwriters exercise their over-allotment option in full, the percentage of shares held by existing shareholders will decrease to    % of the total shares outstanding, and the number of shares held by new investors will increase to            , or    % of the total shares outstanding.

SELECTED FINANCIAL DATA

        The following table sets forth certain financial data on a pro forma basis and on a historical combined basis for our predecessor. Pro forma operating data are presented for the year ended December 31, 2003 as if the offering and formation transactions had occurred on January 1, 2003, and pro forma balance sheet data are presented as if the offering and formation transactions had occurred on December 31, 2003. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the period indicated, nor do they purport to represent any future financial position or results of operations for any future period.

        Per share data is reflected only for the pro forma information. Per share data is not relevant for the historical combined financial statements of our predecessor since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

        The following selected historical financial information as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 were derived from our audited financial statements contained elsewhere in this prospectus which have been audited by Ernst & Young, LLP.

        You should read the information below together with all of the financial statements and related notes and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere in this prospectus.

	Year ended December 31,
	Pro forma 2003	2003	2002	2001	2000	1999
	($ in thousands, except per share data)
Operating Data
Revenues
Rental related revenue	$34,009	$12,756	$6,152	$2,179	$1,324	$1,016
Construction, service fees and other	15,002	15,002	22,445	8,585	1,180	5,514

Total revenue	49,011	27,758	28,597	10,764	2,504	6,530
Expenses
Property operating	8,632	3,497	2,052	190	266	15
Real estate taxes	3,393	1,207	623	57	—	—
General and administrative	5,520	3,020	1,987	1,081	247	—
Cost of construction and services	11,537	11,537	19,509	6,437	74	4,724
Depreciation and amortization	10,383	2,893	1,306	360	287	286
Interest expense	6,269	4,207	2,285	1,249	759	859

Total expenses	45,734	26,361	27,762	9,374	1,633	5,884
Income (loss) in unconsolidated entities and other	1,906	348	1,547	210	(529)	1,949

Income of the operating partnership	5,183	1,745	2,382	1,600	342	2,595
Limited partners interest in the operating partnership	1,721	—	—	—	—	—

Net income	$3,462	$1,745	$2,382	$1,600	$342	$2,595

Net income per share	$.20	—	—	—	—	—

Weighted average shares outstanding		—	—	—	—	—

	As of December 31,
	Pro forma 2003	2003	2002	2001	2000	1999
Balance Sheet Data
Investment property, net	$291,276	$149,346	$54,022	$36,673	$10,537	$10,178
Cash and cash equivalents	71,598	2,189	3,493	1,200	254	87
Total assets	398,988	171,469	71,368	49,163	18,306	13,319
Mortgage and other indebtedness	135,166	141,498	58,711	40,540	14,174	13,750
Total liabilities	164,964	164,640	70,954	49,581	20,525	14,979
Limited partners' interest in the operating partnership	77,696	—	—	—	—	—
Shareholders' equity (deficit)	156,328	6,829	414	(418)	(2,219)	(1,660)
Total liabilities and shareholders' equity (deficit)	$398,988	$171,469	$71,368	$49,163	$18,306	$13,319

Other Data
Number of operating properties	21	17	13	8	6	6
Total owned gross leaseable area/net rentable area	2,560,266	2,013,878	1,655,123	1,167,761	1,060,361	1,060,361
Number of properties under development	13	13	3	7	3	1
Total owned gross leasable area/net rentable area	793,000	793,000	140,500	527,862	107,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the information included under the caption "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 18 operating retail properties totaling approximately 3.2 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties.

        We derive revenues primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. We also derive revenues from providing management, leasing and real estate development services. Our operating results therefore depend materially on the ability of our tenants to make required payments and overall real estate market conditions.

        In the future, we intend to focus on increasing our internal growth and pursuing targeted development and acquisitions of neighborhood and community shopping centers. We currently expect to incur additional debt in connection with any future development or acquisitions of real estate.

Summary of Critical Accounting Policies and Estimates

        Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the combined financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these combined financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical combined financial statements included in this prospectus. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Actual results could differ from these estimates.

    Purchase Price Allocation

        We allocate the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. In making estimates of fair values for the purpose of allocating purchase price, we utilize a number of sources. We also consider information about each property obtained as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

        We allocate a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis, and to land determined either by real estate tax assessments, independent appraisals or other relevant data.

        A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

        A portion of the purchase price is also allocable to the value of leases acquired, and we utilize independent sources or our estimates to determine the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and costs foregone during a reasonable lease-up period as if the space was vacant. The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

        We also consider whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value. Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. To date, a tenant relationship has not been developed that is considered to have a current intangible value. The value of customer relationship intangibles would be amortized to expense over the remaining initial lease term, including any renewal periods included in the valuation analysis for the respective leases not to exceed the remaining life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangible would be charged to income.

    Investment Properties

        In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset.

    Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which explains how to identify variable interest entities and how to assess whether to consolidate such entities. The interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The provisions of this interpretation are immediately effective for variable interest entities formed after January 31, 2003. For variable interest entities formed prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period ending after March 31, 2004. We are currently evaluating the impact of this interpretation.

Results of Operations

        The following discussion of our predecessor's results of operations should be read in conjunction with the Combined Financial Statements and the accompanying notes thereto. Historical results set forth in the Combined Statements of Operations should not be taken as indicative of future operations and reflect only those properties and assets we are acquiring in the formation transactions, so they are not indicative of the overall operations of Kite Companies in prior periods.

    Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

    Acquisition and Development Activities

        The comparability of our results of operations is significantly affected by our development, redevelopment and acquisition activities in 2003 and 2002. At December 31, 2003 we owned interests in 17 operating properties (consisting of 12 retail properties, four commercial operating properties and a related parking garage) and had 13 properties under development. Of the 30 total properties held at December 31, 2003, seven operating properties and two development properties were owned through joint ventures and accounted for under the equity method.

        At December 31, 2002, we owned interests in 13 operating properties (consisting of eight retail properties and four commercial properties and a related parking garage) and three properties under development. Of the 16 total properties held at December 31, 2002, seven were operating properties owned through joint ventures and accounted for under the equity method.

        In 2003, we acquired and placed in service three neighborhood and community shopping centers. We acquired the Shops at Eagle Creek in July, Kings Lake Square in June, and Ridge Plaza Shopping Center in March. We also opened one of our commercial development properties, PEN Products in December 2003.

        In 2002, four significant development and redevelopment properties were completed. Mid-America Clinical Labs opened in October, Spring Mill Medical (a joint venture) opened in September, Thirty South opened in April, and Preston Commons opened in July.

    Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

        Rental income (including tenant reimbursements) increased from $4.1 million in 2002 to $11.2 million in 2003, an increase of $7.1 million or 173.2%. Approximately $3.1 million of this increase was attributable to properties acquired or opened in 2003 and $4.0 million was attributable to properties that became operational during 2002 and, therefore, had a full year of rental revenue in 2003. Rental income for consolidated properties owned for all of 2002 and 2003 was relatively unchanged.

        Other property related revenue decreased from $2.0 million in 2002 to $1.5 million in 2003, a decrease of $0.5 million or 25.0%. This decrease resulted primarily from a decline in land sale revenue to $0.2 million in 2003 as compared to $0.8 million in 2002, partially offset by an increase in revenue in 2003 due to higher parking revenues of $0.5 million. We also realized a development fee of $0.5 million in 2002.

        Construction revenue and service fees decreased from $22.3 million in 2002 to $14.9 million in 2003, a decrease of $7.4 million or 33.2%. This decrease was largely caused by a substantial amount of construction activity in 2002 on joint venture properties that became operational in 2002 and a decline of $6.3 million in construction revenues from third parties. Construction activity in 2003 was focused primarily on consolidated properties. The decrease was partially offset by additional program management contracts performed by KMI Realty Advisors of approximately $1.5 million.

        Property operating expenses increased from $2.0 million in 2002 to $3.5 million in 2003, an increase of $1.5 million or 75.0%. Approximately $0.5 million and $1.0 million of this increase was attributable to properties acquired or opened in 2003 and 2002, respectively. Property expenses for consolidated properties owned for all of 2002 and 2003 was relatively unchanged.

        Real estate taxes increased from $0.6 million in 2002 to $1.2 million in 2003, an increase of $0.6 million or 100.0%. Approximately $0.5 million and $0.1 million of this increase was attributable to properties acquired or opened in 2003 and 2002, respectively.

        Cost of construction and services decreased from $19.5 million in 2002 to $11.5 million in 2003, a decrease of $8.0 million or 41.0%. This decrease was largely due to a substantial amount of construction activity in 2002 on joint venture properties that became operational in 2002 and a decline of $6.1 million in costs of construction for third parties. Construction activity in 2003 was focused primarily on consolidated properties.

        General, administrative and other expense increased from $2.0 million in 2002 to $3.0 million in 2003, an increase of $1.0 million or 50.0%. This increase was due to higher levels of development activity and overall growth in the business.

        Depreciation and amortization increased from $1.3 million in 2002 to $2.9 million in 2003, an increase of $1.6 million or 123.1%. Approximately $0.9 million of the increase was attributable to properties acquired or opened in 2003 and approximately $0.7 million was attributable to properties that became operational during 2002 and, therefore, had a full year of depreciation and amortization in 2003.

        Interest expense increased from $2.3 million in 2002 to $4.2 million in 2003, an increase of $1.9 million, or 82.6%. Approximately $1.0 million of the increase was attributable to interest cost related to debt incurred to finance the three properties acquired in 2003. Approximately $1.0 million of the increase was attributable to properties that became operational during 2002 and, therefore, had a full year of interest in 2003.

        Losses on disposals were $0.2 million in 2002 largely due to the write off of fixed assets disposed of in connection with the move to our present headquarters in April 2002.

        Equity in earnings of unconsolidated entities decreased from $1.8 million in 2002 to $0.3 million in 2003, a decrease of $1.5 million or 83.3%. At our Glendale Mall property, a large tenant terminated its leases in 2002, resulting in a decrease in 2003 rental income of approximately $0.4 million. During 2002, Glendale Mall also recognized lease settlement income, our share of which was $1.6 million. Also at Glendale Mall, we incurred a loss in 2003 of approximately $0.4 million when a tenant vacated the property. These decreases were partially offset by our share of a 2003 gain on the sale of a Walgreens build-to-suit development at our Martinsville Shops property of $1.1 million and $0.2 million of 2003 income from our Spring Mill Medical property which opened in 2002.

    Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

    Acquisition and Development Activities

        The comparability of our results of operations is significantly affected by our development and redevelopment activities in 2002 and 2001. At December 31, 2002, we owned interests in 13 operating properties (consisting of nine retail properties and three commercial properties and a related parking garage) and we owned interests in three properties under development. Of the 16 total properties we held at December 31, 2002, seven were operational properties owned through joint ventures and accounted for under the equity method.

        During 2001, we owned interests in eight operating properties (consisting of seven retail properties and one parking garage) and seven properties under development. Of the 15 total properties held at December 31, 2001, six operating properties and one development property were owned through joint ventures and accounted for under the equity method.

        In 2002, four significant development and redevelopment properties were completed: Mid-America Clinical Labs opened in October, Spring Mill Medical (a joint venture) opened in September, Thirty

South opened in April and Preston Commons opened in July. Our Burlington Coat joint venture property opened in December 2001.

    Comparison of Operating Results for the years ended December 31, 2002 and 2001

        Rental income (including tenant reimbursements) increased from $1.1 million in 2001 to $4.1 million in 2002, an increase of $3.0 million or 272.7%. Substantially all of this increase was attributable to properties that opened in 2001. Rental income for consolidated properties owned for all of 2001 and 2002 was relatively unchanged.

        Other property related revenue increased from $1.1 million in 2001 to $2.0 million in 2002, an increase of $0.9 million or 81.8%. This increase was primarily due to higher parking fees of $0.5 million in 2002.

        Construction revenue and service fees increased from $8.5 million in 2001 to $22.3 million in 2002, an increase of $13.8 million or 162.4%. The majority of this increase was due to an increase of $9.2 million in construction revenues from third parties and an increase of $4.7 million relating to construction activity in 2002 on joint venture properties that became operational in 2002.

        Property operating expenses increased from $0.2 million in 2001 to $2.0 million in 2002, an increase of $1.8 million or 900%. Substantially all of this increase was attributable to properties opened in 2002. Property operating expenses for consolidated properties owned for all of 2001 and 2002 was relatively unchanged.

        Real estate taxes increased from $0.1 million in 2001 to $0.6 million in 2002, an increase of $0.5 million or 500%. Substantially all of this increase was attributable to properties opened in 2002.

        Cost of construction and services increased from $6.4 million in 2001 to $19.5 million in 2002, an increase of $13.1 million or 204.7%. This increase was largely due to an increase of $8.6 million in costs of construction for third parties and an increase of $4.4 million relating to construction activity in 2002 on joint venture properties that become operational in 2002.

        General and administrative and other expense increased from $1.1 million in 2001 to $2.0 million in 2002, an increase of $0.9 million or 81.8%. The majority of this increase was due to significant increases in development activity and an overall growth in the business.

        Depreciation and amortization increased from $0.4 million in 2001 to $1.3 million in 2002, an increase of $0.9 million or 225%. Substantially all of this increase was attributable to properties opened in 2002.

        Interest expense increased from $1.2 million in 2001 to $2.3 million in 2002, an increase of $1.1 million or 91.7%. Substantially all of this increase was attributable to properties opened in 2002.

        Losses on disposal were $0.2 million in 2002 largely due to the write off of fixed assets disposed of in connection with the move to our present headquarters in April 2002. We had no gains or losses on sales in 2001.

        Equity in earnings of unconsolidated entities increased from $0.2 million in 2001 to $1.8 million in 2002, an increase of $1.6 million or 800%. This increase was largely due to our 50% share of a $3.2 million settlement we received from a tenant at our Glendale Mall property. In addition, Glendale Mall had improvement in results of $0.5 million. Offsetting this increase was a loss of $0.2 million at our Spring Mill Medical properties which opened in 2002. Also offsetting the increase was a gain on the sale of land at our 50 S. Morton property in 2001 of $0.4 million.

Liquidity and Capital Resources

        We will have a substantially different capital structure than our predecessor as a result of this offering and our other formation transactions. We will substantially reduce the overall debt encumbering the properties in our portfolio, compared with our predecessor. Upon completion of this offering, the formation transactions and the use of proceeds therefrom, we anticipate that our total consolidated indebtedness outstanding will be approximately $135.2 million on a pro forma basis as of December 31, 2003.

        We intend to enter into a revolving credit facility at or shortly after the completion of this offering. If we are unable to obtain such a facility, or such a facility is available only on unfavorable terms, our ability to meet our short-term and long-term liquidity requirements could be impaired.

        We derive substantially all of our revenue from tenants who lease space from us at our properties. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. While we believe that the nature of the properties in which we typically invest—primarily neighborhood and community shopping centers—provides a relatively stable revenue flow in uncertain economic times, general economic downturns or downturns in the markets in which we own properties may still adversely affect the ability of our tenants to meet their lease obligations. In that event, our cash flow from operations would be materially affected.

        The nature of our business, coupled with the requirement imposed by REIT rules that we distribute a substantial majority of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our operating properties, interest expense and scheduled principal payments on our debt, expected dividend payments (including distributions to persons who hold units in our operating partnership) and recurring capital expenditures. When we lease space to new tenants, or renew leases for existing tenants, we also incur expenditures for tenant improvements and leasing commissions. This amount, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. For 2004, we expect to incur approximately $1.0 million of costs for tenant improvements, leasing commissions and recurring capital expenditures. We expect to meet our short-term liquidity needs through cash generated from operations and, to the extent necessary, borrowings under the revolving credit facility that we expect to obtain.

        Our long-term liquidity needs consist primarily of funds necessary to pay for development of new properties, redevelopment of existing properties, non-recurring capital expenditures, acquisitions of properties and payment of indebtedness at maturity. As discussed elsewhere, we currently have 15 development projects underway that are expected to cost approximately $135 million, of which approximately $50 million had been incurred as of December 31, 2003. In addition, we are actively pursuing the acquisition of other properties, which will require additional capital. We do not expect that we will have sufficient funds on hand to cover these long-term cash requirements. We will have to satisfy these needs through either additional borrowings, sales of common or preferred shares and/or cash generated through property dispositions and joint venture transactions.

        We believe that we will have access to these sources of capital to fund our long-term liquidity requirements, but, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

    Contractual Obligations

        The following table summarizes our contractual obligations to third parties, excluding interest, as of December 31, 2003:

		Historical		Pro Forma
	Operating Leases	Consolidated Long Term Debt	Our Share of Debt in Unconsolidated Joint Venture Entities	Consolidated Long Term Debt	Our Share of Debt in Unconsolidated Joint Venture Entities
	($ in thousands)
2004	$317	$43,145	$15,050	$22,785	$—
2005	317	48,648	290	13,264	—
2006	317	12,141	—	6,400	—
2007	317	1,659	—	963	—
2008	327	739	355	—	—
Thereafter (1)	2,407	35,166	17,950	91,754	8,906

Total	$4,002	$141,498	$33,645	$135,166	$8,906

(1)
Pro forma consolidated debt includes Plaza at Cedar Hill loan debt of $27,475 and a premium on the loan of $3,744.

        On a pro forma basis, we have seven loans totaling approximately $22.8 million that mature at various times in 2004. All of these loans are construction and land acquisition loans advanced in connection with the development of seven of our retail properties. We expect that each of these loans will be refinanced with permanent indebtedness or paid off upon the completion of the project to which such loan relates. Approximately $10.4 million of this amount was refinanced in March 2004.

    Consolidated Indebtedness Expected to be Outstanding After this Offering

        Upon completion of this offering and the formation transactions described herein, we expect to have approximately $135.2 million of outstanding consolidated indebtedness on a pro forma basis as of December 31, 2003. Such indebtedness will consist of six mortgages secured by our operating properties, eight acquisition loans and four construction loans secured by our development properties. Of the scheduled loan principal payments, approximately $22.8 million will be due on or before December 31, 2004. Of our outstanding indebtedness upon completion of this offering and our other formation transactions, we expect that approximately 25% of our outstanding indebtedness will be floating rate financing.

	Pro Forma Consolidated Amount (as of 12/31/03)	Percent of Total Debt	Weighted Average Interest Rate (3)	Maturity Date	Annual Debt Service	Balance at Maturity
	($ in thousands)
Fixed Rate Debt
Permanent loans (1)	$88,011	65.1%	6.84%	2011 - 2018	$6,920	$71,584
Acquisition loans	9,566	7.1%	7.14%	2005 - 2007	683	9,566
Premium on loan (2)	3,744	2.8%

	$101,321	75.0%	6.87%		7,603	81,150
Variable Rate Debt
Construction loans	$15,238	11.2%	3.91%	2004 - 2005	$595	$25,315
Acquisition loans	18,607	13.8%	4.02%	2004	748	18,902

	$33,845	25.0%	3.97%		$1,343	$44,217

Total Debt	$135,166	100.0%	6.12%		$8,946	$125,367

(1)
Excludes our share of debt on our unconsolidated entities at Spring Mill Medical of $6,199 and The Centre of $2,706.

(2)
Net premium on Plaza at Cedar Hill loan.

(3)
Floating rate debt assumes 60-day LIBOR rate of 1.12% and Prime rate of 4.0%, the rates in effect at December 31, 2003.

Funds from Operations

        Funds from Operations, which we refer to as FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, which we refer to as the White Paper. The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently that we do. The following table presents a reconciliation of pro forma net income to our pro forma FFO for the periods presented:

Pro forma Year Ended December 31, 2003
($ in thousands)
Net income	$
Limited partners' interests
Depreciation and amortization
Depreciation and amortization of unconsolidated properties
Funds from operations
Company's share of funds from operations

Quantitative and Qualitative Disclosures About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

    Market Risk Related to Fixed Rate Debt

        Our total consolidated debt outstanding as of December 31, 2003 was approximately $141.5 million, of which $49.9 million or 35% was fixed rate and $91.6 million or 65% was variable rate. A change in market rates on our fixed-rate debt impacts the fair market value of our debt but it has no impact on interest incurred or cash flow.

        A 100 basis point increase in market interest rates would result in the decrease in the fair value of this fixed rate debt of approximately $2.9 million at December 31, 2003. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed rate debt of approximately $3.2 million at December 31, 2003. At December 31, 2003, a 100 basis point increase or decrease in interest rates on our variable rate debt would have increased or decreased our interest expense by approximately $900,000.

    Inflation

        Most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

OUR BUSINESS AND PROPERTIES

Overview

        We are a full-service, vertically integrated real estate company focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. Upon the completion of this offering and our other formation transactions, we will own interests in a portfolio of 18 operating retail properties totaling approximately 3.2 million square feet of gross leasable area (including non-owned anchor space) and 12 retail properties under development that are expected to contain approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). We also will own interests in four operating commercial properties totaling approximately 545,000 square feet of net rentable area, a related parking garage and one commercial property under development. In addition, we will own interests in nine parcels of land at or near our properties that may be used for future development of retail or commercial properties. Our initial portfolio consists of properties in Indiana, Florida, Texas, Washington, Oregon, New Jersey, Illinois and Georgia.

        We were formed in March 2004 to succeed to certain businesses of Kite Companies, a nationally recognized real estate owner and developer. Kite Companies was founded in 1960 by our Chairman, Al Kite, and since that time has grown from an interior construction company to a full-service, vertically integrated real estate development, construction and management company. Our subsidiary, KMI Realty Advisors, is a registered real estate investment advisor that provides investment advisory and program management services to pension funds and other institutional and corporate clients.

        Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and identify additional growth opportunities in the form of new developments and acquisitions. We believe that we will continue to source a significant volume of growth opportunities through the extensive network of tenant, corporate and institutional relationships that we have established over the last four decades. We plan to focus our new investments in the shopping center sector, but also may selectively pursue commercial development opportunities in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive risk adjusted returns.

        Our operating portfolio was approximately 93% leased as of December 31, 2003 to a diversified tenant base, with no single tenant accounting for more than 6% of our annualized base rent. Our neighborhood and community shopping centers built before 2002 were approximately 99% leased as of December 31, 2003. Our seven development properties that are expected to open during the remainder of 2004 were, in the aggregate, approximately 67% pre-leased as of March 31, 2004. We have also begun development of six additional retail properties that are expected to be completed in 2005. We believe that our development pipeline will be a significant source of our future growth.

        We are organized as a Maryland real estate investment trust. We will conduct substantially all of our business through Kite Realty Group, L.P., our operating partnership, which we will control as general partner. Upon completion of this offering and our other formation transactions, we will own an approximately    % interest in our operating partnership.

Our Competitive Advantages

        We believe that we distinguish ourselves as a developer and owner of neighborhood and community shopping centers on the basis of the following:

  •
  Vertically Integrated Development and Operating Platform. We are a vertically integrated real estate company with in-house capabilities and expertise in project design, development, leasing, construction and property management. We control all aspects of the development process, which improves our ability to deliver a quality product to our tenants on budget and on time. In addition, our construction expertise enables us to better identify and complete redevelopment and value-enhancing acquisition opportunities.

  •
  Proven Development Track Record. Since 1999, we have developed or redeveloped 29 properties in nine states totaling approximately 3.1 million square feet of space. Eleven of those properties are in our initial portfolio and 18 have been sold for gross proceeds of approximately $280 million. Examples include:

    Retail Development. Our International Speedway Square shopping center exemplifies our creative, problem-solving approach to retail development. To build the project, we assembled multiple tracts of land adjacent to Daytona International Speedway in Daytona Beach, Florida. We negotiated a joint venture with the owners of the dominant land parcel and then negotiated a purchase of the smaller parcel from a foreign entity with limited domestic real estate experience. We then commenced construction of the 234,000 square foot project and it opened for business nine months after we gained control of the land. The property was 98% leased as of December 31, 2003 and is anchored by Circuit City, Bed, Bath & Beyond, Michael's, Stein Mart, Old Navy, Staples, Shoe Carnival, and Petco, with ground leases to Buca di Beppo and Longhorn Steakhouse.

    Commercial Development. Thirty South, a multi-tenant office building in downtown Indianapolis that is home to our corporate headquarters, is another example of our redevelopment capabilities. This building was originally constructed in phases from 1905 to 1929 as the flagship store of the L.S. Ayres department store chain and contains approximately 298,000 square feet of net rentable area. The property was redeveloped as a corporate headquarters in 1997 at a cost in excess of $35 million, but after a corporate merger in 2000 was left vacant. Following an unsuccessful attempt by another developer to convert Thirty South into a multi-tenant office building, we purchased the building and a companion 851-space detached parking garage in 2001 for approximately $15 million. Before closing, we had secured tenant commitments in excess of 150,000 square feet, over 50% of the net rentable area of the building. As of December 31, 2003, Thirty South was 92% leased to a variety of tenants, including Eli Lilly and City Securities.

  •
  Strong Development Pipeline. We are currently developing 12 retail properties in areas with favorable demographics that are projected to total approximately 1.4 million square feet of gross leasable area (including non-owned anchor space). The estimated total project cost for these properties is approximately $114 million, of which approximately $37 million had been incurred as of December 31, 2003. The 2003 estimated average household income within a three-mile radius of our current retail developments was approximately $83,500. From 2000 to 2003, these areas had a population growth rate of 8.2%, compared to the national average of 3.3% during the same period. For the eight current developments in Indiana, the 2003 estimated average household income within a three-mile radius of these projects was approximately $91,000, which represents approximately 155% of the 2003 estimated average statewide household income. From 2000 to 2003, these areas had a population growth rate of 8.6%, compared to the state average of 1.7% during the same period. In addition, we own interests in nine parcels of land at or near our properties that represent future retail and commercial development opportunities. The successful completion and lease-up of these properties is expected to be a significant source of growth for us over the next several years.

    One example is our Traders Point property. In June 2003, we acquired a 57-acre parcel on the northwest side of Indianapolis that was one of the last large undeveloped parcels in Indianapolis with interstate frontage. Over 100,000 people live within a five-mile radius of Traders Point, with a 2003 estimated average household income of approximately $80,000. We secured the property due in part to our long-term relationship with the seller. We commenced construction on the community shopping center in November 2003, delivered the first building pads in February 2004 and expect the entire center to open in fall 2004. Traders Point shopping center is expected to consist of approximately 368,000 square feet anchored by Galyan's, Marsh Supermarket, Bed, Bath & Beyond, and Kerasotes ShowPlace Theatres. As of March 31, 2004, we had pre-leased approximately 54% of the center to these and other tenants.

  •
  Strong Retailer Relationships. Our business is driven by retailer relationships. We have established relationships with nationally recognized retailers such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Publix, Staples, Michael's, Kohl's, Target and Wal-Mart. We have partnered with some of these retailers to identify attractive investments in new and existing markets. It is our experience that strong retailer relationships improve tenant retention with our tenants and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

  •
  High Quality Operating Portfolio. Our retail operating portfolio is concentrated in areas with favorable demographics. The areas within a three-mile radius of our operating retail properties had a 2003 estimated average household income of approximately $73,000 and population growth of approximately 8.3% from 2000 through 2003. We have developed or redeveloped 15 of the 23 operating properties that will be in our initial portfolio.

  •
  Seasoned and Committed Management Team. Each member of our senior management team has at least 15 years of experience in the real estate business, and the entire senior management team has worked together for five years. In the past five years, Kite Companies, through its affiliates, has acquired or developed approximately 4.3 million square feet and has managed more than 12 million square feet. Our senior management team is expected to collectively own a    % aggregate equity interest in our company on a fully diluted basis, which strongly aligns management's interests with those of our shareholders.

Company History and Our Operating Units

        After serving in the Air Force as a fighter pilot and troop carrier pilot in the late 1950s, Al Kite followed his father and uncle into the interior construction business and launched Kite Companies with his cousin, Albert Kite, in 1960. During these early years of operation they gradually expanded the business from interior construction projects to manage general construction projects. In the 1970s, Albert Kite left the business and Al was joined by his brother, Ken Kite, and Kite Companies worked on various construction projects in the United States as well as other parts of the world. The brothers' relevant experience in construction and "hands-on" approach became a hallmark of the company as the business expanded, leading the brothers to develop key relationships with several investors that wanted to partner with them on development projects in the United States.

        In the early 1980s, Kite Companies began to engage in real estate ownership and development. Two of its first projects were The Centre and The Corner, adjacent neighborhood shopping centers in the Indianapolis suburb of Carmel that Kite Companies continues to own interests in today.

        Al Kite was then joined in the business by his two sons, John Kite and Paul Kite, and Tom McGowan. Between 1987 and 1994, Kite Companies leveraged its construction expertise to expand into retail and commercial real estate ownership and development. In this process, the team successfully integrated four distinct but complementary business units to drive growth. Ken Kite retired in 1998.

        Kite Development started operations in 1983 as the real estate arm of Kite Companies. Its initial operations primarily consisted of construction of retail and commercial properties on a build-to-suit basis. These operations were significantly expanded to include development and acquisition of multi-tenant retail centers when John Kite, Paul Kite and Tom McGowan joined the company. Kite

Development serves as an in-house and third-party developer for national retailers and other clients, providing a broad range of services that include site selection, development incentives procurement, design, leasing, construction and property management. Kite Development developed or redeveloped 15 of the 23 operating properties in our initial portfolio. The Principals will contribute their interests in Kite Development to us as part of our formation transactions.

        Kite Construction began its global operations in the late 1960s as Kite International. In its early years of operations, the company managed general and interior construction projects in Europe and North Africa. Today, Kite Construction provides general construction, construction management, design/build and complete site development services. The company is accomplished in corporate, institutional, hotel, medical and retail construction. The Principals will contribute their interests in Kite Construction to us as part of our formation transactions.

        KMI Realty Advisors, which we refer to as KMI, is a registered Qualified Professional Asset Manager (QPAM) under ERISA, providing strategic property services to both the public and private sector. KMI provides a full range of real estate consulting services to assist our clients in achieving their investment goals. KMI's full range of services include portfolio management, due diligence, acquisition, development, financial, program management facility management, comprehensive program management and disposition services. KMI provides our clients with the information to make sound decisions their real estate portfolios and achieve their objectives and return on investment. KMI currently manages or co-manages a real estate portfolio of approximately $400 million for its institutional and corporate clients. The Principals will contribute their interests in KMI to us as part of our formation transactions.

        Kite, Inc., which will not be contributed to us, is one of the largest full-service interior construction contractors in the United States. Kite, Inc. self performs carpentry, drywall, acoustical ceiling and painting operations through a workforce of over 400 employees.

Our Business and Growth Strategy

        Our primary business objectives are to generate increasing cash flow, achieve sustainable long-term growth and maximize shareholder value primarily through the development, acquisition and operation of well-located community and neighborhood shopping centers. Our business strategy to achieve these objectives consists of several elements:

  •
  Capitalize on our development pipeline. We believe our extensive development pipeline creates substantial opportunities to increase cash flow and create long-term shareholder value. We believe that our vertically integrated platform allows us to achieve attractive risk-adjusted returns on our development projects while substantially mitigating the risks associated with ground-up development.

  •
  Acquire well-located, high-quality retail properties. We will continue to pursue acquisitions of well-located, high-quality community and neighborhood shopping centers. Through our relationships with retailers such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Publix, Staples, Michael's, Kohl's, Target and Wal-Mart and our extensive network of market contacts, we expect to continue to source attractive opportunities that meet our investment criteria. We believe our recent and pending acquisition transactions demonstrate our ability to leverage our proprietary relationships to locate and acquire high-quality retail centers at attractive initial yields. We believe that when effectively marketed, actively managed and aggressively leased, our newly acquired properties will demonstrate improved operating performance and attractive cash flow growth. Additionally, our status as a publicly traded UPREIT should enhance our ability to acquire properties from tax-motivated sellers through the use of operating partnership units as consideration, thereby providing sellers with liquidity and diversification while providing the opportunity for substantial deferral of income taxes that otherwise would be due as a result of a cash sale.

  •
  Maximize cash flow from our properties. We believe that our disciplined expense control, hands-on property management and targeted leasing program will enable us to maximize the operating performance at each of our properties. We perform regular property reviews to ensure optimal levels of occupancy and tenant retention. Currently, our near-term lease expiration exposure is minimal, with only 1.6% of our portfolio's square feet expiring in 2004 and no more than 7.3% of our portfolio's square feet expiring in any one year through 2010.

  •
  Sell assets and recycle capital. Kite Companies has a demonstrated history of selling assets and reinvesting the proceeds in higher return acquisition, development and redevelopment opportunities. We review each of our assets on a regular basis, weighing its future potential growth against its current market value to determine the appropriate capital strategy for the asset. We believe this discipline maximizes investment returns over time and will lead to higher shareholder returns. Since 1999, Kite Companies has sold 43 properties (including 20 outlots and land parcels) for an aggregate price of approximately $355 million.

  •
  Leverage KMI Realty Advisors, Inc. KMI Realty Advisors provides a full range of real estate consulting services to pension funds and Fortune 500 companies in achieving their investment goals. KMI currently manages or co-manages a real estate portfolio with a value of approximately $400 million for its institutional and corporate clients. In addition to being a continuing source of income, we believe that KMI will facilitate future access to capital and avenues for growth. KMI will utilize resources from our development and construction operations to customize a real estate strategy to achieve specific client goals.

Investment and Market Selection Process

        We seek to develop and acquire primarily neighborhood and community shopping centers in neighborhood trade areas with attractive demographics. When specific markets are selected, we seek a convenient and easily accessible location, preferably occupying the dominant corner, that has abundant parking facilities, is close to residential communities and has excellent visibility for our tenants and easy access for neighborhood shoppers. Development and acquisition opportunities are presented for approval at successive stages to our capital allocation committee, which is comprised of our executive officers. The committee emphasizes the following factors:

  •
  Market and Trade Area: In order to take advantage of our current resources and create economies of scale, our development and acquisition activities are focused primarily in the markets in which we currently operate. By having a significant presence in a market and developing relationships in that market, we have a greater awareness of market trends and opportunities. We also consider opportunities to expand into other geographic markets, however, if we believe that those markets have favorable long-term growth prospects.

            We evaluate each market based on different criteria, including:

  •
  average household income;

  •
  density of population within a one, three or five mile radius of the center depending on the characteristics of the property;

  •
  historical and projected population growth;

  •
  transportation patterns and infrastructure;

  •
  barriers to the development of competing centers; and

  •
  diverse employment base.

  •
  Property Characteristics: We focus on neighborhood and community shopping centers anchored by market-leading retailers or smaller operators with dominant niche positions. In addition, we focus on the presence of one or more additional anchors for these centers, including off-price retailers, office superstores and fabric and clothing retailers, all of whom we believe increase traffic at the centers and are beneficial to the value of the center.

    We also seek properties with a diverse tenant mix that includes service retailers, such as banks, florists, video stores, restaurants, apparel and specialty shops. We target dominant shopping centers that generate a steady, repetitive flow of traffic by providing staple goods to the community and offering a high level of convenience with ease of access and abundant parking.

  •
  Retailer Relationships: We seek to partner with key tenants and retailers, such as Lowe's, Walgreens, Circuit City, Old Navy, Bed Bath & Beyond, Staples, Michael's, Target and Wal-Mart, to identify attractive investments in new and existing markets. We seek to maintain strong tenant relationships in order to avoid rent interruptions and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

Financing Strategy

        Our financing strategy is to maintain a strong and flexible financing position by maintaining a prudent level of leverage and managing our variable interest rate exposure. We intend to finance future growth with the most advantageous source of capital available to us at the time of the transaction. These sources may include selling common or preferred shares or debt securities through public offerings or private placements, incurring additional indebtedness through secured or unsecured borrowings, issuing units in our operating partnership in exchange for contributed property and forming joint ventures.

Property Management and Leasing Strategy

        We believe that focused property management, leasing and tenant retention are essential to maximizing the cash flow and value of our properties. Our property management and leasing functions are supervised and administered by personnel at our Indianapolis headquarters.

        Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants. Our property managers maintain regular contact with our tenants and frequently visit each asset to support the local personnel and to ensure the proper implementation and execution of our policies and directives. As part of our ongoing property management, we conduct regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance. In addition, we have a competitive bid process for each of our service contracts. In the future, we may establish regional offices in certain markets such as Texas and Florida where we plan to expand our current operations through additional acquisitions and development.

        Our relationships with several national retailers that currently occupy space in our portfolio are the cornerstone of our overall leasing strategy. These nationally recognized anchor tenants enhance the stability and attractiveness of our properties by driving customer traffic, thereby enhancing the performance of our non-anchor tenants and small shops. Due to the importance of these anchor tenants to our business, our leasing and development teams work closely with each of these retailers on site selection and expansion opportunities within our current and future portfolio. This focused coverage allows us to anticipate space needs, fill vacant space in our existing portfolio and identify opportunities to enter into new markets.

        Our leasing representatives have become experts in the markets in which we operate by becoming familiar with current tenants as well as potential local, regional and national tenants who would complement our current tenant base. We study demographics, tenant sales and merchandizing mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our shopping centers.

Industry Background

        The retail shopping center industry is one of the largest industries in the United States. According to the International Council of Shopping Centers (ICSC), shopping center-inclined retail sales in 2002 increased 4.3% over 2001 to $1.8 trillion. According to the U.S. Bureau of Economic Analysis, consumer spending, which is the critical driving factor of retail sales, made up 70.5% of the U.S. Gross Domestic Product in 2003.

        Retail shopping centers typically are organized in one of four formats: neighborhood shopping centers, community shopping centers, regional malls and super regional malls. These centers are distinguished by various characteristics, which include shopping center size, the number and type of anchor tenants, the distance and travel time from consumers' homes, the types of products sold, and the customer base. We focus our business on neighborhood shopping centers and community shopping centers.

        Neighborhood shopping centers typically are grocery-anchored centers between 75,000 and 150,000 square feet in size that provide consumers with convenience goods such as food and drugs and services for the daily living needs of residents in the immediate neighborhood. Community shopping centers generally are between 100,000 and 350,000 square feet in size and typically contain multiple anchors and provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances in addition to the convenience goods provided by a neighborhood shopping center.

        Unlike many industries that are routinely affected by cyclical fluctuations in the economy, we believe that the shopping center retail industry is less likely to be adversely affected by downturns in the economy. According to ICSC, despite periods of varying macroeconomic growth and in some cases decline in the U.S. economy, shopping center-inclined store sales increased 4.7%, 5.4% and 5.1% for the periods between 1992 and 1997, 1997 and 2002, and 1992 and 2002.

        Many factors affect the flow of shoppers to a particular retail environment, including distance, convenience, product, price and overall shopping experience. We believe neighborhood shopping centers historically have been, and will continue to be, the principal location for necessity-based retail shopping (groceries, pharmaceuticals, etc). Traditionally, enclosed malls were consumers' primary shopping destination for non-necessity-based shopping. Beginning in the 1990s, however, shoppers began migrating to community shopping centers that routinely offer consumers easy access, ample parking and leading retailers as tenants. In fact, according to ICSC, in 2002 sales at Warehouse Clubs & Superstores, Drug Stores and Home Improvement Stores/Building Supplies, typical community shopping center tenants, had year over year increases of 16.7%, 8.4% and 5.2%, respectively, while sales at National Chain & Conventional Department Stores and Men's & Boys' Clothing Stores, typical enclosed mall tenants, declined by 3.5% and 3.2%, respectively.

        In the 56 metro markets covered by Reis, Inc., a provider of commercial real estate market information, which comprise its national market, during the period between 1999 and 2003, the collective inventory at neighborhood and community shopping centers increased 1.7% annually, from 1.43 billion square feet to 1.53 billion square feet, while the effective rent increased 2.4% annually, from $14.39 per square foot to $15.82 per square foot. During the same period, total population in these markets grew 1.3% annually and average household income grew 2.5% annually. From 2003 to 2008, Reis expects collective inventory at neighborhood and community shopping centers to increase 1.5% annually, while effective rents are expected to increase 2.8% annually. In addition, during that same five-year period, Reis expects population in its national market to increase 1.1% annually and household income to increase 3.2% annually.

Our Retail Properties

        The table below sets forth relevant information with respect to our retail operating portfolio on a pro forma basis as of December 31, 2003.

Operating Retail Properties

Property	Year Built / Renovated	Total GLA (1)	Owned GLA (1)	% Leased (2)	Annualized Base Rent (3)	% Of Total Annualized Base Rent	Base Rent Per Leased Sq. Ft. (4)	Major Tenants (5)
	($ in thousands)
Florida:
International Speedway Square (6)(7) Daytona Beach, FL	1999	233,901	220,901	98.3%	$2,551	8.7%	$11.09	Stein Mart Bed Bath & Beyond Circuit City Old Navy Staples Michaels Shoe Carnival Petco
Kings Lake Square Naples, FL	1986	85,497	85,497	97.5%	997	3.4%	11.96	Publix Walgreens
Shops at Eagle Creek Naples, FL	1998	72,271	72,271	100%	745	2.5%	10.31	Winn Dixie
Georgia:
Publix at Acworth (8) Acworth, GA (Atlanta MSA)	1996	69,628	69,628	100%	764	2.6%	10.98	Publix CVS
Illinois:
Silver Glen Crossings (6)(8) South Elgin, IL (Chicago MSA)	2002	138,212	132,663	83.9%	1,589	5.4%	13.70	Dominick's (Safeway Inc.) MC Sports
Indiana:
Glendale Mall (6) Indianapolis, IN	1958/2000	730,066	585,229	83.6%	3,280	11.2%	6.59	L.S. Ayres Lowe's (9) Kerasotes Theatres Stein Mart Marion County Public Library Old Navy
Stoney Creek Commons Phase I (6)(10) Noblesville, IN (Indianapolis MSA)	2000	149,282	(10)	(10)	223	0.8%	(10)	Lowe's (9)
Whitehall Pike Bloomington, IN	1999	128,997	128,997	100%	1,014	3.5%	7.86	Lowe's
The Centre (7)(11) Carmel, IN (Indianapolis MSA)	1986	80,689	80,689	97.5%	953	3.3%	12.11	Osco
The Corner Carmel, IN (Indianapolis MSA)	1984/2003	42,545	42,545	90.5%	440	1.5%	11.44	Hancock Fabrics
50 S. Morton Franklin, IN (Indianapolis MSA)	1999	2,000	2,000	100%	132	0.5%	$66.00

New Jersey:
Ridge Plaza Shopping Center Oak Ridge, NJ	2002	115,112	115,112	85.8%	1,555	5.3%	15.74	A&P CVS
Texas:
Plaza at Cedar Hill (8) Cedar Hill, TX (Dallas MSA)	2000	299,783	299,783	100%	3,499	12.0%	11.67	Hobby Lobby Linens N' Things Marshall's Ross Stores Old Navy Office Max Barnes & Noble
Preston Commons Frisco, TX (Dallas MSA)	2002	142,564	27,564	85.5%	534	1.8%	22.64	Lowe's (9)
Cedar Hill Village (8) Cedar Hill, TX (Dallas MSA)	2002	139,144	44,314	93.4%	586	2.0%	14.16	Ultimate Electronics JC Penney (9)
Burlington Coat (12) San Antonio, TX	1992/2000	107,400	107,400	100%	483	1.7%	4.50	Burlington Coat Factory

Total/Weighted Average		2,537,091	2,014,593	92.4%	$19,345		$10.17

(1)
Owned GLA represents gross leasable area at the property that is owned by us. Total GLA includes Owned GLA, plus square footage attributable to non-owned outlot structures and non-owned anchor space.

(2)
Percent of Owned GLA (including square footage of non-owned structures on outlots that we ground lease to tenants) leased as of December 31, 2003.

(3)
Annualized base rent includes rent attributable to outlot structures that are ground leased to tenants.

(4)
Base Rent Per Leased Square Foot includes rents and square footage for outlot structures that are ground leased to tenants.

(5)
We define major retail tenants as single tenants that occupy at least 10,000 square feet of GLA at the property including non-owned anchors.

(6)
The following properties include outlot structures that are ground leased to tenants.

Property	Sq. Ft. Ground Leased	Ground Lease Annualized Base Rent
		($ in thousands)
Stoney Creek Commons Phase I	48,085	$223
Glendale Mall	9,837	$140
International Speedway Square	13,000	$205
Silver Glen Crossings	5,549	$85
(7)
This property is managed by a third party pursuant to a management contract. In the case of International Speedway Square, we perform all leasing services at the property.

(8)
We have entered into binding agreements to acquire these properties. We acquired Silver Glen Crossings on April 1, 2004. We expect to acquire the other three properties either before, concurrently with or shortly after completion of this offering. We cannot assure you that any of these transactions will be completed.

(9)
Non-owned anchor space.

(10)
We own four outlots on this property, three of which were ground leased to tenants as of December 31, 2003.

(11)
We own a 60% interest in this property through a joint venture with the third party that manages the property.

(12)
We do not own the land at this property. We have leased the land pursuant to a ground lease that expires in 2012. We have six five-year renewal options and a right of first refusal to purchase the property.

        The table below sets forth relevant information with respect to our retail properties under development as of December 31, 2003, other than percent pre-leased, which is as of March 31, 2004.

Retail Properties Under Development

	Projected Total GLA (1)		Projected Owned GLA	Projected Opening Date (2)	Total Estimated Project Cost	Cost Incurred	% of Total Estimated Project Cost Incurred	% Pre-leased (3)	Major Tenants (4)
	($ in thousands)
Boulevard Crossing (5) Kokomo, IN	208,000		113,000	Feb-04	$12,680	$9,610	19.2%	71.8%	Kohl's (6) TJ Maxx Petco Shoe Carnival
Circuit City Plaza (7) Coral Springs, FL (Ft. Lauderdale MSA)	436,000		46,000	Mar-04	7,090	3,155	6.3%	87.8%	Wal-Mart (6) Lowe's (6) Circuit City
82nd & Otty (8) Portland, OR	155,000		10,000	Aug-04	1,991	164	0.3%	73.6%	Wal-Mart (6)
50th & 12th Seattle, WA	14,500		14,500	Aug-04	5,275	3,837	7.7%	100%	Walgreens
176th & Meridian Puyallup, WA (Seattle MSA)	14,560		14,560	Aug-04	4,675	0	—	100%	Walgreens
Traders Point Indianapolis, IN	368,000		285,000	Nov-04	43,227	12,028	24.1%	54.1%	Galyan's Marsh Bed Bath & Beyond Kerasotes Theatres
Cool Creek Commons (9) Westfield, IN (Indianapolis MSA)	138,200		126,000	Nov-04	20,013	6,265	12.5%	55.3%	Stein Mart Fresh Market
Weston Park Phase I (10) Carmel, IN (Indianapolis MSA)	12,200		(10)	Dec-04	1,962	897	1.8%	(10)
Eagle Creek Phase II (11) Naples, FL	165,000	(10)	(11)	Jan-05	9,080	8,366	16.8%	(11)
Greyhound Commons (12) Carmel, IN (Indianapolis MSA)	196,000		(12)	Feb-05	4,397	1,833	3.7%	(12)
Red Bank Commons Evansville, IN	246,500		34,500	Apr-05	6,400	1,108	2.2%	0%	Home Depot (6) Wal-Mart (6)
Martinsville Shops Martinsville, IN	11,000		11,000	May-05	1,197	800	1.6%	0%
Traders Point II Indianapolis, IN	48,600		41,000	May-05	8,288	0	—	0%
Geist Pavilion Fishers, IN (Indianapolis MSA)	38,000		38,000	Aug-05	7,747	1,463	2.9%	3.2%

Total	2,051,560		733,560		$134,022	$49,526

(1)
Projected Owned GLA represents gross leasable area at the property that is expected to be owned by us. Projected Total GLA includes Projected Owned GLA, plus square footage attributable to projected non-owned outlot structures and non-owned anchor space that is existing or under construction.

(2)
Represents date that first tenant is projected to open for business.

(3)
Percent of Projected Owned GLA pre-leased as of March 31, 2004.

(4)
We define major retail tenants as single tenants that occupy at least 10,000 square feet of GLA at this property including non-owned anchors.

(5)
This property became an operating property in February 2004.

(6)
Non-owned anchor space.

(7)
This property became an operating property in March 2004.

(8)
We do not own the land at this property. We have leased the land pursuant to two ground leases that expire in 2017. We have six five-year options to renew this lease. We have ground leased an outlot to Krispy Kreme, which will contain a non-owned structure of approximately 5,000 square feet.

(9)
We also have ground leased an outlot to National City Bank, which will contain a non-owned structure of approximately 3,500 square feet.

(10)
Weston Park Phase I consists of three outlots. As of March 31 2004, one outlot was leased to Bank of Indianapolis and one outlot was leased to National City Bank.

(11)
We anticipate leasing the ground at this property, which is adjacent to our Shops at Eagle Creek property, to a big box retailer.

(12)
Greyhound Commons consists of four outlots, none of which was leased as of March 31, 2004. We are negotiating leases for these outlots with several prospective tenants and currently have entered into letters of intent for two of these outlots.

        Set forth below are descriptions of the retail properties in our portfolio that were under development as of December 31, 2003. Demographic information is presented as relevant to the type of development: five-mile radius for community and power centers; three-mile radius for grocery-anchored centers; and one-mile radius for Walgreens, restaurant parks and small shops.

        Boulevard Crossing is located on US 31 in the heart of the Kokomo, Indiana retail trade area. The 208,000 square foot center is served by access to both US 31 and East Boulevard Street via a signalized intersection. The center opened in February 2004 and is anchored by the only Kohl's within a 30-mile radius of the center and TJ Maxx, along with Petco, Shoe Carnival, Bedroom One, and Factory Card Outlet. It is estimated that over 67,000 people live within a five-mile radius of Boulevard Crossing, with a 2003 estimated average household income within that area of approximately $57,000. The center is approximately 72% leased.

        Circuit City Plaza is located adjacent to Lowe's and Wal-Mart at the northeast corner of SR 441 and Sample Boulevard in Coral Springs, Florida and opened in March 2004. We own approximately 46,000 square feet in the 400,000+ square foot center, including a Circuit City and 13,500 square feet of retail shops. Circuit City Plaza is approximately 88% leased and the named anchor has opened to replace an older store on I-95 in Boca Raton. It is estimated that over 360,000 people live within five miles of Circuit City Plaza, with a 2003 estimated average household income within that area of approximately $64,000.

        82nd & Otty.    This center, located in Clackamas, Oregon, a suburb of Portland, is being developed as a small shop building and a ground leased free-standing Krispy Kreme building. The surrounding area within a one-mile radius has a 2003 estimated average household income of $51,000 and experienced population growth of 7.5% from 2000 to 2003. The site is located on an outparcel to a vacant Home Depot that is being redeveloped into a Wal-Mart Supercenter. The site is located at a signalized intersection on a heavily traveled road in the Portland metropolitan area. The center is 74% pre-leased and is expected to open in August 2004.

        50th & 12th.    This build-to-suit Walgreens development is located in the heart of the University District (University of Washington) of Seattle, Washington. An estimated 40,000 people live within a one-mile radius of the project with a 2003 estimated average household income in excess of $62,000. The site is located at a main commuting artery to Interstate 5 with easy access to downtown Seattle. The store is projected to open in August 2004.

        176th & Meridian.    This development, located in Puyallup, Washington, is a build-to-suit for Walgreens. The surrounding area within a one-mile radius of the property experienced population growth of over 11% from 2000 to 2003 with the addition of several master-planned residential developments. The site is located at one of the most heavily traveled roads in the area that connects the southeast portion of Pierce County with the Seattle-Tacoma metropolitan area. The 2003 estimated average household income within a one-mile radius of the store was approximately $87,000. The store is expected to open in August 2004.

        Traders Point is an upscale community center that is being developed at one of the few remaining large undeveloped tracts of land on the I-465 loop in Indianapolis, Indiana. The site benefits from a strong demographic profile and lack of surrounding competition. It is estimated that over 100,000 people live within a five-mile radius of Traders Point, with a 2003 average household income within that area of approximately $80,000. Anchored by Galyan's and a Marsh supermarket, this 368,000 square foot center will host a number of national retailers and restaurants, including Bed Bath & Beyond and Kerasotes ShowPlace Theatres. Traders Point was 54% pre-leased as of March 31, 2004 and is projected to open in the fall of 2004. In addition, we own four acres of land adjacent to the property that are held for future development.

        Cool Creek Commons is located adjacent to Greyhound Commons. This project will create a traditional upscale neighborhood shopping center anchored by Fresh Market and Stein Mart. The development will contain approximately 138,000 square feet and have a mix of restaurants and traditional retailers to complement the anchor tenants. It is estimated that the population within a three-mile radius of Cool Creek Commons has grown approximately 13% from 2000 to 2003, with a 2003 estimated average household income of approximately $111,000. The center is 55% pre-leased and projected to open in the fall of 2004.

        Weston Park Phase I is located at the corner of 106th Street & Michigan Road in Carmel, Indiana, an area that experienced population growth of approximately 11.8% from 2000 to 2003 within a one-mile radius. There is a new Marsh supermarket and Super Target located across the street to further support the viability of the intersection as a community neighborhood retail area. Two of the three outlots at Weston Park Phase I have been leased to financial institutions and are projected to open in December 2004. In addition, 10.1 acres are held for future development. The 2003 estimated average household income within a one-mile radius of Weston Park Phase I is approximately $170,000.

        Eagle Creek Phase II will be developed alongside our existing grocery-anchored shopping center in Naples, Florida. Located at the intersection of US 41 and SR 951, the site provides access to a large, affluent and fast-growing population. The population within a three-mile radius of the center grew at a rate of 13.6% from 2000 to 2003 and has a 2003 estimated average household income of approximately $58,000. The intersection also provides easy access to the Marco Island residential base, where there are significant barriers to comparable development. We expect to enter into a ground lease with a national big box retailer in late 2004, at which time construction of the center would commence for a planned opening in 2005.

        Greyhound Commons.    This restaurant park will consist of four free-standing restaurants located in front of an existing Lowe's Home Improvement store in Carmel, Indiana, a northern suburb of Indianapolis. The development is in an area of Carmel/Westfield that has experienced strong residential development in the last decade. The population within a one-mile radius of Greyhound Commons grew at a rate of approximately 18.0% from 2000 to 2003 and had a 2003 average household income of $115,000.

        Red Bank Commons is located in front of a to-be-built Wal-Mart Supercenter and an existing Home Depot on the west side of Evansville, Indiana. The 246,500 square foot development, of which we will own 34,500 square feet, will contain neighborhood retail shops that will capitalize on the expanded trade area produced by the addition of the Wal-Mart. Red Bank Commons is projected to open in 2005. The 2003 estimated average household income within a three-mile radius of Red Bank Commons is approximately $56,000.

        Martinsville Shops are located on US 31 in Martinsville, Indiana, approximately 30 miles south of Indianapolis, next to a Walgreens store that we developed and sold to a third party. Approximately 11,000 square feet of small shops are projected to be built on the site in 2005. The 2003 estimated average household income within a one-mile radius of Martinsville Shops is approximately $68,000. In addition, we own four acres of land adjacent to the property that are held for future development.

        Traders Point II is being developed on an eight-acre parcel in front of Traders Point. It will contain approximately 48,600 square feet of small shops and restaurants and two outlot parcels, all of which will be integrated into the larger development. Traders Point II is projected to open in the summer of 2005.

        Geist Pavilion.    This development is located in Fishers, Indiana, a fast-growing affluent suburb of Indianapolis. The population within a one-mile radius of Geist Pavilion grew at a rate of approximately 7.4% from 2000 to 2003 and had a 2003 average household income of approximately $112,000. This 38,000 square foot upscale retail neighborhood shopping center development is adjacent to a non-owned Kroger grocery store that is currently under construction. Both the center and the Kroger store are scheduled to open in 2005.

Our Commercial Properties

        In addition to our retail properties, we also have developed, redeveloped and acquired selected commercial properties in the greater Indianapolis area. The table below sets forth relevant information with respect to our commercial operating portfolio as of December 31, 2003.

Operating Commercial Properties

Property	Type	Year Built/ Renovated	NRA	% Leased (1)	Annualized Base Rent	% of Total Annualized Base Rent	Base Rent Per Sq. Ft.	Major Tenants (2)
	($ in thousands)
Thirty South Indianapolis, IN	Office	1905- 1929/2002	298,346	92.4%	$4,815	16.5%	$17.47	Eli Lilly City Securities
Mid-America Clinical Labs Indianapolis, IN	Laboratory	1995/2002	100,000	100%	1,737	5.9%	17.37	Mid-America Clinical Laboratories
PEN Products (3) Plainfield, IN (Indianapolis, MSA)	Industrial	2003	85,875	100%	813	2.8%	9.47	Indiana Dept. of Administration
Spring Mill Medical (4) Carmel, IN (Indianapolis MSA)	Office	1998/2002	61,452	100%	1,467	5.0%	23.87	University Medical Diagnostic Associates Indiana Univ. Health Care Associates
Union Station Parking Garage (5) Indianapolis, IN	Garage	1986	(5)	(5)	1,059	3.6%	(5)	(5)

Total/Weighted Average			545,673	95.8%	$9,891

(1)
Percent of net rentable area, or NRA, leased as of December 31, 2003.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the NRA at this property.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements at the end of the term at a previously negotiated purchase price.

(4)
We own a 50% interest in this property through a joint venture with one of the tenants at the property.

(5)
Union Station Parking Garage is a detached parking garage supporting Thirty South that includes 851 parking spaces.

        The table below sets forth relevant information with respect to our commercial property under development as of December 31, 2003, other than percent pre-leased, which is as of March 31, 2004.

Commercial Property Under Development

Property	Type	Projected NRA	Projected Opening Date	Total Estimated Project Cost	Cost Incurred	% Pre-Leased (1)	Major Tenants (2)
	($ in thousands)
Indiana State Motor Pool (3) Indianapolis, IN	Industrial	115,000	Nov-04	$4,941	$80	100%	Indiana Dept. of Administration

(1)
Percent of projected NRA pre-leased as of March 31, 2004.

(2)
We define major commercial tenants as single tenants that lease at least 10% of the property's NRA.

(3)
We do not own the land at this property. We have leased the land from the State of Indiana pursuant to a ground lease that expires in 2013 and have constructed improvements that we have leased back to the Indiana Department of Administration. Both the ground lease and the building lease have ten-year terms with two ten-year renewal options that require the approval of both parties. If the building lease is not renewed at the end of the initial term or first renewal term, we may terminate the ground lease and the State must purchase the improvements at the end of the term at a previously negotiated purchase price.

        In addition, we will own interests in nine parcels of land at or near our properties (approximately 35 acres in Indiana and approximately nine acres in Texas) upon completion of this offering and our other formation transactions that may be used for future development of retail or commercial properties.

Tenant Diversification

        Upon completion of this offering and our other formation transactions, we will have leases with more than 220 distinct tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the ten largest retail tenants and five largest commercial tenants in our portfolio based on annualized base rent on a pro forma basis as of December 31, 2003.

Top 10 Retail Tenants by Annualized Base Rent

Tenant	Total GLA	% of Total GLA	Annualized Base Rent	% of Total Annualized Retail Base Rent	Base Rent Per Sq. Ft.
Lowe's Home Improvement Center	128,997	6.4%	$1,014,000	5.2%	$7.86
A & P	58,732	2.9%	763,524	3.9%	13.00
Dominick's	65,636	3.3%	669,480	3.5%	10.20
Old Navy (1)	70,620	3.5%	587,958	3.0%	8.33
Publix (1)	77,683	3.9%	575,973	3.0%	7.41
Kerasotes ShowPlace Theaters	37,000	1.8%	499,500	2.6%	13.50
Burlington Coat Factory	107,400	5.3%	483,300	2.5%	4.50
Staples (1)	44,330	2.2%	459,084	2.4%	10.36
Circuit City	32,471	1.6%	430,248	2.2%	13.25
Hobby Lobby	60,780	3.0%	425,460	2.2%	7.00

Total/Weighted Average	683,649	33.9%	$5,908,527	30.5%	$8.64

(1)
Indicates multiple locations.

Top 5 Commercial Tenants by Annualized Base Rent

Tenant	Total NRA	% of Total NRA	Annualized Base Rent	% of Total Annualized Commercial Base Rent	Base Rent Per Sq. Ft.
Mid-America Clinical Laboratories	100,000	18.3%	$1,737,000	17.6%	$17.37
Eli Lilly	99,542	18.2%	1,642,428	16.6%	16.50
Indiana Dept. of Administration (1)	95,393	17.5%	970,296	9.8%	10.17
University Medical Diagnostic Associates	30,726	5.6%	844,344	8.5%	27.48
City Securities	33,155	6.1%	661,440	6.7%	19.95

Total/Weighted Average	358,816	65.7%	$5,855,508	59.2%	$16.32

(1)
Indicates multiple locations.

Geographic Diversification

        Upon completion of this offering and our other formation transactions, we will have operating properties located in six states. The following table sets forth relevant information with respect to our operating properties on a pro forma basis as of December 31, 2003.

Geographic Diversification—Operating Properties Portfolio

State	Number of Properties (1)	Total Owned GLA/NRA (2)	% of Total	Annualized Base Rent (3)	% of Annualized Base Rent
Indiana	10	1,385,133	54.1%	$14,873,960	52.8%
Texas	4	479,061	18.7%	5,101,980	18.1%
Florida	3	378,669	14.8%	4,292,328	15.2%
Illinois	1	132,663	5.2%	1,589,304	5.6%
New Jersey	1	115,112	4.5%	1,554,696	5.5%
Georgia	1	69,628	2.7%	764,364	2.7%

Total	20	2,560,266	100%	$28,176,632	100%

(1)
Excludes Boulevard Crossing and Circuit City Plaza, which opened in 2004, and Union Station Parking Garage, which had gross parking income of $1,059,087 in 2003.

(2)
Total Owned GLA/NRA excludes square footage attributable to outlot structures and non-owned anchor space.

(3)
Annualized Base Rent includes base rent attributable to outlot ground leases.

Lease Expiration

        The following table sets forth information regarding lease expirations at our retail and commercial properties over the next few years on a pro forma basis as of December 31, 2003.

Lease Expiration Table—Total Portfolio

Lease Expiration Year	Number of Expiring Leases	Expiring GLA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent (2)	% of Total Base Rent	Expiring Base Rent Per Sq. Ft. (3)
2004	22	37,664	1.6%	$603,348	2.1%	$16.02
2005	26	95,965	4.0%	1,298,268	4.6%	13.53
2006	40	118,513	5.0%	1,433,544	5.1%	12.10
2007	37	174,843	7.3%	2,037,420	7.2%	11.65
2008	19	153,733	6.5%	1,404,468	5.0%	9.14
2009	8	26,867	1.1%	466,332	1.7%	17.36
2010	9	151,417	6.4%	1,463,504	5.2%	9.67
2011	21	466,493	19.6%	3,680,544	13.1%	7.89
2012	17	116,624	4.9%	1,862,388	6.6%	15.97
2013 and thereafter (4)	44	1,040,403	43.7%	13,926,816	49.4%	13.39

Total/Weighted Average	243	2,382,522	100%	$28,176,632	100%	$11.83

(1)
Expiring GLA excludes square footage for non-owned outlot structures and non-owned anchor space, as well as 177,744 square feet of vacant space as of December 31, 2003.

(2)
Excludes Boulevard Crossing and Circuit City Plaza, which opened in 2004, and Union Station Parking Garage, which had gross parking income of $1,059,087 in 2003. Expiring Base Rent includes base rent attributed to outlot ground leases.

(3)
Base Rent Per Sq. Ft. includes square footage for non-owned structures.

(4)
Expiring Base Rent excludes $653,004 for ground leases that expire in 2013 and beyond.

Individual Property Information

  Significant Properties

        Set forth below is information with respect to certain significant properties.

        Glendale Mall.    In 1999, we purchased Glendale Mall, the first enclosed mall in Indianapolis, and embarked on an ambitious redevelopment project to transform this aged property into a community lifestyle center. Three years into the redevelopment process, Glendale is anchored by L.S. Ayres department store, a non-owned Lowe's, a Kerasotes movie theatre, a branch of the Marion County Public Library, Old Navy, Stein Mart and Staples. As of December 31, 2003, over 80% of Glendale Mall's approximately 580,000 square feet of owned space was leased.

        The following tables set forth certain information with respect to Glendale Mall as of December 31, 2003.

Primary Tenant—Glendale Mall

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Kerasotes Theaters	Movie Theater	May-15	4 × 5 yr Terms	43,040	7.4%	$499,500	$11.61	15.2%
L.S. Ayres	Department Store	Jan-11	16 × 5 yr Terms	237,455	41.0%	$300,000	$1.26	9.6%

Lease Expiration Table—Glendale Mall

Lease Expiration Year	Number of Expiring Leases	Expiring GLA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent		% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	5	9,765	2.0%	$195,120		6.2%	$19.98
2005	1	692	0.1%	20,760		0.7%	30.00
2006	7	42,361	8.7%	401,940		12.8%	9.49
2007	4	25,946	5.3%	178,224		5.7%	6.87
2008	0	0	0.0%	0		0.0%	0.00
2009	2	4,000	0.8%	71,520		2.3%	17.88
2010	3	36,406	7.5%	347,976		11.1%	9.56
2011	8	279,305	57.2%	800,280		25.5%	2.87
2012	3	2,369	0.5%	114,300		3.6%	48.25
2013 and thereafter	6	87,051	17.8%	1,009,596	(2)	32.2%	11.60

Total	39	487,895	100%	$3,139,716		100%	$6.31

(1)
Expiring square feet excludes square footage for non-owned outlot structures and non-owned anchor space, as well as 87,497 square feet of vacant space as of December 31, 2003.

(2)
Expiring Base Rent excludes $140,000 for two ground leases that expire in 2016 and 2021, respectively.

Average Occupancy Rate and Base Rent—Glendale Mall

Fiscal Year	Average Occupancy Rate	Average Annual Rent Per Sq. Ft.
2003	84.2%	$6.47
2002	83.0%	$6.93
2001	75.7%	$6.35
2000	64.8%	$6.19
1999	71.4%	$3.37

        Plaza at Cedar Hill.    This power center located in a growing suburb of Dallas, Texas, will be acquired by us at or shortly after the conclusion of this offering for approximately $38.7 million. The Plaza at Cedar Hill has nearly 300,000 square feet of gross leasable area and is 100% occupied by tenants, including national retailers Hobby Lobby, Barnes & Noble, Marshall's, Ross Stores, Old Navy, and Linens 'N Things.

        The following tables set forth certain additional information with respect to Plaza at Cedar Hill as of December 31, 2003.

Primary Tenants—Plaza at Cedar Hill

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Hobby Lobby	Crafts	Oct-15	2 × 5 yr Terms	60,780	20.3%	$425,460	$7.00	12.2%
Linens N' Things	Housewares	Jan-16	3 × 5 yr Terms	34,521	11.5%	$353,832	$10.25	10.1%

Lease Expiration Table—Plaza at Cedar Hill

Lease Expiration Year	Number of Expiring Leases	Expiring GLA	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	0	0	0.0%	$0	0.0%	$0.00
2005	6	49,194	16.4%	644,844	18.4%	13.11
2006	5	9,603	3.2%	176,304	5.0%	18.36
2007	2	2,971	1.0%	59,436	1.7%	20.01
2008	2	4,540	1.5%	94,392	2.7%	20.79
2009	0	0	0.0%	0	0.0%	0.00
2010	1	30,550	10.2%	267,312	7.6%	8.75
2011	3	72,764	24.3%	978,060	28.0%	13.44
2012	2	11,360	3.8%	240,912	6.9%	21.21
2013 and thereafter	3	118,801	39.6%	1,037,784	29.7%	8.74

Total	24	299,783	100%	$3,499,044	100%	$11.67

Average Occupancy Rate and Base Rent—Plaza at Cedar Hill

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	99.8%		$11.57
2002	98.3%		$11.37
2001	91.1%		$10.84
2000	56.0%	(1)	$10.05

(1)
This property opened in September 2000.

        Thirty South.    This building was originally constructed at the turn of the century as a department store and was redeveloped into corporate headquarters in 1997. We purchased the property in 2001 and redeveloped it into a multi-tenant office building. At the time of the purchase, the building was vacant. As of December 31, 2003, Thirty South was approximately 92% leased. Its tenants include Eli Lilly, City Securities, LaSalle Bank and the Indiana Housing Finance Authority. Thirty South also is home to our corporate offices.

        The following tables set forth certain additional information with respect to Thirty South as of December 31, 2003.

Primary Tenants—Thirty South

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased GLA	% of Property Sq. Ft.	Annualized Rent	Annualized Rent Per Leased Sq. Ft.	% of Property Annualized Rent
Eli Lilly	Pharmaceutical	Nov-11	2 × 5 yr Terms	99,542	33.4%	$1,642,443	$16.50	34.1%
City Securities	Financial	Oct-14	2 × 5 yr Terms	33,155	11.1%	$661,442	$19.95	13.7%

Lease Expiration Table—Thirty South

Lease Expiration Year	Number of Expiring Leases	Expiring NRA (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.
2004	1	220	0.1%	$1,800	0.0%	$8.18
2005	0	0	0.0%	0	0.0%	0.00
2006	0	0	0.0%	0	0.0%	0.00
2007	3	18,253	6.6%	277,608	5.8%	15.21
2008	1	7,965	2.9%	159,948	3.3%	20.08
2009	0	0	0.0%	0	0.0%	0.00
2010	1	8,878	3.2%	179,780	3.7%	20.25
2011	3	99,542	36.1%	1,642,428	34.1%	16.50
2012	2	37,052	13.4%	590,724	12.3%	15.94
2013 and thereafter	8	103,703	37.6%	1,962,960	40.8%	18.93

Total	19	275,613	100%	$4,815,248	100%	$17.47

(1)
Excludes 22,733 square feet of vacant space as of December 31, 2003.

Average Occupancy Rate and Base Rent—Thirty South

Fiscal Year	Average Occupancy Rate		Average Annual Rent Per Sq. Ft.
2003	79.7%		$17.34
2002	46.5%	(1)	$15.19

(1)
We acquired this property in 2002.

  Third-Party Rights of First Refusal and Options to Purchase

        At one of our retail operating properties (50 S. Morton) and two of our retail development properties (176th & Meridian and 50th & 12th), a major tenant has a right of first refusal if we receive an offer to purchase the property that we intend to accept. If the tenant exercises its right, it must match the terms of the offer. We do not believe that the completion of our formation transactions triggers these rights. At two of our commercial operating properties (PEN Products and Indiana State Motor Pool), we ground lease parcels from the State of Indiana upon which we have constructed improvements, which have been leased back to the State. The State has the option to purchase the improvements and our interest as a tenant under each of the ground leases at the end of the initial ten-year terms or first renewal term based on negotiated purchase prices set forth in the leases.

Pending Retail Transactions

        We have entered into binding agreements to acquire the properties discussed below either before, concurrently with or shortly after completion of this offering. Although agreements have been executed with respect to these properties, we cannot assure you that any of these transactions will be completed.

        Cedar Hill.    In January 2004, we entered into a purchase agreement for Plaza at Cedar Hill, located in Cedar Hill, Texas. The total purchase price is $38.7 million, which includes approximately $28.0 million of assumed indebtedness. Plaza at Cedar Hill has 299,783 square feet of gross leasable area, which is currently 100% occupied, and was built in 2000. Tenants include Barnes & Noble, Marshall's, Linens N' Things, Office Max, Old Navy, Hobby Lobby and Ross Stores.

        In connection with the acquisition of Plaza at Cedar Hill, we also entered into a purchase agreement for Cedar Hill Village, located across the street from Plaza at Cedar Hill. The total purchase price is $6.8 million. Cedar Hill Village has 44,314 square feet of gross leasable area, which is currently 93% occupied, and was built in 2003. Tenants include Ultimate Electronics and several smaller shops. Subject to customary closing conditions, we expect to close on Cedar Hill Village in April 2004 and on Plaza at Cedar Hill upon the completion of this offering. In addition, the closing of Cedar Hill Village is a condition for the closing of Plaza at Cedar Hill.

        Publix at Acworth.    In January 2004, we entered into a purchase agreement for the Publix at Acworth shopping center, located in Acworth, Georgia. The total purchase price is $9.2 million. Publix at Acworth has 69,628 square feet of gross leasable area, which is currently 100% occupied, and was built in 1996. Its major tenants are Publix and CVS Pharmacy. Subject to customary closing conditions, we expect to close on this transaction upon the completion of this offering. The areas within a three-mile radius of the shopping center had an average annual population growth of 15.6% from 2000 to 2003.

        We are currently evaluating and negotiating a number of additional acquisition opportunities.

Option Properties

        We have entered into option agreements with entities controlled or owned by the Principals that grant our operating partnership the right to acquire each of the following option properties or interests therein.

        Erskine Village. A joint venture among Kite South Bend, LLC, Kimco Realty Corporation and Schottenstein Management purchased this 800,000 square foot Scottsdale Mall location in South Bend, Indiana in August 2003. The 58-acre parcel of land is located at the intersection of Miami Street and Ireland Road. The joint venture has worked with both the State of Indiana and the City of South Bend to secure economic incentives to redevelop the site and potentially construct a new 500,000 square foot shopping center on the land. The joint venture is working on the buyout of the existing mall tenants and formulating a final development plan for the site. The joint venture sold a 12.4-acre parcel to Target, which will be constructing a 140,000 square foot store.

        Tarpon Springs Plaza.    Tarpon Springs Plaza is a planned development to be located on a 32.7-acre site in Naples, Florida on the southeast corner of Immokalee Road and Interstate 75. Entitlements are scheduled to be approved by November 2004. A total of three separate plan unit developments will be merged to a single plan. Target has committed to construct a 173,800 square foot Super Target on 18.8 acres. In addition, the center will contain 86,000 square feet of junior boxes, small shop spaces and three outparcels.

        126th Street & Meridian Medical Complex.    The proposed medical complex is located at the southeast corner of 126th Street and Meridian in the heart of Carmel's medical corridor. The site was chosen due to its proximity to a new interchange that will be established as part of the Indiana Department of Transportation's U.S. 31 Corridor Improvement Plan. Kite Companies currently has the subject property under contract and is working with the city to secure all necessary entitlements. The 15.7-acre parcel is expected to include two 95,000 square foot medical office buildings. Discussions are ongoing with several anchor tenants for the first building, and the second building is anticipated to be primarily occupied by one of the city's largest beltway surgery centers. The project is anticipated to commence in the fall of 2004.

        Under the terms of each of the option agreements, we may acquire the property at a price equal to 95% of the then fair market value of the property based on the average of two appraisals (and a third appraisal in certain circumstances). The option price is payable in operating partnership units or cash, at our option. Our option expires five years from completion of this offering.

Excluded Assets

        The Principals will continue to own various outlots and interests in buildings that are held for sale or otherwise not suitable to be owned by us. In addition, the Principals will continue to own the following real estate interests and other assets:

  •
  An 80% interest in an entity that made a $1.3 million mortgage loan on a medical office that is expected to be paid in full in October 2004.

  •
  A 64% interest in a Conrad Hotel under development in downtown Indianapolis and a 30% interest in an adjacent building that will be redeveloped into a 40-unit residential apartment building. The hotel is projected to be completed in March 2006 with 243 rooms and luxury condominiums. The hotel is being built by an unrelated third party contractor.

  •
  A 100% interest in Kite, Inc., a full service self-performing interior construction company that was founded by Al Kite in 1960. Kite, Inc. specializes in drywall, acoustical ceilings, plastering, painting, wall covering, and general trades work. Kite, Inc. is primarily engaged to provide these services in the construction and restoration of commercial and industrial buildings primarily in the Midwest.

        In addition, the Principals will continue to hold interests in entities that own certain properties for which we have entered into option agreements that grant our operating partnership the right to acquire the properties or interests as described above under "—Option Properties."

Outstanding Indebtedness

        We expect to have approximately $135.2 million of consolidated indebtedness on a pro forma basis as of December 31, 2003. This debt will be comprised of six mortgage loans secured by our operating properties and eight acquisition loans and four construction loans secured by our development properties. The weighted average interest rate on this pro forma indebtedness is expected to be 6.12% (based on a 60-day LIBOR rate of 1.12% and prime rate of 4.0%, the rates in effect as of December 31, 2003). We expect that approximately $33.8 million, or 25% of our pro forma consolidated debt, will be variable rate debt.

        On March 5, 2004, in connection with a pending loan application with Wachovia Bank, N.A. totaling approximately $40 million, we entered into forward US Treasury rate locks with Wachovia. The term of the rate locks is for six months with a one month extension option. We locked the five year Treasury at a rate of 2.80% (with a notional amount of $30 million) and the ten year Treasury at a rate of 3.84% (with a notional amount of $10 million). In connection with the rate lock agreement, a letter of credit in the amount of $1.2 million was required. Additional fees may be required to be paid to Wachovia under certain circumstances.

        The following table sets forth information with respect to our total indebtedness that we expect will be outstanding after this offering and the proposed property acquisitions described in this prospectus.

	Historical Outstanding Amount (as of 12/31/03)	Pro Forma Outstanding Amount (as of 12/31/03)	Interest Rate	Annual Debt Service(1)	Maturity Date
	($ in thousands)
CONSOLIDATED LONG TERM DEBT:
Fixed Rate:
Operating Properties
Preston Commons	$4,710	$4,710	5.90%	$338	3/11/13
Whitehall Pike	10,212	10,212	6.71%	933	7/5/18
Thirty South	23,500	23,500	6.09%	1,431	1/11/14
Spring Mill Medical	250	—	—	—	—
Ridge Plaza	1,500	—	—	—	—
Plaza at Cedar Hill	—	27,475	7.38%	2,343	2/1/12
Properties Under Development
Greyhound Commons	144	—	—	—	—
Cool Creek Commons	2,204	2,204	9.50%	209	6/30/05
Eagle Creek Phase II	6,400	6,400	6.50%	416	12/31/06
Eagle Creek Phase II (Capri)	963	963	6.00%	58	1/15/07
Variable Rate:
Operating Retail Properties
Union Station Parking Garage	2,300	—	—	—	—
Shops at Eagle Creek	5,568	—	—	—	—
Kings Lake Square	9,010	—	—	—	—
Ridge Plaza Shopping Center	16,040	—	—	—	—
Stoney Creek Commons Phase I	2,218	—	—	—	—
Circuit City Plaza	2,525	2,525	LIBOR + 1.85%	75	6/30/05
Boulevard Crossing	8,534	8,534	Prime + 0.50%	384	8/7/05
Mid-America Clinical Labs	13,313	—	—	—	—
PEN Products	5,448	—	—	—	—
Properties Under Development
50th & 12th	3,478	3,478	LIBOR + 1.90%	105	3/31/04
Greyhound Commons	1,833	1,833	LIBOR + 2.50%	66	5/31/04
Weston Park Phase I	3,413	—	—	—	—
Traders Point	10,445	10,445	Prime	419	12/6/04
Cool Creek Commons	4,057	4,057	Prime + 0.25%	172	10/31/04
Eagle Creek Phase II (Pad 1)	850	850	LIBOR + 2.50%	31	4/23/04
Geist Pavilion	1,422	1,422	Prime + 0.25%	60	12/5/04
Land Held for Development
Frisco Bridges	1,161

Total Historical Consolidated Debt	$141,498

PRO FORMA JOINT VENTURE DEBT ASSUMED:
Fixed Rate:
The Corner	$1,982	$1,982	7.65%	$205	7/1/11
International Speedway Square	20,132	20,132	7.17%	1,670	3/11/11
50 S. Morton	528	—	—	—	—
Burlington Coat	1,066	—	—	—	—
Glendale Mall	29,400	—	—	—	—
Variable Rate:
Red Bank Commons	700	700	Prime + 0.50%	31	12/30/04

Net Premium on Plaza at Cedar Hill (2)		$3,744
Total Pro Forma Consolidated Debt		$135,166	6.12%	$8,946

Our Share of Pro Forma Unconsolidated Joint Venture Debt
The Centre (2)	$2,706	$2,706	6.99%	$287	6/1/09
Spring Mill Medical (3)	6,200	6,200	6.45%	469	9/1/13

Total Pro Forma Share of Unconsolidated Joint Venture Debt		$8,906	6.61%	$756

(1)
Annual debt service for floating rate loans is calculated based on the 60-day LIBOR rate of 1.12% and the Prime Rate of 4%, the rates in effect at December 31, 2003.

(2)
We will own a 60% interest in The Centre.

(3)
We will own a 50% interest in Spring Mill Medical.

Debt Obtained and Refinanced Since December 31, 2003

        In January 2004, we entered into a construction loan on our 176th & Meridian property with LaSalle Bank with a principal balance of approximately $4.8 million at a floating interest rate of LIBOR + 190 basis points. The maturity date is July 31, 2005.

        In March 2004, we extended the loan on our Mid-America Clinical Labs property with National City Bank for a new principal amount of approximately $13.4 million at a floating interest rate of LIBOR + 220 basis points. The new maturity date is February 25, 2011.

        In March 2004, we entered into a land acquisition loan on our Traders Point II property with Whitaker Bank with a principal balance of approximately $2.1 million and a floating interest rate of Prime + 100 basis points to acquire land adjacent to Traders Point. The maturity date is March 4, 2005.

        In March 2004, we entered into a construction loan on our 82nd & Otty property with Keybank with a commitment of approximately $1.8 million at a floating rate of LIBOR + 225 basis points. The maturity date is November 1, 2004.

        In April 2004, we entered into a construction loan on our Traders Point property with Huntington Bank with a commitment of $40 million at a floating rate of LIBOR + 235 basis points. The maturity date is October 5, 2006. The entity also entered into a mezzanine loan with Huntington Bank with a principal balance of approximately $3.2 million at a fixed rate of 12% current pay with a 14% IRR look-back. The maturity date is September 30, 2006.

        In April 2004, we entered into a land acquisition loan for one of our undeveloped parcels with Huntington Bank with a principal balance of $533,000 at a floating rate of Prime. The maturity date is October 5, 2006.

        In April 2004, we increased the line of credit on our Stoney Creek Commons property with First Indiana Bank from a principal balance of $4.0 million to $5.7 million at a floating rate of Prime + 50 basis points. The new maturity date is October 31, 2004.

    Revolving Credit Facility

        Our operating partnership intends to enter into a revolving credit facility concurrently with or shortly after the completion of this offering, which facility will be used to finance future property development and acquisition activities.

Competition

        We believe that competition for the development, acquisition and operation of neighborhood and community shopping centers is highly fragmented. We face competition from institutional investors, other REITs and owner-operators engaged in the development, acquisition, ownership and leasing of shopping centers as well as from numerous local, regional and national real estate developers and owners in each of our markets.

        We encounter competition for development and acquisitions of existing income-producing properties. We also face competition in leasing available space at our properties to prospective tenants. The actual competition for tenants varies depending upon the characteristics of each local market in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, price, the presence of anchor tenants and maintenance of properties.

Offices

        Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204. Our telephone number is (317) 577-5600. We believe that our current facilities are adequate for our present and future operations.

Legal Proceedings

        We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties. We are involved in routine litigation arising in the ordinary course of business, none of which we believe to be material.

Employees

        We initially intend to employ approximately 80 persons. Of these employees, approximately 50 will be "home office" executive and administrative personnel and approximately 30 will be on-site management and administrative personnel. We believe that our relations with our employees are good. None of our employees are unionized.

MANAGEMENT

Executive Officers and Trustees

        Upon consummation of this offering, our board of trustees will consist of seven members, including five who will be independent trustees. Pursuant to our charter, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See "Description of Shares — Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws," beginning on page 100. The first annual meeting of our shareholders after this offering will be held in 2005. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

        The following table sets forth information concerning the individuals who will be our trustees and executive officers upon the completion of this offering:

Name	Age	Position
Alvin E. Kite, Jr.	71	Chairman of the Board of Trustees
John A. Kite	38	Chief Executive Officer, President and Trustee
Thomas K. McGowan	39	Executive Vice President of Development, Chief Operating Officer and President of Kite Construction, Inc.
Daniel R. Sink	36	Senior Vice President and Chief Financial Officer
William E. Bindley	63	Trustee nominee*
Michael L. Smith	55	Trustee nominee*
Eugene Golub	73	Trustee nominee*
Richard A. Cosier	56	Trustee nominee*
Gerald L. Moss	68	Trustee nominee*

*
It is expected that this individual will become a trustee immediately after completion of this offering.

        Alvin E. Kite, Jr. will be Chairman of our Board of Trustees and is the founder and Chairman of Kite Companies. Kite, Inc. was started in 1960 and has grown to become one of the nation's largest interior construction firms. Under Mr. Kite's leadership, Kite Companies grew to include Kite Development Corporation, KMI Realty Advisors, Inc., and Kite Construction, Inc., which has provided general and interior construction and construction management services in North America, Europe, the Middle East, and North Africa. Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in the school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. He also serves on the Board of Directors of Meridian Hills Country Club in Indianapolis. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Upon graduation, he attended the Air Force Management School and served as a fighter pilot from 1955-1958, after which he served in the Air Force Reserves as a troop carrier pilot.

        John A. Kite will be our Chief Executive Officer and President and a Trustee and has been President and CEO of Kite Companies since 1997. Mr. Kite has been responsible for the strategic direction and operating results for all four operating divisions of Kite Companies. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite projects. In this capacity, Mr. Kite oversaw in excess of $250 million in financing. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that oversees in excess of $400 million of diverse real estate holdings for pension fund clients. Mr. Kite holds a B.A. in Economics from DePauw University and began his career in 1987 at Harris Trust and Savings Bank in Chicago.

        Thomas K. McGowan will be our Executive Vice President of Development, Chief Operating Officer and President of Kite Construction, Inc. and has been Executive Vice President of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 18 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels. Mr. McGowan graduated from Indiana University with a B.A. in political science.

        Daniel R. Sink will be our Senior Vice President and Chief Financial Officer and has been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, the corporate accounting function, corporate tax planning, overall company financial budgeting, and corporate operations and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (subsequently merged into BKD LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant and earned his B.S. in Accounting from Indiana University.

        William E. Bindley will be our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana since 2001. Since 1992, he has also been Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, CEO and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the boards of Priority Healthcare Corporation and Shoe Carnival, Inc., a Nasdaq-listed company. He previously served on the boards of Cardinal Health and Key Banks, NA (Cleveland, Ohio). He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is currently Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President's Advisory at Purdue.

        Michael L. Smith has served as Executive Vice President and CFO of Anthem Blue Cross and Blue Shield since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and CFO of Anthem Blue Cross and Blue Shield's operations in the Midwest and Connecticut. Mr. Smith was the co-executive sponsor of Anthem's $4.0 billion initial public offering in 2001, when Anthem executed one of the largest IPOs in the history of the New York Stock Exchange. Mr. Smith serves on the board of directors, First Indiana Corporation, a Nasdaq-listed bank holding company, First Internet Bank, InterMune, Inc., Finishmaster, Inc., and the Legacy Fund of Hamilton County. Mr. Smith is a member of the Board of Trustees of DePauw University. He has maintained several community service leadership roles, including Indianapolis Symphony, Children's Museum of Indianapolis, Family Support Center, St. Vincent's Hospital Foundation, Eiteljorg Museum, and the Crossroads Rehabilitation Center.

        Eugene Golub is the founder and since 1965 has been Chairman of Golub & Company, a private company which has been involved in more than $3.0 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the boards of ARCap REIT, Inc. and The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

        Richard A. Cosier has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999 and Director of the Burton D. Morgan Center for Entrepreneurship since 2001. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who's Who in America and served on the board at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. His community service includes, among others, chairing the Norman Economic Development Coalition and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

        Gerald L. Moss is of counsel with Bingham McHale, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). These duties included providing legal counsel relative to the development of the Indiana Convention Center and RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His University and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School's Board of Visitors and is a recipient of the School's Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana. In March 2004, Mr. Moss was named an Indiana Super Lawyer being voted one of the top 5% of all lawyers in Indiana by peer selection.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance initiatives that we have enacted include the following:

  •
  Our board of trustees is not staggered, with all of our trustees subject to re-election annually;

  •
  Of the seven persons who will serve on our board of trustees immediately after the completion of this offering, five have been determined by us to be independent for purposes of the New York Stock Exchange's listing standards;

  •
  We have opted out of the Maryland business combination and control share acquisition statutes; and

  •
  We do not have a shareholder rights plan.

Committees of the Board of Trustees

    Audit Committee

        Upon completion of this offering, our audit committee will consist of three independent trustees. It is expected that Mr. Smith will serve as the chairman and will be an audit committee financial expert, as defined in applicable SEC and New York Stock Exchange regulations. Prior to completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee's primary duties to be to:

  •
  serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally of our internal audit function;

  •
  oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

  •
  provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board;

  •
  resolve any disagreements between our management and the outside auditors regarding our financial reporting; and

  •
  preparing the audit committee report for inclusion in our proxy statement for our 2004 annual meeting.

        Our audit committee charter will also mandate that our audit committee pre-approve all audit, audit-related, tax and other services conducted by our independent accountants.

    Compensation Committee

        Upon completion of this offering, our compensation committee will consist of three independent trustees. It is expected that Mr. Bindley will serve as chairman of the compensation committee. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee's primary duties to be to:

  •
  establish guidelines and standards for determining the compensation of our executive officers;

  •
  review our executive compensation policies and plans;

  •
  recommend to our board of trustees compensation for our executive officers;

  •
  administer and implement our equity incentive plan;

  •
  determine the number of shares underlying, and the terms of, restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

  •
  prepare a report on executive compensation for inclusion in our proxy statement for our annual meeting.

    Nominating and Corporate Governance Committee

        Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. It is expected that Mr. Moss will serve as chairman of the nominating and corporate governance committee. The primary functions of the nominating and corporate governance committee will be to:

  •
  identify individuals qualified to become members of our board of trustees and recommend trustee candidates for election or re-election to our board;

  •
  consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting trustees; and

  •
  monitor our corporate governance principles and practices, our human resource practices and our fulfillment of obligations of fairness in internal and external matters.

Compensation of Trustees

        The members of our board of trustees who are also our employees do not receive any additional compensation for their services on our board. Initially, we will pay our non-employee trustees $1,000 per board or committee meeting and we will reimburse them for their reasonable travel expenses incurred in connection with their attendance at board meetings. Non-employee trustees will receive a $25,000 annual retainer and non-employee trustee committee chairs will be paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also will receive a $10,000 annual retainer. In addition, these trustees will receive, upon initial election to our board, options to purchase             of our common shares, and annually each year after their initial election, will receive options to purchase            of our common shares.

Compensation Committee Interlocks and Insider Participation

        None.

Executive Compensation

        The table below sets forth the compensation expected to be earned in 2004 on an annualized basis by our chief executive officer and our three other executive officers, who are collectively referred to as the named executive officers.

Summary Compensation Table

	Annual Compensation			Long-term Compensation Awards
Name	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARS	LTIP Payouts	All Other Compensation
Alvin E. Kite, Jr. Chairman
John A. Kite Chief Executive Officer and President
Thomas K. McGowan Executive Vice President of Development, Chief Operating Officer
Daniel R. Sink Senior Vice President and Chief Financial Officer

Employment Agreements

        We plan to enter into employment agreements with each of the named executive officers along with George McMannis, our Senior Vice President of Finance, Mark Jenkins, our Senior Vice President of Retail Development, and Jeff Lynch, our Senior Vice President, the terms of which have not yet been determined.

Equity and Benefit Plans

        A description of the provisions of our 2004 Equity Incentive Plan is set forth below. In this summary the 2004 Equity Incentive Plan is referred to as the equity incentive plan. This summary is qualified in its entirety by the detailed provisions of the equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

        Our board of trustees and shareholders approved the equity incentive plan on                        , 2004. The purpose of the equity incentive plan is to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

        A total of            common shares will be reserved for future issuance under the equity incentive plan, subject to reduction under certain circumstances. The maximum number of common shares subject to options, share appreciation rights or time-vested restricted shares that can be issued under the equity incentive plan to any person is            shares in any single calendar year. The maximum number of shares that can be issued under the equity incentive plan to any person other than pursuant to an option, appreciation rights or time-vested restricted shares is            shares in any single calendar year.

        The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $              and the maximum amount that may be earned as a

performance award or other cash award in respect of a performance period by any one person is $              .

        Administration.    Upon closing of this offering, the equity incentive plan will be administered by the compensation committee of our board of trustees. Subject to the terms of the equity incentive plan, the compensation committee will select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

        Source of Shares.    The common shares issued or to be issued under the equity incentive plan consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.

        If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.

        Eligibility.    Awards may be made under the equity incentive plan to our or our affiliates' employees, trustees and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our board of trustees.

        Amendment or Termination of the Plan.    While our board of trustees may terminate or amend the equity incentive plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of common shares that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan.

        Unless terminated earlier, the equity incentive plan will terminate in 2014, but will continue to govern unexpired awards. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the rules of the New York Stock Exchange or other applicable laws.

        Options.    The equity incentive plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee's stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the equity incentive plan.

        The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the equity incentive plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

        Other Awards.    The compensation committee may also award under the equity incentive plan:

  •
  common shares subject to restrictions;

  •
  common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;

  •
  unrestricted common shares, in lieu of cash bonuses, which are common shares issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

  •
  dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares, which shall be granted, if at all, in tandem with stock options on a one-for-one basis;

  •
  a right to receive a number of common shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

  •
  performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee.

The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

        Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The equity incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the plan that awards qualify for this exception.

        Business Criteria.    The compensation committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or lending groups (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

  •
  total shareholder return;

  •
  total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

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  pretax earnings;

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  funds from operations;

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  earnings before interest expense and taxes;

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  earnings before interest, taxes, depreciation and amortization;

  •
  operating margin;

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  earnings per share;

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  return on equity;

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  return on capital;

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  return on assets;

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  return on investment;

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  operating earnings;

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  working capital;

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  ratio of debt to shareholders' equity; and

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  revenue.

        Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the equity incentive plan, including the individual limitations on awards, to reflect common share dividends, stock splits, spin-off and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        The Principals are parties to contribution agreements with us and our operating partnership pursuant to which they will contribute their direct or indirect interests in the property entities and other specified assets and liabilities to us or the operating partnership in exchange for shares and units. See "Structure and Formation of Our Company—Formation Transactions," beginning on page 83. The value of the shares and units that we will give for these contributed property interests and other assets will increase or decrease if our common share price increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters.

Contribution Agreements and Tax Protection Agreement

        Our operating partnership will acquire interests in certain of the property entities pursuant to contribution agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their direct or indirect interests in the property entities to our operating partnership (or to a wholly-owned limited liability company subsidiary of our operating partnership) for operating partnership units, cash and/or the assumption of certain liabilities. We will assume or succeed to all of the contributors' rights, obligations and responsibilities with respect to the properties and the property entities contributed.

        Under their respective contribution agreements and the Service Company merger agreements, as applicable,

  •
  Al Kite and related entities will receive            shares and            units (with a value of approximately $            , representing a      % beneficial interest in our company on a fully diluted basis);

  •
  John Kite and related entities will receive            shares and            units (with a value of approximately $            , representing a      % beneficial interest in our company on a fully diluted basis);

  •
  Paul Kite and related entities will receive            shares and            units (with a value of approximately $            , representing a      % beneficial interest in our company on a fully diluted basis); and

  •
  Tom McGowan and related entities will receive            units (with a value of approximately $            , representing a      % beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our senior management team and related entities will receive            units (with a value of approximately $            , representing a             % beneficial interest in our company on a fully diluted basis); and

  •
  Ken Kite will receive            units (with a value of approximately $2.0 million, representing a            % beneficial interest in our company on a fully diluted basis).

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which this tax indemnity obligation relates represented approximately 42% of our annualized rent in the aggregate on a pro forma basis as of December 31, 2003. These tax indemnities would not apply in the event of a tax-deferred disposition of a restricted property if the restricted property is disposed of in a transaction in which no gain is required to be recognized (for example, a

1031 exchange, or a tax-free partnership merger or contribution). However, the tax protection then would apply to the replacement property (or the partnership interest received in the exchange), to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transactions.

        We also have agreed with the Principals and Ken Kite that, if we dispose of other assets contributed by the Principals that generate more than $4 million of built-in gain for our Principals and Ken Kite, as a group, in any single year through 2016, we will reimburse the Principals and Ken Kite for tax liabilities incurred with respect to the amount of built-in gain triggered in excess of $4 million. To the extent that less than $4 million in permitted gain is recognized in any single year, the balance will carryforward and can be triggered in later years, subject to a limitation that the total gain that may be recognized in any single year without a tax reimbursement obligation will not exceed $10 million in any year through 2011, or $20 million in any year between 2012 and 2016. This undertaking will terminate on December 31, 2016.

        We also have agreed to maintain approximately $33 million of mortgage indebtedness or, alternatively, to offer the Principals and Ken Kite the opportunity to guarantee specific types of the operating partnership's indebtedness in order to enable them to continue to defer certain tax liabilities.

        We do not anticipate that the tax indemnities granted to the contributors will materially affect the way in which we conduct our business, given our ability to undertake Section 1031 like-kind exchanges and other tax deferral transactions, and our ability to cause the Principals to recognize at least $4 million of gain per year except with respect to the six restricted properties. We have no intention to sell or otherwise dispose of the properties or interests therein in taxable transactions that would result in an indemnification requirement under this agreement. Nevertheless, although we do not intend to sell any of these properties in transactions that would trigger these tax indemnification obligations, if we were to trigger our tax indemnification obligations, we would be liable for damages. Property dispositions that would give rise to an indemnification obligation under the tax protection agreement must be approved by a majority of our independent trustees.

Partnership Agreement

        Concurrently with the completion of this offering, we will enter into the partnership agreement with the various limited partners of our operating partnership. See "Structure and Description of Operating Partnership," beginning on page 89. We will be the general partner of the operating partnership and we will own      % of the limited partner interests in the operating partnership. The Principals, who are trustees and/or executive officers of our company, or entities related to them, will be limited partners in our operating partnership.

Employment Agreements

        We will enter into an employment agreement with each of our executive officers and certain other members of our senior management team, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, as described under "Management—Employment Agreements," on page 76.

Option Agreements

        We have entered into option agreements with entities controlled or owned by the Principals that grant our operating partnership the right to acquire three option properties or their interests in the property entities, the terms of which are described above under the heading "Our Business and Properties—Option Properties," on page 66.

Other Contracts with Affiliates

    Kite, Inc.

  Service Contracts

        As described elsewhere in this prospectus, the interests held by Al Kite, John Kite and Paul Kite in Kite, Inc., which provides interior construction services to third parties, will continue to be held by such individuals after the closing of this offering. Kite, Inc. is a party to several contracts relating to the properties being contributed to us that we will assume in connection with our formation transactions. We expect Kite, Inc. to earn approximately $375,000 in fees in construction revenue in 2004 under the contracts referred to above.

  Office Lease

        Kite, Inc., will lease office space from us at our headquarters at Thirty South. The annual rent payable under this lease is expected to be approximately $85,000 in 2004.

    Cost-Sharing Agreement with Affiliates

        Paul Kite, the son of Al Kite and the brother of John Kite, will continue to conduct real estate activities through a company controlled by him. None of the Principals (other than Paul Kite) will make an equity investment in his company. As part of our formation transactions, we will enter into a cost-sharing agreement with his company pursuant to which it will reimburse us for expenses related to use of office space and certain of our personnel and administrative services. We expect to enter into a similar cost-sharing agreement with Kite, Inc. pursuant to which it will reimburse us for the cost of our services used by it. If the Principals or other entities that are controlled by one or more of the Principals or affiliates thereof that are excluded from our structure utilize similar services, we expect to execute similar cost-sharing agreements with such individuals or entities, as applicable, pursuant to which they will reimburse us for the cost of such services.

    KMI Management

        KMI Management, which is owned by the Principals, leases from us the conference center at our headquarters at Thirty South. The annual rent payable under this lease is expected to be approximately $168,000 in 2004.

        KMI Management also separately owns an aircraft that we expect to use for company business. We expect to reimburse KMI Management for certain costs associated with the use of this aircraft.

Other Benefits to Related Parties

        We will repay approximately $9.0 million of existing indebtedness due to an affiliate of certain of the Principals that we will assume in connection with our formation transactions.

        We expect to cause any personal guaranties previously made by the Principals with respect to the properties and other assets being contributed to us (including any loans relating thereto) to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the Principal(s) with respect to any loss incurred pursuant to such guaranty.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

    Our Operating Partnership

        Following the completion of this offering and our other formation transactions, substantially all of our assets will be held by, and our operations conducted by, our operating partnership. We will contribute the proceeds of this offering to our operating partnership in exchange for a number of operating partnership units equal to the number of common shares issued in this offering. We will acquire additional units in our operating partnership in exchange for the contribution of the interests in the service companies as described below that we acquire as part of the formation transactions. Messrs. Al Kite, John Kite, Paul Kite and Tom McGowan, and certain of our executive officers and other individuals that will contribute interests in the properties or the property entities, will own the remaining operating partnership units and be limited partners of our operating partnership. We will control our operating partnership as general partner and as the owner of approximately    % of the interests in our operating partnership. Beginning one year after the closing of this offering, limited partners of our operating partnership (other than us) may redeem their operating partnership units in exchange for either cash in an amount equal to the market value of our common shares or, if we elect to assume and satisfy the redemption obligation directly, either cash or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement of our operating partnership. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares.

    Our Service Companies

        Each of Kite Development Corporation, Kite Construction and KMI Realty Advisors, which we refer to as the Service Companies, will merge with and into newly formed Indiana limited liability companies that are wholly owned by us immediately prior to the completion of this offering, with certain of the Principals receiving our common shares in exchange for their interests in the Service Companies. We will contribute the interests in the successor Service Companies to our operating partnership in exchange for a number of units in our operating partnership equal to the number of common shares issued to the Principals in these merger transactions.

Formation Transactions

        Prior to or simultaneously with the completion of this offering, we will engage in the formation transactions described below. The formation transactions are designed to consolidate the ownership of the properties held by Kite Companies and a substantial majority of the commercial real estate businesses of Kite Companies into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to acquire certain properties from third parties, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2004, and defer the recognition of gain related to the contributed properties for certain continuing investors, including the Principals. As part of our formation transactions:

  •
  Kite Realty Group Trust was formed as a Maryland real estate investment trust on March 29, 2004.

  •
  Our operating partnership was organized as a Delaware limited partnership on March 29, 2004.

  •
  The successors to the Services Companies were formed as Indiana limited liability companies on April 1, 2004.

  •
  We will sell            common shares in this offering and an additional            common shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a like number of units in the operating partnership.

  •
  Pursuant to separate contribution agreements, the Principals and certain of our executive officers and other individuals will contribute their direct or indirect interests in certain of the property entities to our operating partnership in exchange for an aggregate of operating partnership units (with an initial aggregate value of approximately $            million) and the assumption of $             million of debt. The value of the operating partnership units that we will give in exchange for contributed property interests and other assets will increase or decrease depending on the initial public offering price of our common shares and subsequent trading of our common shares. The initial public offering price of our common shares will be determined in consultation with the underwriters. The initial public offering price will not necessarily bear any relationship to our book value or the fair market value of our assets. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately $            million as of December 31, 2003. We did not obtain any third-party appraisals of the properties or other assets to be contributed to our operating partnership or purchased by our operating partnership for cash in connection with the formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the consideration to be given by us for these properties and other assets in the formation transactions may exceed their fair market value.

  •
  In connection with the foregoing contributions, we will enter into an agreement with the Principals and Ken Kite that indemnifies them with respect to certain tax liabilities intended to be deferred through the formation transactions if all or part of these liabilities are recognized prior to December 31, 2016, either as a result of a taxable disposition of a property by us or if we fail to offer the opportunity for the Principals and Ken Kite to be allocated certain amounts of our debt for tax purposes.

  •
  Pursuant to separate merger agreements, the Service Companies will merge with and into our newly formed limited liability company subsidiaries and the shareholders of the Service Companies (each of whom is a Principal or an affiliate of one or more of the Principals) will receive an aggregate            common shares in the mergers; we will contribute all of our interests in the successor Service Companies to our operating partnership in exchange for a like number of operating partnership units. At least one of the Service Companies, KMI Realty Advisors, will elect to be treated as a "taxable REIT subsidiary" with respect to us.

  •
  In connection with the foregoing transactions, we will assume approximately $197 million of mortgage and other indebtedness, including approximately $9 million of debt owed to an affiliate controlled by the Principals.

  •
  Pursuant to purchase agreements with third parties, we will acquire additional interests in nine of the property entities for an aggregate of approximately $12 million in cash and as a result we will assume mortgage and other indebtedness of these entities of approximately $54 million.

  •
  Our operating partnership intends to enter into a revolving credit facility, concurrently with or shortly after the completion of this offering, which facility will be used primarily to finance future property development and acquisition activities.

  •
  We expect that our operating partnership will use a portion of the net proceeds of this offering to repay approximately $121 million of existing indebtedness, including prepayment penalties, exit fees and defeasance costs, consisting of the following:

  •
  $60.8 million to third party lenders (other than Lehman Brothers and Wachovia Securities and their affiliates);

  •
  $21.1 million to affiliates of Lehman Brothers;

  •
  $30.6 million to affiliates of Wachovia Securities; and

  •
  $9.0 million to an affiliate controlled by the Principals.

  •
  Many of the current employees of Kite Companies will become employees of our operating partnership and/or our Service Companies.

  •
  We will enter into option agreements with certain of the Principals under which we will have the right to acquire their interests in three additional properties or property entities, subject to certain conditions. We also will enter into development, construction, management and/or leasing agreements with respect to these properties. See "Our Business and Properties—Option Properties," on page 66, and "Certain Relationships and Related Transactions—Option Agreements," on page 81.

Benefits to Related Parties

        The Principals and certain of our executive officers and other individuals will contribute their direct or indirect interests in the property entities and other specified assets to our operating partnership in exchange for operating partnership units and the assumption of certain liabilities. Certain of the Principals also will receive common shares in exchange for their interests in the Service Companies, which we will acquire through merger transactions.

        Under their respective contribution agreements and the Service Company merger agreements, as applicable:

  •
  Al Kite and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  John Kite and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Paul Kite (son of Al Kite and brother of John Kite) and related entities will receive            shares and            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Tom McGowan and related entities will receive            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis);

  •
  Certain other members of our senior management team and related entities will receive            operating partnership units (with a value of approximately $            , representing a            % beneficial interest in our company on a fully diluted basis).

        In addition, we will assume and repay approximately $9.0 million of existing indebtedness due to an affiliate controlled by the Principals.

        We expect to cause any personal guaranties previously made by the Principals with respect to the properties and other assets being contributed to us (including any loans relating thereto) to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify the Principal(s) with respect to any loss incurred pursuant to such guaranty.

        We have agreed with the Principals that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify those contributors for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 42% of our annualized base rent in the aggregate on a pro forma basis as of December 31, 2003.

        We also have agreed with the Principals and Ken Kite to limit the aggregate gain that they would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that were deferred in connection with the formation transactions.

        We intend to enter into an employment agreement with our executive officers and certain other members of our senior management team providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances.

        The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering and the formation transactions.

         Upon completion of this offering and our other formation transactions, we expect to own an approximate            % ownership interest in our operating partnership and the Principals and other limited partners will own an approximate            % ownership interest in our operating partnership. If the underwriters' over-allotment option is exercised in full, we expect to own an approximate            % ownership interest in our operating partnership and the Principals will own an approximate            % ownership interest in our operating partnership, and the Principals will own an approximate            % ownership interest in us.

Determination of Offering Price

        Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price of our common shares was determined by negotiations between the underwriters and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after the offering. The aggregate historical combined net tangible book value of the interests and assets to be contributed to us was approximately $            million as of December 31, 2003. In addition, we will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the fair market value of these properties. See "Risk Factors—Risks Related to Our Operations—The consideration given by us in exchange for the contribution of properties and other assets in the formation transactions may exceed the fair market value of the assets," beginning on page 16.

STRUCTURE AND DESCRIPTION OF OPERATING PARTNERSHIP

        The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the "partnership agreement." This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, reference to "our company," "we," "us" and "our" mean Kite Realty Group Trust and its wholly owned subsidiaries.

Management

        Our operating partnership, Kite Realty Group, L.P., is a Delaware limited partnership that was formed on March 29, 2004. We are the sole general partner of our operating partnership, and we will conduct substantially all of our operations through our operating partnership. Upon completion of this offering and our other formation transactions, we expect to own approximately    % of the interests in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. The consent of the limited partners, not including us to some matters, is necessary in limited circumstances.

Management Liability and Indemnification

        We, as general partner of our operating partnership, and our trustees and officers are not liable for monetary or other damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as we acted in good faith. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, or any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint and several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

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  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

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  the indemnitee actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

        Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.

        The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

        We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including any operating partnership units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

        Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of operating partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to our operating partnership or the operating partnership units. Further, no transfer of operating partnership units by a limited partner, without our prior written consent, may be made if, in the opinion of legal counsel for our operating partnership:

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  the transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes; or

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  the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject our operating partnership to adverse tax consequences.

        Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

        In the case of a proposed transfer of operating partnership units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain our prior consent.

Distributions

        The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

        Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that operating partnership unit has been exchanged or redeemed.

        We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

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  to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

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  to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "Material United States Federal Income Tax Considerations," beginning on page 107.

Redemption

        As a general rule, a limited partner may exercise a redemption right to redeem his or her operating partnership units at any time beginning one year following the date of the issuance of the operating partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its operating partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than 10 calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

        A limited partner may exercise its unit redemption right by giving written notice to our operating partnership and us. The operating partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 operating partnership units, or if the limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those operating partnership units redeemed.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the operating partnership units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the operating partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of limited partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

        No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

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  our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

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  our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

        Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

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  additional capital contributions or loans to our operating partnership; or

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  the issuance or sale of any operating partnership units or other partnership interests.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

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  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

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  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

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  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

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  to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

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  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

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  the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

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  the prohibition against removal of our company as general partner by the limited partners;

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  restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to operating partnership units;

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  limitations on transactions with affiliates;

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  our liability as general partner for monetary or other damages to our operating partnership;

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  partnership consent requirements for the sale or otherwise dispose of substantially all the assets of our operating partnership; or

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  the transfer of partnership interests held by us or the dissolution of our operating partnership.

        Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including partnership interests held by us.

        Amendments to the partnership agreement that would, among other things:

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  convert a limited partner's interest into a general partner's interest;

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  modify the limited liability of a limited partner;

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  alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or

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  materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Term

        Our operating partnership will continue until dissolved upon the first to occur of any of the following:

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  an event of withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

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  through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including operating partnership Units held by us);

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  an election to dissolve the operating partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

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  entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

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  the sale of all or substantially all of the assets and properties of our operating partnership for cash or for marketable securities; or

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  entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. Any change to any of these policies would be made by our board of trustees, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in our and our shareholders' best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to focus on increasing our internal growth and we expect to continue to pursue targeted acquisitions and development of neighborhood and community shopping centers in attractive markets with strong economic and demographic characteristics and selected commercial properties. In evaluating future investments in neighborhood and community shopping centers, we seek a convenient and easily accessible location with abundant parking facilities, preferably occupying the dominant corner, close to residential communities, with excellent visibility for our tenants and easy access for neighborhood shoppers. We will also consider future opportunities to invest in other properties that do not meet our usual criteria on a case-by-case basis. In evaluating future investments in properties other than neighborhood and community shopping centers, we seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include properties having high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties that are debt-free, a transaction in which we might issue units in the operating partnership or properties that provide substantial growth potential through redevelopment.

        We currently expect to incur additional debt in connection with any future acquisitions of real estate.

        We expect to conduct substantially all of our investment activities through the operating partnership and our other affiliates. Our policy is to acquire assets primarily for current income generation. In general, our investment objectives are:

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  to increase our value through increases in the cash flows and values of our properties;

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  to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties; and

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  to provide quarterly cash distributions.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

        We have not, prior to this offering, engaged in any significant investments in mortgages, although we may engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        We have not, prior to this offering, generally engaged in investment activities in other entities (other than joint ventures in which we are actively involved). Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers. See "Material United States Federal Income Tax Considerations," beginning on page 107. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties, which normally would include general or limited partnership interests in special purpose partnerships owning properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. We do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

        We have not in the past acquired, and we do not anticipate that we will in the future seek to acquire, loans secured by properties and we have not, nor do we intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

        Subject to REIT qualification rules, avoidance of the 100% "prohibited transactions tax," and the tax protection obligations that we have undertaken in connection with the formation transactions, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Property dispositions that would give rise to an indemnification obligation under the tax protection agreement are subject to approval by a majority of our independent trustees.

Financing Policies

        As disclosed elsewhere in this prospectus, we have incurred substantial debt in order to fund operations and development and acquisition activities. Immediately after this offering, we expect to have total consolidated indebtedness of approximately $135.2 on a pro forma basis as of December 31, 2003. Our board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of indebtedness described below, initially, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow to make distributions (including distributions that may be required under the Internal Revenue Code) if we do not have sufficient cash available to make those distributions.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Equity Capital Policies

        Our board has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in our operating partnership in connection with acquisitions of property.

        We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Conflict of Interest Policy

        Our board of trustees is subject to certain provisions of the Maryland General Corporation Law, or MGCL, that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

        Under the MGCL, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee's vote was counted in favor of the contract or transaction, if:

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  the fact of the common directorship or interest is disclosed to our board of trustees or a committee of our board of trustees, and our board of trustees or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

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  the fact of the common directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to us.

Reporting Policies

        Upon completion of this offering, we will be subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission. See "Where You Can Find More Information," on page 137.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares by (1) each of our trustees and trustee nominees, (2) each of our executive officers, (3) all of our trustees, trustee nominees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately prior to and as of the completion of this offering. This table gives effect to the expected issuance of common shares and operating partnership units in connection with our formation transactions. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Beneficial Owner	Number of Shares and Units Beneficially Owned	% of All Share and Units	Number of Shares Beneficially Owned	% of All Shares
Alvin E. Kite, Jr.
John A. Kite
Paul W. Kite
Thomas K. McGowan
Daniel R. Sink
William E. Bindley
Michael L. Smith
Eugene Golub
Richard A. Cosier
Gerald L. Moss
All trustees, trustee nominees and executive officers as a group (9 persons)

DESCRIPTION OF SHARES

        The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Upon the completion of this offering, our declaration of trust will provide that we may issue up to 100,000,000 common shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, par value $.01 per share. Upon completion of this offering, approximately            common shares are expected to be issued and outstanding and no preferred shares will be issued and outstanding.

        Maryland law provides and our declaration of trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by two-thirds of all votes entitled to be cast on the matter in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present). Our declaration of trust will permit the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust will authorize our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the closing of this offering, no preferred shares will be outstanding and we have no present plans to issue any preferred shares.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

        Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover and other strategic reasons, our declaration of trust, subject to certain exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust will provide that:

  •
  no person, other than an excepted holder, may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than      %, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares;

  •
  no excepted holder may acquire or hold, directly or indirectly, shares in excess of the excepted holder limit for such excepted holder;

  •
  no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

  •
  no person shall beneficially or constructively own our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

  •
  no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

        We will establish an excepted holder limit of    % that will be applicable to the Kite family, as defined in the declaration of trust to include certain affiliated entities of one or more members of the Kite family.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be            .

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

    Number of Trustees; Vacancies

        Our declaration of trust and bylaws will provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. Initially, we expect to have seven trustees. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Under Maryland law, our board may elect to create staggered terms for its members.

        Our bylaws will provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

    Removal of Trustees

        Our declaration of trust will provide that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

    Business Combinations

        Our board will approve a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of our shares; or

  •
  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

    Control Share Acquisitions

        Our bylaws will contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

    Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

    Limitation of Liability and Indemnification

        Our declaration of trust will limit the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust will authorize us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

    Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

    Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

    Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year during the month of May at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

    Advance Notice of Trustee Nominations and New Business

        Our bylaws will provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

    Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding approximately            common shares, assuming no exercise of outstanding options to purchase common shares under our equity incentive plan.

        Of these shares, the            shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining approximately            shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in the offering, will be "restricted shares" as defined in Rule 144.

        In addition, each of our senior officers and each of our trustees who beneficially own common shares as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any common shares for 270 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. See "Underwriting," beginning on page 131.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common shares; or

  •
  the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

        Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

        Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to the offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

  •
  persons other than affiliates, in ordinary brokerage transactions; and

  •
  by affiliates under Rule 144 without compliance with the one-year holding requirement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        For purposes of the following discussion, references to "our company," "we" and "us" mean only Kite Realty Group Trust and not its subsidiaries or affiliates. The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the acquisition, ownership and disposition of our common shares being sold in this offering. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax considerations for you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are:

  •
  a tax-exempt organization,

  •
  a broker-dealer,

  •
  a non-U.S. person,

  •
  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

  •
  subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"),

  •
  holding the shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

  •
  holding the shares through a partnership or similar pass-through entity,

  •
  a person with a "functional currency" other than the U.S. dollar,

  •
  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us,

  •
  a U.S. expatriate, or

  •
  otherwise subject to special tax treatment under the Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the shares as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.'s opinion, and such a challenge could be successful. You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws.

Taxation and Qualification of Our Company as a REIT

        General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future change in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See "—Failure to Qualify as a REIT," beginning on page 118.

        The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

        Tax Opinions Received by Us in Connection with this Offering.    Hogan & Hartson L.L.P. has acted as our tax counsel in connection with this offering of our common shares and our election to be taxed as a REIT. Hogan & Hartson L.L.P has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2004, we are organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Hogan & Hartson L.L.P. also has rendered to us an opinion to the effect that our operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. It must be emphasized that these opinions are based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, these opinions are based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Hogan & Hartson L.L.P. has no obligation to update its opinions rendered to us in connection with this offering or to monitor or review our compliance with the various REIT qualification and partnership classification requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify as a REIT," beginning on page 118.

        Taxation.    For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received, although currently shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        While we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

    1.
    We will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

    2.
    We may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

    3.
    If we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

    4.
    Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

    5.
    If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

    6.
    We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year (taking into account excess distributions from prior years) at least the sum of:

      •
      85% of our REIT ordinary income for the year;

      •
      95% of our REIT capital gain net income for the year; and

      •
      any undistributed taxable income from prior taxable years.

    7.
    We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

    8.
    If we acquire any assets from a non-REIT "C" corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the "built-in gain" with respect to those assets if we disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset.

        If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a "C" Corporation, some of the dividends we pay to our shareholders during the following year may be subject to taxed at the reduced capital gains rates, rather than taxed at ordinary income rates. See "—U.S. Taxation of Taxable U.S. Shareholders Generally—Qualified Dividend Income," on page 123.

        Requirements for Qualification as a Real Estate Investment Trust.    The Code defines a "REIT" as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    that issues transferable shares or transferable certificates to evidence its beneficial ownership;

    (3)
    that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

    (4)
    that is neither a financial institution or nor an insurance company within the meaning of certain provisions of the Code;

    (5)
    that is beneficially owned by 100 or more persons;

    (6)
    not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

    (7)
    that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

    (8)
    that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

    (9)
    that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. In addition to the above conditions, our taxable year must be the calendar year.

        We believe that we have been organized, have operated and have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive. In addition, our declaration of trust contain restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).

        To monitor our compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

        Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interests in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company in which we own an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

        We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in "—Tax Aspects of Our Operating Partnership, and other Partnerships and Limited Liability Companies," beginning on page 119. We have control of our operating partnership and substantially all of the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification and taxation as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

        Ownership of Interests in Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than five percent of the value of our total assets, as described below in "—Asset Tests Applicable to REIT's," beginning on page 116.

        Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities, (other than certain "straight debt" securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by one or more of our taxable REIT subsidiaries, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See "—U.S. Taxation of Taxable U.S. Shareholders Generally—Qualified Dividend Income," beginning on page 123.

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

        KMI Realty Advisors is taxable as a regular "C" corporation and has elected, together with us, to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable REIT subsidiaries, we may acquire securities in one or more additional taxable REIT subsidiaries or elect to treat a subsidiary in which we currently own securities as a taxable REIT subsidiary in the future.

        Income Tests Applicable to REITs.    To qualify as a REIT, we must satisfy two gross income tests. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, some payments under some hedging instruments and gain from the sale or disposition of stock or securities.

        Rents we receive will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

  •
  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

  •
  We, or an actual or constructive owner of 10% or more of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally must not provide directly impermissible tenant services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as

    "rents from real property." Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

        We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We provide services and may provide access to third party service providers at some or all of our properties. Based upon our experience in the retail markets where the properties are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

        Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

        "Interest" generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

        Our share of any dividends received from KMI Realty Advisors and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from KMI Realty Advisors or other such corporation to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation and Qualification of Our Company as a REIT," on page 108, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to a portion of our non-qualifying income.

        From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. To the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition would be treated as qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be non-qualifying income for purposes of the both the 75% and the 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or our pass-through or its subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

  •
  amounts are received by us for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property;

  •
  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

  •
  a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

  •
  rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

  •
  the taxable REIT subsidiary's gross income from the service is not less than 150% of the taxable REIT subsidiary's direct cost of furnishing the service.

        While we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm's-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

        Asset Tests Applicable to REITs.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.

    (1)
    at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by our operating partnership and the partnership and limited liability company subsidiaries of our operating partnership which are treated as partnership or disregarded entities for federal income tax purposes as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

    (2)
    not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class;

    (3)
    except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as "real estate assets" for purpose of the 75% test described in clause (1):

    •
    the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets;

    •
    we may not own more than 10% of any one issuer's outstanding voting securities; and

    •
    we may not own more than 10% of the value of the outstanding securities of any one issuer.

    (4)
    not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT (or a taxable REIT subsidiary of the REIT) holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

        Our operating partnership owns 100% of the interests of KMI Realty Advisors. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in KMI Realty Advisors equal to our pro-rata ownership of the operating partnership because we own interests in our operating partnership. KMI Realty Advisors has elected, together with us, to be treated as our taxable REIT subsidiary. So long as KMI Realty Advisors qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiary does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might disagree with our determinations.

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. An acquisition of securities could include our increasing our interest in our operating partnership, the exercise by limited partners of their redemption right relating to units in the operating partnership or an additional capital contribution of proceeds of an offering of our shares of beneficial interest. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

        Annual Distribution Requirements Applicable to REITs.    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."

        Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

        We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends in order to meet the distribution requirements.

        Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of:

  •
  85% of our REIT ordinary income for such year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years.

        Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        Record-Keeping Requirements.    We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies

        General.    Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets, based on capital interests, of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See "—Requirements for Qualification as a Real Estate Investment Trust—Ownership of Interests in Partnerships and Limited Liability Companies."

        Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Requirements for Qualification as a Real Estate Investment Trust—Asset Tests Applicable to REITs," beginning on page 116 and "—Income Tests Applicable to REITs," beginning on page 113. This, in turn, would prevent us from qualifying as a REIT. See "—Failure to Qualify as a REIT," on page 118 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership's or a subsidiary partnership's or limited liability company's status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Our operating partnership and each of our other partnerships and limited liability companies (other than KMI Realty Advisors, which will elect to be a taxable REIT subsidiary) intend to claim classification as a partnership or as a disregarded entity for federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities. As described above, Hogan & Hartson L.L.P has rendered an opinion to the effect that the operating partnership will be taxed for federal income tax purposes as a partnership and not as an association taxable as a corporation. See "—Taxation and Qualification of Our Company as a REIT—Tax Opinions Received by Us in Connection with this Offering," beginning on page 108. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Hogan & Hartson L.L.P. has no ongoing obligation to update its opinion rendered to us in connection with this offering.

        A partnership is a "publicly traded partnership" under Section 7704 of the Code if:

    (1)
    interests in the partnership are traded on an established securities market; or

    (2)
    interests in the partnership are readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market.

        Our company and the operating partnership currently take the reporting position for federal income tax purposes that the operating partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common shares could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. Kite Realty Group Trust and the operating partnership believe that the operating partnership will qualify for at least one of these safe harbors at all times in the forseeable future. The operating partneship cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

        If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we does not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        Allocations of Partnership Income, Gain, Loss and Deduction.    The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

        If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

        Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property will be contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as "phantom income" and will be subject to the REIT distribution requirements described in "—Annual Distribution Requirements Applicable to REITs." Because we rely on our cash distributions from the operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. See "—Requirements for Qualification as a Real Estate Investment Trust," beginning on page 110, and "—Annual Distribution Requirements Applicable to REITs," beginning on page 117. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

        Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value and, accordingly, Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Shares

        When we use the term "U.S. shareholder," we mean a holder of our common shares that is, for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

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  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  in general, a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

        If you hold our common shares and are not a U.S. shareholder, you are a "non-U.S. shareholder." If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

U.S. Taxation of Taxable U.S. Shareholders Generally

        Distributions Generally.    As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or "qualified dividend income" will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we properly designate as "capital gain dividends" will be taxable to our taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may designate all or part of our net capital gain as "undistributed capital gain." We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder's tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

    (1)
    a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

    (2)
    an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

        Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

    (1)
    the qualified dividend income received by us during such taxable year from non-REIT corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and other taxable REIT subsidiaries);

    (2)
    the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

    (3)
    the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income.

        Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment income limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        Dispositions of Our Shares.    If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder's holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long term capital gain or loss) and the U.S. shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult with their own tax advisors with respect to the capital gain to liability.

U.S. Taxation of Tax Exempt Shareholders

        Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, "debt financed property" is property, the acquisition or holding of which was financed through a borrowing by the tax exempt shareholder.

        For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their own tax advisors concerning these set aside and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

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  at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. In which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our charter, we do not expect to be classified as a "pension-held REIT," and accordingly, the tax treatment described above should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

        The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

        Distributions Generally.    Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "United States real property interests" nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a United States trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a corporate non-U.S. shareholder that is engaged in a United States trade or business also may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common shares, they will give rise to gain from the sale or exchange of its common shares, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits and the non-U.S. Shareholder timely files an appropriate claim for refund.

        We expect to withhold United States federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

    (1)
    a lower treaty rate applies and the non-U.S. shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

    (2)
    the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's conduct of a United States trade or business.

        In any event, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's United States tax liability with respect to the distribution is less than the amount withheld.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

    (1)
    the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

    (2)
    the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains from U.S. sources.

        Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above.

        We will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against a non-U.S. shareholder's United States federal income tax liability and is refundable to the extent such amount exceeds the non-U.S. Shareholder's actual United States federal income tax liability, and the non-U.S. shareholder timely files an appropriate claim for refund.

        Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. shareholder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S Shareholder timely files an appropriate claim for refunds.

        Sale of Common Shares.    Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to United States taxation unless:

    (1)
    the investment in our common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

    (2)
    the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains from United States sources for the taxable year; or

    (3)
    the common shares constitute a United States real property interest within the meaning of FIRPTA, as described below.

        Our common shares will not constitute a United States real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

        We believe that we will be a domestically controlled REIT and, therefore, that the sale of our common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because our common shares will be publicly traded, however, we cannot guarantee that we will continue to be a domestically controlled REIT.

        Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

    (1)
    the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

    (2)
    the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

        U.S. Shareholders.    In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

    (1)
    the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

    (2)
    the IRS notifies the payer that the TIN furnished by the payee is incorrect;

    (3)
    there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

    (4)
    there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        Non-U.S. Shareholders.    Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

        Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the Shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder's state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

        A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate of 15% (rather than

20%) on long-term capital gains for taxpayers taxed at individual rates, the application of the long-term capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Tax Shelter Reporting

        Under recently promulgated Treasury regulations, if a shareholder recognizes a loss with respect to the sale of shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult with their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Proposed Legislation

        Legislation has been introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

  •
  As discussed above under "—Taxation of and Qualification of Our Company as a REIT—Asset Tests Applicable to REITs," beginning on page 116, we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

  •
  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

  •
  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Taxation and Qualification of Our Company as a REIT—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

  •
  The proposed legislation would clarify a rule regarding our ability to enter into leases with a taxable REIT subsidiary.

  •
  As discussed above under "—Taxation and Qualification of Our Company as a REIT—Penalty Tax," on page 115, amounts received by a REIT for services customarily furnished or rendered by a taxable REIT subsidiary in connection with the rental of real property are excluded from treatment as "redetermined rents" and therefore avoid the 100% penalty tax. The proposed legislation would eliminate this exclusion.

  •
  As discussed above under "—U.S. Taxation of Non-U.S. Shareholders—Capital Gain Dividend and Distributions Attributable to a Sale of Exchange of United States Real Property Interests," beginning on page 126, we are required to withhold 35% of any distribution to non-U.S. Shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. Shareholders that could have been designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is "regularly traded" if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—U.S. Taxation of Non-U.S. Shareholders—Distributions Generally."

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe harbor and our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

UNDERWRITING

        Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives, has severally agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the number of common shares shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
Wachovia Capital Markets, LLC

Total

        The underwriting agreement provides that the underwriters' obligations to purchase our common shares depend on the satisfaction of the conditions contained in the underwriting agreement, which include:

  •
  if any common shares are purchased by the underwriters, then all of the common shares the underwriters agreed to purchase must be purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $0.    per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $0.    per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions that we will pay. The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional                        shares. The underwriting discounts and commissions equal    % of the public offering price.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                        . We have agreed to pay such expenses.

Over-Allotment Option

        We have granted to the underwriters an option to purchase up to an aggregate of                        additional common shares, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional common shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the additional common shares to the underwriters.

Lock-up Agreements

        We, along with our trustees and officers and all persons known to us to hold of record 5% or more of our outstanding common shares, have agreed under lock-up agreements, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any common shares or any securities which may be converted into or exchanged for any common shares without the prior written consent of Lehman Brothers Inc. for a period of 270 days from the date of this prospectus.

Offering Price Determination

        Prior to this offering, there has been no public market for our common shares. The initial public offering price was negotiated between the representatives and us. Among the factors that were considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares after the offering.

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and liabilities incurred in connection with a directed share program, and to contribute to payments that the underwriters may be required to make for these liabilities.

Discretionary Shares

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of our common shares offered by them.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Exchange Act:

  •
  Over-allotment involves sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

        Purchasers of our common shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to            shares, or approximately 5% of our common shares offered by this prospectus, for sale under a directed share program to persons who are trustees, officers or employees or who are otherwise associated with our company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Relationships

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. An affiliate of Wachovia Capital Markets, LLC, one of the underwriters of this offering, is a lender under one of the development loans that will be repaid with a portion of the proceeds of this offering. Lehman Brothers Inc., one of the underwriters of this offering, is the lender on a credit facility that will be repaid with a portion of the proceeds of this offering.

Notice to Canadian Residents

    Offers and Sales in Canada

        This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

        This prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

    Responsibility

        Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus or any other information provided by us in connection with the offering of the shares into Canada.

    Resale Restrictions

        The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

    Representations of Purchasers

        Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale

Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Québec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Québec).

    Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

    Rights of Action for Damages or Rescission (Ontario)

        Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus shall have a statutory right of action for damages or rescission against us in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us on whose behalf the distribution is made shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

        The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights."

        The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

    Enforcement of Legal Rights

        We are organized under the laws of the State of Maryland in the United States. All, or substantially all, of our trustees and officers, and the experts named herein, may be located outside of

Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets or the assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

    Language of Documents

        Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

        The validity of the common shares and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

        The balance sheet of Kite Realty Group Trust at March 31, 2004, the combined financial statements of Kite Property Group at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, the Statement of Revenues and Certain Expenses of Kings Lake Square for the year ended December, 31, 2002, the Statement of Revenues and Certain Expenses of Shops at Eagle Creek for the year ended September 30, 2002, the Statement of Revenues and Certain Expenses of Publix at Acworth for the year ended December 31, 2003, the Combined Statement of Revenues and Certain Expenses of Plaza at Cedar Hill and Cedar Hill Village for the year ended December 31, 2003, the Statement of Revenues and Certain Expenses of Silver Glen Crossing for the year ended December 31, 2003, and the Combined Schedule of Real Estate and Accumulated Depreciation of Kite Property Group as of December 31, 2003 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement in this prospectus is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

KITE REALTY GROUP TRUST
Unaudited Pro Forma Condensed Consolidated Financial Information	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2003	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003	F-4
Notes and Management's Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5
Report of Independent Auditors	F-10
Balance Sheet as of March 31, 2004	F-11
Notes to Balance Sheet	F-12
KITE PROPERTY GROUP
Report of Independent Auditors	F-13
Combined Balance Sheets as of December 31, 2003 and 2002	F-14
Combined Statements of Operations for the Years Ended December 31, 2003, 2002, and 2001	F-15
Combined Statements of Owners' Equity (Deficit) for the Years Ended December 31, 2003, 2002, and 2001	F-16
Combined Statements of Cash Flows for the Years Ended December 31, 2003, 2002, and 2001	F-17
Notes to Combined Financial Statements	F-18
Kings Lake Square
Report of Independent Auditors	F-31
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2002	F-32
Notes to Statement of Revenue and Certain Expenses	F-33
Shops at Eagle Creek
Report of Independent Auditors	F-34
Statement of Revenues and Certain Expenses for the Year Ended September 30, 2002	F-35
Notes to Statement of Revenue and Certain Expenses	F-36
Publix at Acworth
Report of Independent Auditors	F-37
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003	F-38
Notes to Statement of Revenue and Certain Expenses	F-39
Plaza at Cedar Hill and Cedar Hill Village
Report of Independent Auditors	F-40
Combined Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003	F-41
Notes to Combined Statement of Revenue and Certain Expenses	F-42
Silver Glen Crossings
Report of Independent Auditors	F-43
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003	F-44
Notes to Statement of Revenue and Certain Expenses	F-45
KITE PROPERTY GROUP COMBINED FINANCIAL STATEMENT SCHEDULE
Report of Independent Auditors	F-46
Schedule III—Combined Schedule of Real Estate and Accumulated Depreciation	F-47
Notes to Schedule III	F-48

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information sets forth the historical financial information as of December 31, 2003 and for the year then ended derived from the audited financial statements of our predecessor, Kite Property Group, as adjusted to give effect to:

  •
  2003 acquisitions;

  •
  2004 acquisitions;

  •
  purchase of joint venture partners' interests;

  •
  incremental general and administrative expenses related to operating as a public company; and

  •
  our initial public offering, repayment of indebtedness and other use of proceeds.

        You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Kite Property Group's combined historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for informational purposes only, and we do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the transactions and our initial offering were completed as of December 31, 2003 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2003 for purposes of the unaudited pro forma consolidated statement of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2003
($ in thousands)

	Kite Realty Group Trust		Historical Kite Property Group	Initial Public Offering (A)		Other Adjustments		Pro Forma
Assets:
Investment properties, net	$		$149,346	$		$81,723 59,849 358	(C) (D) (E)	$291,276
Cash		1	2,189		228,386	(161,632 3,012 (358	)(B) (D) )(E)	71,598
Tenant receivables, net			1,520			2,038	(D)	3,558
Other receivables			5,139					5,139
Due from affiliates			3,906			(1,253	)(G)	2,653
Investments in unconsolidated entities, at equity			2,270			(1,968	)(H)	302
Other assets			7,099			750 8,760 8,172 (319	(B) (C) (D) )(F)	24,462

Total assets		$1	$171,469		$228,386	$(868)		$398,988

Liabilities and Owners' Equity:
Mortgage and other indebtedness	$		$141,498	$		$(91,359 (19,420 50,639 53,808	)(B) )(B) (C) (D)	$135,166
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity			2,865			(1,975	)(H)	890
Accounts payable, deferred revenue and other liabilities			20,277			(9,000 8,669 4,000 6,215 (1,253	)(B) (C) (C) (D) )(G)	28,908

Total liabilities			164,640			324		164,964
Limited Partners' interests in operating partnership						76,696 1,000	(I) (D)	77,696
Shareholders' equity		1	6,829		228,386	(1,873 (319 (7 7 (76,696)	)(B) )(F) )(D) (H) (I)	156,328

Total liabilities and shareholders' equity		$1	$171,469		$228,386	$(868)		$398,988

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2003
($ in thousands)

	Historical Kite Property Group	Joint Ventures(a)	Other Pro forma Adjustments		Pro Forma As Adjusted
Revenue:
Minimum rent	$10,044	$6,980	$397 7,181 2,000	(b) (c) (d)	$26,602
Tenant reimbursements	1,200	1,846	1,608 358	(c) (d)	5,012
Other property-related revenue	1,512	866	17	(d)	2,395
Service fee revenue	4,989				4,989
Construction revenue	9,863				9,863
Other income	150				150

Total revenues	27,758	9,692	11,561		49,011

Expenses:
Property operating	3,497	3,842	922 371	(c) (d)	8,632
Real estate taxes	1,207	912	1,011 263	(c) (d)	3,393
Cost of construction and services	11,537				11,537
General, administrative and other	3,020		2,500	(f)	5,520
Depreciation and amortization	2,893	3,053	951 3,008 478	(b) (c) (d)	10,383

Total Expenses	22,154	7,807	9,504		39,465

Operating Income	5,604	1,885	2,057		9,546
Interest expense	4,207	3,201	1,529 (3,134 466	(c) )(e) (d)	6,269
Gain on sale of assets		1,610			1,610
Equity in earnings of unconsolidated entities	348	(52)			296
Limited partners' interests in operating partnership			(1,721	)(g)	(1,721)

Net Income	$1,745	$242	$1,475		$3,462

Weighted Average Number of Shares Outstanding

Net Income Per Share					$.20

See accompanying notes.

Kite Realty Group Trust

Notes and Management's Assumptions to Unaudited
Pro Forma Condensed Consolidated Financial Statements

($ in thousands)

1.    Basis of Presentation

        Kite Realty Group Trust ("the Company") was organized in Maryland on March 29, 2004 to succeed to the development, acquisition, construction and real estate businesses of Kite Property Group.

        The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a public offering of common shares. The Company will contribute the proceeds of the offering for interests in Kite Realty Group L.P, a Delaware limited partnership (the "Operating Partnership"). The Company, as sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership. The limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities, of the Operating Partnership. Accordingly, the Company will consolidate the Operating Partnership in its financial statements.

        The accompanying unaudited pro forma condensed financial information assumes that the offering and other formation transactions described in the prospectus occurred on December 31, 2003 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2003 for purposes of the unaudited pro forma consolidated statement of operations. The pro forma statement of operations also assumes that the Company qualified and elected to be taxed as a REIT and distributed all of its taxable income, and therefore no income taxes have been provided for the period presented.

        These pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus. In management's opinion, all adjustments necessary to reflect the offering and the formation transactions have been made.

        The unaudited pro forma financial statements are not necessarily indicative of the actual financial position as of December 31, 2003 or what the actual results of operations of the Company would have been assuming the offering and formation transactions had been completed as of January 1, 2003, nor are they indicative of the results of operations of future periods.

2.    Adjustments to Pro Forma Condensed Consolidated Balance Sheet

(A)
To reflect the issuance of shares to the public at an aggregate price of $248,812, less estimated costs to complete the transaction ($4,875) and underwriters' discount ($15,551).

(B)
Following is a summary of all adjustments to reflect the use of proceeds:
Retirement of certain indebtedness and other:
i) Retirement of mortgage and other debt	$91,359
ii) Payments of amounts due to affiliates of the Principals	9,000
iii) Payment of Lehman Commercial Paper Inc. loan	19,420
Purchase of joint venture partner interests	12,055
Acquisition of four neighborhood shopping centers, net of debt assumed of $50,895	27,175
Other fees and expenses:
i) Debt prepayment penalties and expenses related to the Lehman Commercial Paper Inc. loan	1,873
ii) Financing fees related to revolving credit facility	750

Total use of proceeds	$161,632

(C)
To reflect the acquisition of Cedar Hill Village, Plaza at Cedar Hill, Publix at Acworth and Silver Glen Crossings for an aggregate purchase price of $78.1 million, net of debt assumed of $50.6 million applying purchase accounting in accordance with accounting principles generally accepted in the United States.

	Plaza at Cedar Hill	Cedar Hill Village	Publix at Acworth	Silver Glen Crossings	Adjustments	Total
Investment properties	$38,650	$6,800	$9,200	$23,420	$3,653	$81,723
Intangible assets	—	—	—	—	8,760	8,760

Total Assets	$38,650	$6,800	$9,200	$23,420	$12,413	$90,483

Debt	$27,475	$—	$—	$19,420	$3,744	$50,639
Intangible liabilities	—	—	—	—	8,669	8,669
Due to affiliate	—	—	—	4,000	—	4,000
Cash paid	11,175	6,800	9,200	—	—	27,175

	$38,650	$6,800	$9,200	$23,420	$12,413	$90,483

On April 1, 2004, the acquisition of Silver Glen Crossings was completed. The transaction was financed using a $19,420 loan from Lehman Commercial Paper Inc. and a $4,000 loan from an affiliate of the Principals.

(D)
To reflect consolidation of the former joint ventures resulting from the acquisition of all of the outside partners' interests in Glendale Mall, 50 S. Morton, The Corner, International Speedway Square, Burlington Coat, Martinsville Shops, and Red Bank Commons for $12,055 and $1,000 of units in the operating partnership. The portions of assets and liabilities related to the joint venture interests acquired have been adjusted to their fair values.

	Investment properties	$59,849
	Cash	3,012
	Tenants receivable	2,038
	Other assets	8,172

		$73,071
	Debt	$53,808
	Accounts payable and other liabilities	6,215

	Equity	13,048
	Sponsors' share (deficit equity) exchanged for cash and units	7

	Total purchase price	$13,055

	Cash paid	$12,055

	Units of operating partnership issued	$1,000

(E)	To reflect the acquisition of the minority partner's interest in our 50th & 12th property for cash. The excess purchase price was allocated to land	$358
(F)	To reflect the write off of deferred financing costs in connection with the repayment of indebtedness at the date of the public offering.	$319
(G)	To eliminate intercompany receivables and payables.	$1,253
(H)	To eliminate investment in unconsolidated entities and cash distribution in excess of net investment related to the joint ventures now consolidated:
	Investment in unconsolidated entities	$(1,968)
	Cash distribution in excess of net investment	(1,975)

	Shareholders' equity	$7

(I)	To reflect the Limited Partners' interest in the operating partnership:
	Limited Partners' share	$77,696
	Unadjusted balance	1,000

	Pro forma adjustment	$76,696

3.    Adjustments to Pro Forma Condensed Consolidated Statement of Operations

        During the period subsequent to the consummation of the offering and the other formation transactions, the Company expects to recognize certain items associated with the retirement of certain indebtedness and establishment of a revolving line of credit (including pre-payment penalties, financing fees and the write-off of deferred loan costs totaling $2,192) which have not been included in the pro forma statement of operations.

(a)
To reflect the consolidation of the former joint ventures resulting from the acquisition of all of the outside partners interests in Glendale Mall, 50 S. Morton, The Corner, International Speedway Square, Burlington Coat, Martinsville Shops, and Red Bank Commons.

(b)
To adjust revenues and expenses in accordance with purchase accounting in connection with the acquisitions of the joint venture partners' interests.

Amortization of acquired lease obligations	$397
Depreciation and amortization	951
(c)
To adjust for the 2004 acquisitions of Plaza at Cedar Hill, Cedar Hill Village, Publix at Acworth and Silver Glen Crossings. On April 1, 2004, the acquisition of Silver Glen Crossings was completed.

	Plaza at Cedar Hill and Cedar Hill Village	Publix at Acworth	Silver Glen Crossings	Adjustments	Total
Minimum rent	$3,957	$801	$1,139	$1,284	$7,181
Tenant Reimbursements	1,154	186	268		1,608

Total revenue	5,111	987	1,407	1,284	8,789
Property operating	631	138	153		922
Real estate taxes	778	80	153		1,011
Depreciation and amortization				3,008	3,008

Total expenses	1,409	218	306	3,008	4,941
Operating income	3,702	769	1,101	(1,724)	3,848
Interest expense				1,529	1,529

Net income	$3,702	$769	$1,101	$(3,253)	$2,319

(d)
To reflect a full year of operations for our Ridge Plaza Shopping Center, Kings Lake Square and Shops at Eagle Creek and PEN Products, each of which was either acquired or the development was completed during 2003.

Minimum rent	$2,000
Tenant Reimbursements	358
Other property related revenue	17

Total revenue	2,375
Property operating	371
Real estate taxes	263
Depreciation and amortization	478
Total expenses	1,112
Interest expense	466

Net income	$797

(e)	To reflect reduction in interest expense from the repayment of indebtedness at the time of the public offering.	$(3,134)
(f)	To reflect additional general and administrative expenses expected to be incurred to operate as a public company.	$2,500
(g)	To reflect the limited partners' interest in the earnings of the operating partnership.	$(1,721)

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of Kite Realty Group Trust:

        We have audited the accompanying balance sheet of Kite Realty Group Trust (a Maryland real estate investment trust) (the "Trust") as of March 31, 2004. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Kite Realty Group Trust as of March 31, 2004, in conformity with generally accepted accounting principles.

                        ERNST & YOUNG, LLP

Indianapolis, Indiana
March 31, 2004

KITE REALTY GROUP TRUST

BALANCE SHEET

MARCH 31, 2004

CASH	$1,000

COMMITMENTS (Note 2)	—
STOCKHOLDERS' EQUITY:
Preferred Shares of Beneficial Interest, $.01 par value, 20,000,000 shares authorized, no shares issued or outstanding	$—
Common Shares of Beneficial Interest, $.01 par value, 100,000,000 shares authorized, 100 shares issued and outstanding	1
Additional Paid-in-Capital	999

TOTAL STOCKHOLDERS EQUITY	$1,000

See accompanying notes.

KITE REALTY GROUP TRUST

NOTES TO BALANCE SHEET

MARCH 31, 2004

1.    ORGANIZATION

        Kite Realty Group Trust (the "Trust") was organized in Maryland on March 29, 2004. Under the Declaration of Trust, the Trust is authorized to issue up to 100,000,000 common shares of beneficial interest and 20,000,000 preferred shares of beneficial interest. The Trust has had no operations since its formation.

2.    FORMATION OF THE REIT/INITIAL PUBLIC OFFERING

        The Trust is in the process of an initial public offering of common shares. The Trust will contribute the proceeds of the offering for interests in Kite Realty Group, L.P., a Delaware limited partnership, (the "Operating Partnership"). The Trust, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust will account for the Operating Partnership using the consolidation method.

        The Operating Partnership will own or hold interests in 36 properties (including 13 properties under development) and own three service companies. These properties and service companies will be included in the Consolidated Financial Statements of the Trust. Cash contributed to the Operating Partnership by the Trust will be used primarily to reduce debt and finance acquisitions. The Trust will be subject to the risks involved with the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate, trends in the retail and office industries, including creditworthiness of tenants, competition for tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws. The Trust intends to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code commencing with its taxable year ending December 31, 2004 and will be self-administered and self-managed. In order to maintain its tax status as a REIT, the Trust plans to distribute at least 90% of its taxable income currently.

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of Kite Realty Group Trust:

        We have audited the accompanying combined balance sheets of Kite Property Group (the predecessor), as of December 31, 2003 and 2002, and the related combined statements of operations, owners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003. These combined financial statements are the responsibility of Kite Property Group. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Kite Property Group, as of December 31, 2003 and 2002, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
April 2, 2004

Kite Property Group

Combined Balance Sheets

	December 31,
	2003	2002
Assets:
Investment properties, at cost
Land	$26,456,658	$8,312,551
Buildings and improvements	77,076,703	36,950,037
Furniture and equipment	1,596,820	1,462,031
Construction in progress	48,681,767	9,483,297

	153,811,948	56,207,916
Less: accumulated depreciation	(4,465,775)	(2,185,762)

	149,346,173	54,022,154
Cash	2,189,478	3,492,844
Tenant receivables, including accrued straight-line rent (net of allowance for credit losses of $30,000 and $0 in 2003 and 2002, respectively)	1,520,487	410,917
Other receivables	5,139,118	5,342,117
Due from affiliates	3,905,605	1,249,523
Investments in unconsolidated entities, at equity	2,269,704	2,854,862
Escrow deposits	595,459	181,569
Deferred costs, net	6,053,515	3,497,098
Prepaid and other assets	449,713	316,678

Total assets	$171,469,252	$71,367,762

Liabilities and Owners' Equity:
Mortgage and other indebtedness	$141,498,289	$58,710,568
Cash distributions and losses in excess, net of investment in unconsolidated entities, at equity	2,864,690	2,664,911
Accounts payable and accrued expenses	9,541,494	6,723,782
Deferred revenue and other liabilities	9,266,250	2,018,207
Due to affiliates	1,469,560	836,309

Total liabilities	164,640,283	70,953,777
Commitments and contingencies
Owners' equity	6,828,969	413,985

Total liabilities and owners' equity	$171,469,252	$71,367,762

See accompanying notes.

Kite Property Group

Combined Statements of Operations

	For the years ended December 31,
	2003	2002	2001
Revenue:
Minimum rent	$10,043,847	$4,031,279	$1,014,150
Tenant reimbursements	1,199,885	90,618	66,862
Other property related revenue	1,511,914	2,030,336	1,098,261
Service fee revenue	4,988,757	3,497,073	3,434,580
Construction revenue	9,863,168	18,802,864	5,070,440
Other income	149,930	144,432	79,742

Total revenue	27,757,501	28,596,602	10,764,035
Expenses:
Property operating	3,497,055	2,052,107	190,008
Real estate taxes	1,206,773	622,539	56,556
Cost of construction and services	11,536,535	19,509,066	6,437,485
General, administrative, and other	3,020,752	1,987,216	1,080,792
Depreciation and amortization	2,892,506	1,305,596	360,250

Total expenses	22,153,621	25,476,524	8,125,091
Operating income	5,603,880	3,120,078	2,638,944
Interest expense	4,207,213	2,284,637	1,248,861
Loss on disposal of fixed assets	—	250,382	—
Equity in earnings of unconsolidated entities	348,057	1,796,664	209,976

Net income	$1,744,724	$2,381,723	$1,600,059

See accompanying notes.

Kite Property Group

Combined Statements of Owners Equity (Deficit)

Owners' Deficit at January 1, 2001	$(2,218,947)
Contributions	1,150,354
Distributions	(949,478)
Net income	1,600,059

Owners' Deficit at December 31, 2001	(418,012)
Contributions	249,748
Distributions	(1,799,474)
Net income	2,381,723

Owners' Equity at December 31, 2002	413,985
Contributions	14,579,103
Distributions	(9,908,843)
Net income	1,744,724

Owners' Equity at December 31, 2003	$6,828,969

See accompanying notes.

Kite Property Group

Combined Statements of Cash Flows

	For the years ended December 31,
	2003	2002	2001
Net income	$1,744,724	$2,381,723	$1,600,059
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated entities	(348,057)	(1,796,664)	(209,976)
Straight-line rent	(324,383)	(243,030)	—
Depreciation and amortization	3,017,579	1,327,925	382,579
Provision for credit losses	30,000	—	—
Changes in assets and liabilities:
Tenant receivables	(786,814)	(16,049)	(6,563)
Deferred costs and other assets	(4,599,074)	(1,260,117)	(2,776,020)
Accounts payable and accrued expenses	5,715,751	1,257,260	1,764,907

Net cash provided by operating activities	4,449,726	1,651,048	754,986
Cash flow from investing activities:
Acquisitions	(45,616,460)	—	—
Capital expenditures	(48,550,943)	(18,378,543)	(26,442,535)
Distributions received from unconsolidated entities	1,375,500	551,500	879,480
Contributions to unconsolidated entities	(242,506)	—	(987,279)
Change in construction payables	532,379	1,847,423	621,823

Net cash used in investing activities	(92,502,030)	(15,979,620)	(25,928,511)
Cash flow from financing activities:
Loan proceeds	112,708,871	23,446,740	27,507,919
Loan transaction costs	(709,043)	—	(446,586)
Debt payments	(29,921,150)	(5,275,980)	(1,141,875)
Contributions	14,579,103	249,748	1,150,354
Distributions	(9,908,843)	(1,799,474)	(949,478)

Net cash provided by financing activities	86,748,938	16,621,034	26,120,334

Increase (decrease) in cash	(1,303,366)	2,292,462	946,809
Cash, beginning of year	3,492,844	1,200,382	253,573

Cash, end of year	$2,189,478	$3,492,844	$1,200,382

See accompanying notes.

KITE PROPERTY GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Organization and Basis of Presentation

Organization

        Al Kite, John Kite, Paul Kite and Tom McGowan (the Principals), certain executives and other individuals (collectively "the Sponsors") have approved a business combination plan. In connection therewith, Kite Realty Group Trust ("the REIT" or "the Company") has been formed with the intent of qualifying as a real estate investment trust under the Internal Revenue Code of 1986 as amended. The business combination has been structured such that the Company will raise equity through an initial public offering of common shares and contribute the proceeds for interests in Kite Realty Group, L.P. (the "Operating Partnership"), a Delaware limited partnership formed on March 29, 2004.

        In connection with the proposed offering, the Sponsors will exchange their interests in certain properties and service companies for limited partnership interests in the Operating Partnership and common shares of the REIT. As a result, the REIT, through the Operating Partnership, will be engaged in the ownership, operation, management, leasing, acquisition, expansion and development of neighborhood and community shopping centers and certain commercial real estate properties. The REIT will also provide real estate facility management, construction, development and other advisory services to third parties through subsidiaries of the Operating Partnership.

        As of December 31, 2003, the Sponsors owned interests in 36 entities (the "Kite Property Group" or the "Properties") which will be transferred to the Operating Partnership including 17 existing properties (consisting of 12 retail properties, 4 commercial properties, and one parking garage), 13 properties under construction (12 retail properties and 1 commercial property), three entities which own a combined 12.3 acres of land and three service companies. The Properties are located in Indiana, Florida, Texas, Washington, Oregon and New Jersey.

        The Properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions, trends in the retail industry, creditworthiness of tenants, competition of tenants and customers, changes in tax laws, interest rate levels, the availability and cost of financing, and potential liability under environmental and other laws. In addition, 56% of the existing retail operating and development square footage and 100% of the commercial operating and development square footage are located in Indiana. Certain of the retail and commercial properties are leased to a single tenant.

Basis of Presentation

        The accompanying combined historical financial statements represent the assets and liabilities and operating results of the partnerships, corporations, and limited liability companies owned by the Sponsors which are expected to be contributed to the Operating Partnership or the REIT in exchange for units or common shares in connection with the business combination plan. The Operating Partnership and the Company are newly formed entities with no prior operations. The Sponsors have other operations which will not be contributed to the Operating Partnership and, therefore, these financial statements are not intended to represent the financial position and results of operations of all of the Sponsors' investments. In management's opinion, these combined financial statements include the assets, liabilities, revenues and expenses associated with the operation of the properties and service companies intended to be contributed to the Operating Partnership. All significant intercompany balances and transactions have been eliminated.

        The Sponsors' investments in certain of the Properties are accounted for under the equity method. These investments, which represent non-controlling 33% to 73% ownership interests, are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions. The properties and services companies for which the Sponsors have unilateral control, evidenced by the ability to make all major decisions such as the acquisition, sale or refinancing of the property without approval of the minority party, have been consolidated.

Investment in Portfolio Properties

        Following is a list of each entity included in the accompanying combined financial statements, the method by which the property has been included, and the Sponsors' ownership percentage if less than 100%:

Consolidated Method—Operating Properties
Shops at Eagle Creek
Kings Lake Square
Ridge Plaza Shopping Center
PEN Products Warehouse
Mid-America Clinical Labs
Thirty South
Union Station Parking Garage
Preston Commons
Whitehall Pike
Stoney Creek Commons

Consolidated Method—Development Properties
Indiana State Motor Pool
Geist Pavilion
82nd & Otty
Circuit City Plaza
Greyhound Commons
Eagle Creek Phase II
Boulevard Crossing
Weston Park
Traders Point
Cool Creek Commons
50th & 12th (80%)

Consolidated Method—Land
Frisco Bridges
Kite Greyhound III
Kite Spring Mill II

Service Companies
Kite Development Corporation
KMI Realty Advisors, Inc.
Kite Construction, Inc.

Equity Method—Operating Properties
50 S. Morton (55%)
Glendale Mall (50%)
Spring Mill Medical (50%)
The Centre (60%)
The Corner (50%)
International Speedway Square (40%)
Burlington Coat (33%)

Equity Method—Development Properties
Martinsville Shops (73%)
Red Bank Commons (50%)

2.    Summary of Significant Accounting Policies

Use of Estimates

        The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and revenues and expenses during the reported period. Actual results could differ from these estimates.

Purchase Accounting

        Kite Property Group allocates the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). In making estimates of fair values for the purpose of allocating purchase price, Kite Property Group utilizes a number of sources. Kite Property Group also considers information about each property obtained as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

        Kite Property Group allocates a portion of the purchase price to tangible assets including the fair value of the building on an as-if-vacant basis and to land determined either by real estate tax assessments, independent appraisals or other relevant data.

        A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the leases. The capitalized above-market and below-market lease values are amortized as a reduction of or addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

        A portion of the purchase price is also allocable to the value of leases acquired. We utilize independent sources or our estimates to determine the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors we consider in our analysis include an estimate of costs to execute similar leases including tenant improvements, leasing commissions and costs foregone during a reasonable lease-up period as if the space was vacant. The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

        Kite Property Group also considers whether a portion of the purchase price should be allocated to in-place leases that have a related customer relationship intangible value. Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. To date, a tenant relationship has not been developed that is considered to have a current intangible value. The value of customer relationship intangibles would be amortized to expense over the remaining initial lease term, including any renewal periods included in the valuation analysis for the respective leases not to exceed the remaining life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangible would be charged to income.

Investment Properties

        Investment properties are recorded at cost and include costs of acquisitions, development, predevelopment, construction costs, certain allocated overhead, tenant allowances and improvements, and interest and real estate taxes incurred during construction.

        Significant renovations and improvements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Expenditures for ordinary repairs and maintenance are expensed as incurred.

        In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 144"), investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset.

        Depreciation on buildings and improvements is provided utilizing the straight-line method over an estimated original useful lives ranging from 10 to 35 years. Depreciation on tenant allowances and improvements is provided utilizing the straight-line method over the term of the related lease. Depreciation on equipment and fixtures is provided utilizing the straight-line method over 5 to 10 years.

Escrow Deposits

        Escrow deposits generally consist of escrowed cash held for real estate taxes, property maintenance, insurance, minimum occupancy and property operating income requirements at specific properties as required.

Cash Paid For Interest

        Cash paid for interest was $4,546,363, $2,298,342 and $1,387,509, including capitalized interest of $525,140, $113,200 and $173,748, for the years ended December 31, 2003, 2002 and 2001, respectively.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable, escrows and deposits, and accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these instruments.

Deferred Costs

        Deferred costs consist primarily of financing fees incurred to obtain long-term financing and broker fees and capitalized salaries and related benefits incurred in connection with lease originations. Deferred leasing costs are amortized on a straight-line basis over the terms of the respective loan agreements. Deferred financing costs are amortized on a straight-line basis over the terms of the related leases. At December 31, 2003 and 2002, deferred costs consisted of the following:

	2003	2002
Deferred financing costs	$1,155,629	$446,586
Deferred leasing costs	5,835,120	3,295,018

	6,990,749	3,741,604
Less—accumulated amortization	(937,234)	(244,506)

	$6,053,515	$3,497,098

        The accompanying Combined Statements of Operations includes amortization as follows:

	For the year ended December 31,
	2003	2002	2001
Amortization of deferred financing costs	$125,073	$22,329	$22,329
Amortization of deferred leasing costs	567,655	192,853	—

        Amortization of deferred leasing costs is included in depreciation and amortization expense, and amortization of deferred financing costs is included in interest expense.

Revenue Recognition

        Base minimum rents are recognized on a straight-line basis over the terms of the respective leases.

        Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable expense is incurred.

        Development and other advisory services fees are recognized as revenues in the period the services are rendered.

        Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. Project costs include all direct labor, subcontract, and material costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performances, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

Allowance for Doubtful Accounts

        An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants or others to meet contractual obligations under their lease or other agreements. The provision and allowance for doubtful accounts for the year ended December 31, 2003 was $30,000. There was no provision or reserve in 2002 and 2001.

Concentration of Credit Risk

        The financial instrument that potentially subjects Kite Property Group to a concentration of credit risk is its accounts receivable from tenants.

Income Taxes

        Kite Development Corporation, Kite Construction, Inc. and all of the properties are held in entities where the owner is required to include their respective share of profits or losses generated by these entities in their individual tax returns. Accordingly, no Federal income tax provision has been reflected in the accompanying combined statements of operations. State income taxes were not significant. The ongoing operations of these entities generally will not be subject to Federal income taxes as long as the Company qualifies as a REIT and all necessary distributions are made on a timely basis.

        KMI Realty Advisors accounts for income taxes payable in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires that deferred tax assets and liabilities be recognized using enacted rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

        KMI's income tax provisions for the 2003, 2002 and 2001 were approximately $40,000, $49,000 and $5,000, respectively. The income tax provision is included in other expenses in the accompanying combined statements of operations.

        The deferred income tax liability at December 31, 2003 and 2002 were approximately $14,000 and $16,000, respectively and the amount is included in other liabilities in the accompanying combined balance sheets.

Segment Data

        Kite Property Group operates one business segment, the ownership, operation, and management of retail and commercial real estate.

3.    Acquisitions and Pro Forma Information

        During the year ended December 31, 2003, Kite Property Group completed the acquisition of three neighborhood shopping centers: Ridge Plaza Shopping Center on March 13 for a purchase price of $19.7 million; Kings Lake Square on June 10 for a purchase price of $11.4 million; and Shops at Eagle Creek on July 8 for a purchase price of $14.5 million. These acquisitions were accounted for using the purchase method of accounting. Amounts allocated to intangible assets in connection with these acquisitions totaled $1.0 million and are included in buildings and improvements in the accompanying balance sheet. Amounts allocated to intangible liabilities representing the adjustment of acquired leases to market value totaled $4.2 million and are included in deferred revenue and other liabilities in the accompanying balance sheet. In the accompanying combined statements of operations, the operating results of the acquired properties are included in results of operations from their respective dates of purchase.

        In 2002, the following significant development and redevelopment properties were completed and opened: Mid-America Clinical Labs in October at an investment of $11.9 million; Thirty South in April at an investment of $15.3 million; and Preston Commons in July at an investment of $3.8 million.

        The following table presents, on an unaudited basis, condensed balance sheets for the acquired properties as of the dates of their respective acquisitions:

	Ridge Plaza Shopping Center	Kings Lake Square	Shops at Eagle Creek	Total
Assets
Building & Land	$21,961,079	$12,003,661	$15,088,349	$49,053,089
Accounts Receivable		28,373		28,373
Other Assets	643,400	174,403	168,072	985,875

Total Assets	$22,604,479	$12,206,437	$15,256,421	$50,067,337

Liabilities and Equity
Loans Payable	$14,000,000	$8,983,565	$11,500,262	$34,483,827
Deferred Revenue	2,837,720	680,968	708,213	4,226,901
Other Liabilities	76,034	78,517	69,424	223,975
Equity	5,690,725	2,463,387	2,978,522	11,132,634

Total Liabilities and Equity	$22,604,479	$12,206,437	$15,256,421	$50,067,337

        Unaudited pro forma combined revenue and net income for 2003 and 2002, assuming the properties were acquired as of January 1 of each year, were as follows:

	2003	2002
Revenues	$27,284,221	$31,135,749
Net Income	$1,912,847	$2,982,572

KITE PROPERTY GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

4.    Investments in Unconsolidated Entities

        Kite Property Group has equity interests ranging from 33% to 73% in unconsolidated partnerships and joint ventures that own and operate rental properties and hold land for future development. The equity method of accounting is used for these investments in which Kite Property Group has the ability to exercise significant influence, but not control, over operating and financial policies. Combined summary financial information of entities accounted for using the equity method and a summary of Kite Property Group's investment in and share of income from such entities follows:

	2003	2002
Assets:
Investment properties, at cost	$75,636,988	$76,414,654
Cash and cash equivalents	3,769,066	5,360,833
Tenant receivables, net	2,259,996	1,771,241
Deferred Costs and Other Assets	2,819,285	2,199,706

Total assets	$84,485,335	$85,746,434

Liabilities and Partners' Equity
Mortgage and other indebtedness	$70,717,291	$70,474,345
Accounts payable and accrued expenses	3,865,203	3,280,787
Deferred revenue and other liabilities	256,820	544,554
Due to affiliates	83,886	103,586

Total liabilities	74,923,200	74,403,272

Partners' equity	9,562,135	11,343,162

Total liabilities and partners' equity	$84,485,335	$85,746,434

Kite Property Group's share of total assets	$35,147,181	$36,099,694

Kite Property Group's share of Partners' equity (deficit)	$(594,986)	$189,951

Kite Property Group's share of mortgage and other indebtedness	$33,645,132	$33,946,328

        As of December 31, 2003, scheduled principal repayments on joint venture indebtedness was as follows:

2004	$30,775,805
2005	1,115,365
2006	700,848
2007	751,370
2008	1,705,813
Thereafter	35,668,090

Total	$70,717,291

        The Principals have guaranteed 35% of the outstanding joint venture debt.

	2003	2002	2001
Revenue:
Minimum rent	$9,594,584	$8,529,423	$7,836,155
Tenant reimbursements	2,025,221	2,382,710	2,110,567
Other property related revenue	866,440	4,123,366	2,384,791

Total revenue	12,486,245	15,035,499	12,331,513

Expenses:
Property operating	4,599,982	3,400,189	4,273,149
Real estate taxes	1,087,605	1,081,005	555,180
Depreciation and amortization	3,533,981	2,546,833	2,179,703

Total expenses	9,221,568	7,028,027	7,008,032

Operating income	3,264,677	8,007,472	5,323,481
Interest expense	4,107,454	3,766,454	4,112,490
Gain (loss) on sale of assets	1,642,708	(44,392)	—

Net income	799,931	4,196,626	1,210,991
Third-party investors' share of net income	451,874	2,399,962	1,001,015

Kite Property Group's share of net income	$348,057	$1,796,664	$209,976

5.    Long Term Debt

        Mortgage and other indebtedness consist of the following at December 31, 2003 and 2002:

	Balance at December 31,
Description
	2003	2002
Line of credit
Maximum borrowing level of $4 million available through December 16, 2005; interest at the greater of Prime +0.50% or 4.50%;	$2,218,020	$3,118,906
Construction Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2006; interest rates at Prime+.25%-.50% and LIBOR+1.85%-2.15%, ranging from 2.90% to 4.50%	36,711,972	14,761,962
Mortgage Notes Payable—Fixed Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2018; interest rates ranging from 5.00% to 11.00%	49,882,309	37,892,619
Mortgage Notes Payable—Variable Rate
Generally due in monthly installments of principal and interest and mature at various dates through 2006; interest rates at Prime+ .25% and LIBOR +2.00%-2.50%, ranging from 3.10% to 4.25%	52,685,988	2,937,081

Total mortgage and other indebtedness	$141,498,289	$58,710,568

        The prime rates were 4.00% and 4.25% and the 6 month LIBOR rates were 1.12% and 1.4175% as of December 31, 2003 and 2002, respectively.

        The line of credit and the mortgage and construction notes are secured by the respective investment properties and the assignment of rents and leases, along with the personal guarantees of certain of the Principals. The mortgage and construction notes contain restrictive covenants which, among other things, include the maintenance of debt service coverage ratios.

        The fair value of Kite Property Group's fixed rate indebtedness as of December 31, 2003 was $52.3 million, based on a discount rate assumed in the calculation of 5.7%.

        At December 31, 2003, scheduled principal repayments on long-term debt were as follows:

2004	$43,145,487
2005	48,647,741
2006	12,141,260
2007	1,659,412
2008	738,759
Thereafter	35,165,630

Total	$141,498,289

6.    Rentals Under Operating Leases

        Kite Property Group receives rental income from the leasing of retail and commercial space under operating leases. Future minimum rentals to be received under noncancellable operating leases for each of the next five years and thereafter, excluding tenant reimbursements of operating expenses, as of December 31, 2003, are as follows:

2004	$13,029,707
2005	12,975,872
2006	12,772,694
2007	12,448,253
2008	11,866,813
Thereafter	83,294,671

Total	$146,388,010

Lease Commitments

        Kite Property Group is obligated under four ground leases for approximately 22 acres of land with two landowners which require fixed annual rent. The expiration dates of the initial terms of these ground leases range from 2012 to 2017. Ground lease expense incurred by Kite Property Group for the years ended December 31, 2003, 2002 and 2001 was $255,241, $136,800, and $125,400. Future minimum lease payments due under such leases for the next five years ending December 31 and thereafter are as follows:

2004	$316,820
2005	316,800
2006	316,800
2007	316,800
2008	326,800
Thereafter	2,407,200

Total	$4,001,220

7.    Commitments and Contingencies

        Kite Property Group is not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against Kite Property Group other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Company's combined financial position or combined results of operations.

8.    Employee 401(k) Plan

        Kite Property Group maintains a 401(k) plan for employees under which it matches 25% of the employee's contribution up to 3% of the employee's salary not to exceed an annual maximum of $750. Kite Property Group contributed to this plan $25,608, $23,229, and $18,825 for the years ended December 31, 2003, 2002 and 2001, respectively.

9.    Transactions With Related Parties

        Common costs for management, leasing, development, consulting, accounting, legal, marketing and management information systems are allocated to the various Kite Property Group entities and certain Kite entities not included as part of the Kite Property Group using assumptions that management believes are reasonable. Common costs recovered from the Kite excluded entities for the years ended December 31, 2003, 2002 and 2001 were $1,461,128, $2,757,816, and $2,695,095, respectively.

        Kite Property Group received subcontractor interior construction services totaling $3,017,162, $5,489,760 and $962,449 from Kite. Inc. during 2003, 2002 and 2001, respectively. Interior construction services to be provided in 2004 that are under contract at December 31, 2003 total approximately $375,000. The amounts payable to Kite, Inc. as of December 31, 2003 and 2002 were $496,138 and $447,346, respectively and are included in accounts payable in the accompanying combined balance sheets.

10.    New Accounting Pronouncements

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS No. 145"). Among other items, SFAS No. 145 rescinds SFAS No. 4, "Reporting of Gains and Losses from Extinguishment of Debt" and "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria for classification as extraordinary items. The effects of this pronouncement results in gains and losses related to debt transactions to be classified in income from continuing operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 significantly changes the current practice in the accounting for, and disclosure of, guarantees. Guarantees and indemnification agreements meeting the characteristics described in FIN 45 are required to be initially recorded as a liability at fair value. FIN 45 also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of having to make payment under the guarantee is remote. The disclosure requirements within FIN 45 are effective for financial statements for annual and interim periods ending after December 15, 2002. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. As of December 31, 2003, Kite Property Group has not guaranteed any indebtedness of others.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which explains how to identify variable interest entities ("VIE") and how to assess whether to consolidate such entities. The Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003. For VIEs formed prior to January 31, 2003, the provisions of this interpretation apply to the first fiscal year or interim period ending after March 31, 2004. Kite Property Group is currently evaluating the impact of this interpretation.

11.    Subsequent Events

        In January and March of 2004, Kite Property Group entered into agreements to acquire four neighborhood shopping centers: Plaza at Cedar Hill, located in Cedar Hill, Texas, for $38.7 million (including debt assumed of $27.5 million); Cedar Hill Village, also located in Cedar Hill, Texas, for $6.8 million; Publix at Acworth, located in Atlanta, Georgia, for $9.2 million; and Silver Glen Crossings, located in South Elgin, Illinois, for $23.4 million. The Silver Glen Crossings purchase closed on April 1, 2004, using advances from an affiliated entity of $4 million and proceeds from the Lehman Commercial Paper Inc. loan described below. The Plaza at Cedar Hill, Cedar Hill Village, and Publix at Acworth acquisitions will close using proceeds from the Lehman Commercial Paper Inc. loan described below or the planned public offering.

        In January 2004, Kite Property Group, through a related entity, purchased land in Puyallup, Washington for approximately $1.9 million. In addition, in March 2004, Kite Property Group, through a related entity, purchased a property in Indianapolis, Indiana, for approximately $1.9 million. These assets will be contributed to the Operating Partnership in connection with the planned business combination.

        In February and March 2004, Boulevard Crossing and Circuit City Plaza opened for business.

        On April 1, 2004, the Principals entered into a loan facility agreement with Lehman Commercial Paper Inc. for $75 million. This loan can be used to acquire certain properties and is to be disbursed as Kite Property Group, through related entities, completes acquisitions. On April 1, 2004, approximately $19.4 million was borrowed relating to the Silver Glen Crossings acquisition.

        Interest accrues on the outstanding balance at 6.59% through April 9, 2004 and at LIBOR plus 5.50% thereafter. Interest is payable on the tenth day of each month. All amounts borrowed are due and payable on the earlier of the completion of the planned business combination or April 10, 2005.

        The loan facility is secured by all properties purchased with the proceeds received under the facility and certain other interests pledged by the Principals. The loan facility agreement also provides for fees including a non-use fee, an administration fee, an registration fee, and an exit fee. The loan facility agreement requires that the borrowers enter into an interest rate cap agreement by September 1, 2004 should the debt still be outstanding and includes covenants for properties acquired by the proceeds.

        On April 1, 2004, Kite West 86th Street, LLC (Traders Point) entered into a construction loan with Huntington Bank with a commitment of $40 million at a floating rate of LIBOR + 235 basis points. The maturity date is October 5, 2006. The entity also entered into a mezzanine loan with Huntington Bank with a principal balance of $3,200,000 at a fixed rate of 12% current pay with a 14% IRR look-back. The maturity date is September 30, 2006.

        On April 1, 2004, Kite West 86th Street III, LLC entered into an acquisition loan with Huntington Bank with a principal balance of $533,000 at a floating rate of Prime and to finance certain land at Traders Point held for future development. The maturity date is October 5, 2006.

        On April 1, 2004, Noblesville Partners, LLC (Stoney Creek Commons) increased the availability under the line of credit with First Indiana Bank from $4 million to $7.7 million at a floating rate of Prime + 50 basis points and borrowed an additional $3.5 million. The new maturity date is October 31, 2004.

        On March 31, 2004, Kite Shadeland, LLC (Mid-America Clinical Labs) extended its loan with National City Bank for a new principal amount of $13,410,000 (from $13,313,000) at a floating interest rate of LIBOR + 220 basis points. The new maturity date is February 25, 2005.

        On March 5, 2004, in connection with a pending loan application with Wachovia Bank, N.A. totaling approximately $40 million, we entered into forward US Treasury rate locks with Wachovia. The term of the rate locks is for six months with a one month extention option. We locked the five year Treasury at a rate of 2.80% (with a notional amount of $30 million) and the ten year Treasury at a rate of 3.84% (with a notional amount of $10 million). In connection with the lock agreement, a letter of credit in the amount of $1.2 million was required. Additional fees may be required to be paid to Wachovia under certain circumstances.

        On March 4, 2004, Kite West 86th Street II, LLC (Traders Point II) entered into an acquisition loan with Whitaker Bank with a principal balance of $2,100,000 and a floating interest rate of Prime + 100 basis points to acquire land adjacent to Traders Point. The maturity date is March 4, 2005.

        On March 4, 2004, 82nd & Otty, LLC entered into a construction loan with Keybank with a commitment of $1.792 million at a floating rate of LIBOR + 225 basis point. The maturity date is November 1, 2004.

        On January 30, 2004, 176th & Meridian, LLC entered into a construction loan with LaSalle Bank with a principal balance of $4,835,000 at a floating interest rate of LIBOR + 190 basis points. The maturity date is July 31, 2005.

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group Trust:

        We have audited the statement of revenues and certain expenses of Kings Lake Square (the "Shopping Center") for the year ended December 31, 2002. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Kings Lake Square

Statement of Revenues and Certain Expenses

Year Ended December 31, 2002

Revenues:
Base rents	$989,014
Tenant reimbursements	156,560

Total rental revenue	1,145,574
Certain expenses:
Utilities	12,036
Insurance	18,725
Repairs and maintenance	7,848
Real estate taxes	67,019
Management fee	45,941
Other operating expenses	63,979

Total certain expenses	215,548

Revenues in excess of certain expenses	$930,026

See accompanying notes.

Kings Lake Square

Notes to Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2002

1.    Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Kings Lake Square (the "Shopping Center"), a shopping center located in Naples, Florida (the "Property"). The Property has approximately 85,000 square feet of gross leasable area.

        On June 10, 2003 Kite Property Group, through Kite Kings Lake LLC, completed the acquisition of the Shopping Center from an unaffiliated third party for $11,230,000.

        The accompanying historical statement of revenue and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimate and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Three of the Shopping Center's tenants constitute approximately 48% of rental revenue for the year ended December 31, 2002.

2.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2002 under noncancellable operating leases are as follows:

2003	$924,172
2004	950,625
2005	880,509
2006	689,229
2007	431,586
Thereafter	549,981

Total	$4,426,102

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Shops at Eagle Creek ("Shopping Center") for the year ended September 30, 2002. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Shops at Eagle Creek

Statement of Revenues and Certain Expenses

Year Ended September 30, 2002

Revenues:
Base rents	$584,720
Tenant reimbursements	179,109

Total rental revenue	763,829
Certain expenses:
Utilities	17,072
Insurance	18,127
Repairs and maintenance	50,332
Real estate taxes	68,502
Other operating expenses	54,535

Total certain expenses	208,568

Revenues in excess of certain expenses	$555,261

See accompanying notes.

Shops at Eagle Creek

Statement of Revenues and Certain Expenses

Year Ended September 30, 2002

1.    Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of the Shops at Eagle Creek, a shopping center located in Naples, Florida (the "Shopping Center"). The Shopping Center has approximately 72,000 square feet of gross leasable area.

        On July 9, 2003, Kite Property Group, through Kite Eagle Creek LLC, completed the acquisition of the Shopping Center from an unaffiliated third party for $8,000,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimate and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        One of the Shopping Center's tenants constitutes approximately 68% of rental revenue for the year ended September 30, 2002.

2.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of September 30, 2002 under noncancellable operating leases are as follows:

2003	$571,144
2004	541,530
2005	459,282
2006	430,957
2007	426,448
Thereafter	3,149,361

Total	$5,578,722

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Publix at Acworth ("Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Publix at Acworth

Statement of Revenues and Certain Expenses

Year Ended December 31, 2003

Revenues:
Base rents	$800,741
Tenant reimbursements	185,776

Total rental revenue	986,517
Certain expenses:
Utilities	25,391
Insurance	22,262
Repairs and maintenance	15,084
Real estate taxes	79,430
Management fee	39,137
Other operating expenses	36,379

Total certain expenses	217,683

Revenues in excess of certain expenses	$768,834

See accompanying notes.

Publix at Acworth

Notes to Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2003

1. Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Publix at Acworth, a shopping center located in Acworth, Georgia (the "Shopping Center"). The Shopping Center has approximately 70,000 square feet of gross leasable area.

        In January 2004, Kite Property Group, through a related entity, entered into an agreement to purchase the Shopping Center from an unaffiliated third party for $9,200,000.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimate and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Property's operating expenses and real estate taxes. Property operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Three of the Shopping Center's tenants constitute approximately 65% of rental revenue for the year ended December 31, 2003.

2. Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$838,471
2005	839,017
2006	812,753
2007	744,765
2008	679,027
Thereafter	3,468,580

Total	$7,382,613

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the combined statement of revenues and certain expenses of Plaza at Cedar Hill and Cedar Hill Village (the "Shopping Centers") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Centers' management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Centers' revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Centers as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 5, 2004

Plaza at Cedar Hill and Cedar Hill Village

Combined Statement of Revenues and Certain Expenses

Year Ended December 31, 2003

Revenues:
Base rents	$3,956,707
Tenant reimbursements	1,153,805

Total rental revenue	5,110,512
Certain expenses:
Utilities	130,669
Insurance	109,276
Repairs and maintenance	190,331
Real estate taxes	778,128
Management fees	177,246
Other operating expenses	22,596

Total certain expenses	1,408,246

Revenues in excess of certain expenses	$3,702,266

See accompanying notes.

Plaza at Cedar Hill and Cedar Hill Village

Notes to Combined Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2003

1.    Basis of Presentation

        The accompanying historical combined statement of revenue and certain expenses relates to the operation of Plaza at Cedar Hill and Cedar Hill Village, two commonly owned shopping centers located in Cedar Hill, Texas (the "Shopping Centers"). The Shopping Centers have approximately 344,000 square feet of gross leasable area.

        In January 2004, Kite Property Group, through a related entity, entered into a contract to acquire the Shopping Centers from an unaffiliated third party for $44,700,000.

        The accompanying historical combined statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Centers have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Centers.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimate and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Centers are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Centers' operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

2.    Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Centers as of December 31, 2003 under noncancellable operating leases are as follows:

2004	$4,041,776
2005	3,958,962
2006	3,311,134
2007	3,227,022
2008	3,155,912
Thereafter	15,758,810

Total	$33,453,616

REPORT OF INDEPENDENT AUDITORS

To Management of Kite Property Group:

        We have audited the statement of revenues and certain expenses of Silver Glen Crossings (the "Shopping Center") for the year ended December 31, 2003. The financial statement is the responsibility of the Shopping Center's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form S-11 of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Center's revenues and expenses.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Center as described in Note 1 for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
March 25, 2004

Silver Glen Crossings

Statement of Revenues and Certain Expenses

Year Ended December 31, 2003

Revenues:
Base rents	$1,522,898
Tenant reimbursements	382,800

Total rental revenue	1,905,698
Certain expenses:
Utilities	47,622
Insurance	44,937
Repairs and maintenance	112,821
Real estate taxes	265,395
Management fee	48,000

Total certain expenses	518,775

Revenues in excess of certain expenses	$1,386,923

See accompanying notes.

Silver Glen Crossings

Notes to Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2003

1.     Basis of Presentation

        The accompanying historical statement of revenues and certain expenses relates to the operation of Silver Glen Crossings, a shopping center located in South Elgin, Illinois (the "Shopping Center"). The Shopping Center has approximately 138,000 square feet of gross leasable area.

        In March 2004, Kite Property Group, through a related entity, entered into an agreement to purchase the Shopping Center from an unaffiliated third party for $23.2 million.

        The accompanying historical statement of revenues and certain expenses has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Center have been excluded from the accompanying historical statement. The excluded expenses consist primarily of depreciation and interest. Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenues and expenses or comparable to the proposed future operations of the Shopping Center.

        The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimate and assumptions that affect the amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

        The Shopping Center is being leased to multiple under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Center's operating expenses and real estate taxes. Shopping Center operating expenses include insurance, security, utilities, repairs and maintenance and other related costs. The recoverable portion of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

        Five of the Shopping Center's tenants constitute approximately 70% of rental revenue for the year ended December 31, 2003.

2.     Future Minimum Rents Schedule

        Future minimum lease payments to be received by the Shopping Center as of December 31, 2003 under non-cancelable operating leases are as follows:

2004	$1,570,807
2005	1,579,437
2006	1,601,194
2007	1,285,511
2008	846,657
Thereafter	9,777,301

Total	$16,660,907

REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

To the Board of Trustees Kite Realty Group Trust:

        We have audited the combined financial statements of Kite Property Group as of December 31, 2003 and for the year then ended, and have issued our report thereon dated April 2, 2004 (included elsewhere in this Form S-11). Our audit also included "Schedule III: Combined Real Estate and Accumulated Depreciation" as of December 31, 2003, for Kite Property Group included in the Form S-11. This schedule is the responsibility of management. Our responsibility is to express an opinion based on our audit.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                        ERNST & YOUNG LLP

Indianapolis, Indiana
April 2, 2004

KITE PROPERTY GROUP
SCHEDULE III
COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION

		Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Carry Amount Close of Period
Name	Encumbrances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Year Built / Renovated	Year Acquired
Retail Properties
Shops at Eagle Creek	$11,968,246	$8,257,760	$6,933,825	$200,087	$—	$8,457,847	$6,933,825	$15,391,672	$156,411	1998	2003
King's Lake Square	9,009,840	4,492,000	7,791,526	—	—	4,492,000	7,791,526	12,283,526	188,613	1986	2003
Ridge Plaza	17,540,000	4,565,000	17,509,760	—	526,003	4,565,000	18,035,763	22,600,763	490,434	2002	2003
Preston Commons	4,709,723	936,000	2,695,739	—	419,793	936,000	3,115,532	4,051,532	289,007	2002	NA
Whitehall Pike	10,212,098	3,597,857	6,041,940	—	—	3,597,857	6,041,940	9,639,797	1,489,883	1999	NA
Stoney Creek Commons	2,218,020	1,624,881	—	—	—	1,624,881	—	1,624,881	—	2000	NA

Total Retail Properties	55,657,927	23,473,498	40,972,790	200,087	945,796	23,673,585	41,918,586	65,592,171	2,614,348
Commercial Properties
PEN Products Warehouse	5,448,419	NA	5,369,382	NA	—	NA	5,369,382	5,369,382	22,261	2003	NA
Mid-America Clinical Labs	13,312,549	1,100,000	11,695,705	—	79,778	1,100,000	11,775,483	12,875,483	544,870	1995/2002-2003	NA
Thirty South	23,500,000	899,446	15,771,390	—	—	899,446	15,771,390	16,670,836	834,923	1905/1929/2002	2001
Union Station Parking Garage	2,300,000	783,627	2,163,598	—	78,264	783,627	2,241,862	3,025,489	129,719	1986	2001

Total Commercial Properties	44,560,968	2,783,073	35,000,075	—	158,042	2,783,073	35,158,117	37,941,190	1,531,773
Development Properties
Indiana State Motor Pool	—	—	79,867			—	79,867	79,867
Geist Pavilion	1,421,960	1,300,000	197,057			1,300,000	197,057	1,497,057
82nd & Otty	—	—	187,080			—	187,080	187,080
Frisco Bridges	1,161,215	3,502,635	—			3,502,635	—	3,502,635
Circuit City Plaza	2,525,192	2,050,000	1,203,368			2,050,000	1,203,368	3,253,368
Greyhound Commons	1,832,548	1,844,777	65,339			1,844,777	65,339	1,910,116
Kite Greyhound III	143,988	229,143	—			229,143	—	229,143
Eagle Creek Phase II	1,812,500	1,965,731	—			1,965,731	—	1,965,731
Boulevard Crossing	8,534,450	4,063,040	5,673,349			4,063,040	5,673,349	9,736,389
Weston Park	3,413,000	3,431,044	131,593			3,431,044	131,593	3,562,637
Kite Spring Mill II	—	100,010	—			100,010	—	100,010
Traders Point	10,444,785	11,081,458	1,010,376			11,081,458	1,010,376	12,091,834
Cool Creek Commons	6,261,394	6,582,650	—			6,582,650	—	6,582,650
50th & 12th	3,478,362	2,932,718	1,050,532			2,932,718	1,050,532	3,983,250

Total Development Properties	41,029,394	39,083,206	9,598,561	—	—	39,083,206	9,598,561	48,681,767

Grand Total	$141,248,289	$65,339,777	$85,571,426	$200,087	$1,103,838	$65,539,864	$86,675,264	$152,215,128	$4,146,121

See accompany notes.

Kite Property Group
Notes to Schedule III
Combined Real Estate and Accumulated Depreciation

(1) Reconciliation of Investment Properties:

        The changes in investment properties for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Balance, beginning of year	$54,745,885	$36,460,132	$11,167,539
Acquisitions	49,247,383	—	—
Improvements	48,332,045	19,357,865	25,292,593
Disposals (tenant improvements and outlots)	(110,185)	(1,072,112)	—

Balance, end of year	$152,215,128	$54,745,885	$36,460,132

        The unaudited aggregate cost of investment properties for federal tax purposes as of December 31, 2003 was $148,306,793.

(2) Reconciliation of Accumulated Depreciation:

        The changes in accumulated depreciation and amortization for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Balance, beginning of year	$2,022,087	$999,076	$720,540
Depreciation and amortization expense	2,145,696	1,023,011	278,536
Disposals	(21,662)	—	—

Balance, end of year	$4,146,121	$2,022,087	$999,076

        Depreciation of investment properties reflected in the statement of operations is calculated over the estimated original lives of the assets as follows:

Buildings	35 years
Buildings Improvements	10-35 years
Tenant Improvements	term of related lease

                           Shares

Kite Realty Group Trust

Common Shares

PROSPECTUS
             , 2004

LEHMAN BROTHERS
WACHOVIA SECURITIES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

        The following table itemizes the expenses expected to be incurred by the Company in connection with this offering. All amounts are estimated except for the SEC registration fee and the NASD Fee.

SEC registration fee		$38,010
NASD fee
New York Stock Exchange Listing Fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

Indemnification Insurance Costs (see Item 34)		*

*
To be completed by amendment.

Item 32. Sales to Special Parties

        None.

Item 33. Recent Sales of Unregistered Securities

        Upon our formation, Alvin E. Kite, Jr. was issued 100 common shares for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

        In connection with our formation transactions, units of limited partnership in our operating partnership and common shares will be issued to certain persons transferring interests in the property entities and certain other assets to us in consideration of the transfer of such interests and assets. All of such persons irrevocably committed to the transfer of such interests and assets properties prior to the filing of this Registration Statement. The issuance of such units and shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34. Indemnification of Directors and Officers

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        Our declaration of trust provides that we (a) shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee, and (b) may indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former officer or any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former officer, partner, employee or agent of our company. We have the power, with the approval of our board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35. Treatment of Proceeds from Stock Being Registered

        None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)
Financial Statements, all of which are included in the Prospectus:

        See Index to Financial Statements.

(b)
Exhibits

Exhibit No.
1.1	*	Form of Underwriting Agreement
3.1	*	Form of Declaration of Trust of the Company
3.2	*	Form of Bylaws of the Company
5.1	*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1	*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1	*	Form of Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P.
10.2	*	Contribution Agreement dated as of April 5, 2004 by and among Kite Realty Group, L.P., Alvin E. Kite, Jr., John A. Kite, Paul W. Kite, Thomas K. McGowan, Daniel R. Sink, George F. McMannis and Mark Jenkins.
10.3	*	Form of Merger Agreement between the Comany and the Service Companies
10.4	*	Form of Employment Agreement between the Company and its senior managers.
10.5	*	2004 Equity Incentive Plan of the Company
10.6	*	Form of Option Agreement among the Company Alvin E. Kite, Jr., John A. Kite, Paul W. Kite and Thomas K. McGowan.
23.1		Consent of Ernst & Young LLP
99.1		Consent of Mr. Michael L. Smith to be named as a trustee nominee.
99.2		Consent of Mr. William E. Bindley to be named as a trustee nominee.
99.3		Consent of Mr. Eugene Golub to be named as a trustee nominee.
99.4		Consent of Mr. Richard A. Cosier to be named as a trustee nominee.
99.5		Consent of Mr. Gerald L. Moss to be named as a trustee nominee.

*
To be filed by amendment.

Item 37. Undertakings

        The Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, state of Indiana, on April 6, 2004.

KITE REALTY GROUP TRUST
By:	/s/ JOHN A. KITE John A. Kite Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints John A. Kite and Daniel R. Sink, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ALVIN E. KITE, JR. Alvin E. Kite, Jr.	Chairman of the Board of Trustees	April 6, 2004
/s/ JOHN A. KITE John A. Kite	Chief Executive Officer, President and Trustee (Principal Executive Officer)	April 6, 2004
/s/ DANIEL R. SINK Daniel R. Sink	Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2004

EXHIBIT INDEX

Exhibit No.
1.1*	Form of Underwriting Agreement
3.1*	Form of Declaration of Trust of the Company
3.2*	Form of Bylaws of the Company
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1*	Form of Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P.
10.2*	Contribution Agreement dated as of April 5, 2004 by and among Kite Realty Group, L.P., Alvin E. Kite, Jr., John A. Kite, Paul W. Kite, Thomas K. McGowan, Daniel R. Sink, George F. McMannis and Mark Jenkins.
10.3*	Form of Merger Agreement between the Comany and the Service Companies
10.4*	Form of Employment Agreement between the Company and its senior managers.
10.5*	2004 Equity Incentive Plan of the Company
10.6*	Form of Option Agreement among the Company Alvin E. Kite, Jr., John A. Kite, Paul W. Kite and Thomas K. McGowan.
23.1	Consent of Ernst & Young LLP
99.1	Consent of Mr. Michael L. Smith to be named as a trustee nominee.
99.2	Consent of Mr. William E. Bindley to be named as a trustee nominee.
99.3	Consent of Mr. Eugene Golub to be named as a trustee nominee.
99.4	Consent of Mr. Richard A. Cosier to be named as a trustee nominee.
99.5	Consent of Mr. Gerald L. Moss to be named as a trustee nominee.

*
To be filed by amendment.